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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37172


Dear Stockholder:

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    The board of directors of ThermoLase Corporation and a special committee of the board have approved a merger agreement with Thermo Electron Corporation, its ultimate parent corporation.

    We will hold a special stockholders' meeting on Monday, August 14, 2000 at 11:00 a.m. local time at the offices of Thermo Electron, 81 Wyman Street, Waltham, Massachusetts at which we will ask you to adopt the merger agreement. If the merger agreement is adopted:

    - ThermoLase will become an indirect wholly-owned subsidiary of Thermo Electron; and

    - You will receive between 0.198 and 0.132 shares of Thermo Electron common stock, depending on the price of Thermo Electron's common stock for the 20 trading days prior to the effective date of the merger, in exchange for each of your shares of ThermoLase common stock.

    The number of shares that you will receive will be calculated using the formula set forth in the section called "THE MERGER--Conversion of Securities" of this proxy statement-prospectus. Please read this information carefully. Because the formula will be adjusted for changes in the price of Thermo Electron's common stock, you may not know at the time of the stockholders' meeting exactly how many shares of Thermo Electron common stock you will receive.


    On July 13, 2000, Thermo Electron's common stock closed at $23.125 per share. The average closing price of Thermo Electron stock for the 20 trading days prior to this date was $20.91 per share. If, for example, July 13, 2000 was the effective date of the merger, under the terms of the merger you would receive .132 shares of Thermo Electron common stock per ThermoLase share. Thermo Electron's common stock is listed on the New York Stock Exchange under the symbol "TMO".


    PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS REGARDING THERMOLASE, THERMO ELECTRON AND THE MERGER, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION CALLED "RISK FACTORS" BEGINNING ON PAGE 10.

    NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE THERMO ELECTRON COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement-prospectus is dated July 14, 2000 and was first mailed to stockholders on or about July 17, 2000.



                                          GERALD FELDMAN
                                          President and Chief Executive Officer

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                           NOTICE OF SPECIAL MEETING


                                                                   July 14, 2000


TO THE STOCKHOLDERS OF
THERMOLASE CORPORATION

    I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the stockholders of ThermoLase Corporation, which will be held on Monday, August 14, 2000, at 11:00 a.m., local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof. The purposes of the special meeting are:

    1. To consider and vote on a proposal to adopt a merger agreement dated as of December 14, 1999, by and among ThermoLase, Thermo Electron and ThermoLase Acquisition Corporation, an indirect wholly-owned subsidiary of Thermo Electron. The merger agreement provides that ThermoLase Acquisition will be merged with and into ThermoLase. In the merger, each stockholder of ThermoLase, other than Thermo Electron and ThermoTrex Corporation, will receive between 0.198 and 0.132 shares of Thermo Electron common stock, subject to adjustment as described in the enclosed proxy statement-prospectus, of the common stock of Thermo Electron for each outstanding share of common stock of ThermoLase owned by each stockholder prior to the effective time of the merger. The merger agreement is attached as Appendix A to and is described in the enclosed proxy statement-prospectus.

    2. To transact any other business that properly comes before the special meeting.

    Only stockholders of record at the close of business on July 13, 2000 will receive notice of and be able to vote at the special meeting.

    The enclosed proxy statement-prospectus describes the merger agreement, the proposed merger and the actions to be taken in connection with the merger. The holders of a majority of the outstanding shares of ThermoLase common stock entitled to vote must be present or represented by proxy at the special meeting in order to constitute a quorum for the transaction of business. It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether or not you are able to be at the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed proxy statement-prospectus at any time before it is voted at the special meeting.

    This notice, the enclosed proxy card and the enclosed proxy statement-prospectus are sent to you by order of ThermoLase's board of directors.

                                          SANDRA L. LAMBERT
                                          Secretary
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                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................       1
  Date, Time and Place of the Special Meeting...............       1
  Purpose of the Special Meeting............................       1
  Record Date and Quorum....................................       1
  Vote Required and Revocation of Proxies...................       1
  Parties to the Merger.....................................       2
  The Merger................................................       3
  Federal Income Tax Consequences...........................       3
  Exchange of Shares........................................       3
  Effect of the Merger on ThermoLase Stock Options, Units
    and Debentures..........................................       4
  The Special Committee's and the Board's Recommendation....       4
  Opinion of Financial Advisor..............................       4
  Purpose and Reasons of Thermo Electron for the Merger.....       5
  Purpose and Reasons of ThermoLase for the Merger..........       5
  Position of Thermo Electron as to Fairness of the
    Merger..................................................       5
  Conflicts of Interest.....................................       5
  Conditions to the Merger..................................       6
  Termination and Expenses..................................       6
  Accounting Treatment......................................       6
  Regulatory Approvals......................................       6
  Restrictions on Sales of Shares by Affiliates of
    ThermoLase and Thermo Electron..........................       6
  Disssenters' and Appraisal Rights.........................       6
  Comparison of Rights of Holders of ThermoLase and Thermo
    Electron Common Stock...................................       7
  Forward-Looking Statements in this Proxy
    Statement-Prospectus....................................       7
  Comparative Per Share Market Price Data...................       7
  Other Questions...........................................       7
  Unaudited Pro Forma Combined Selected Financial
    Information.............................................       8

RISK FACTORS................................................      10
  Risks Related to Thermo Electron's Reorganization.........      10
  Risks Related to Thermo Electron's Business and Financial
    Condition...............................................      12

THE MERGER..................................................      15
  General...................................................      15
  Background: Thermo Electron Spin-Outs and Reorganization
    Plans...................................................      15
  Background: The Merger....................................      16
  The Special Committee's and the Board's Recommendation....      22
  Opinion of Financial Advisor..............................      26
  Purpose and Reasons of Thermo Electron for the Merger.....      36
  Purpose and Reasons of ThermoLase for the Merger..........      37
  Position of Thermo Electron as to Fairness of the
    Merger..................................................      37
  Conflicts of Interest.....................................      38
  Effects of the Merger.....................................      39
  Conduct of ThermoLase's Business After the Merger.........      39
  Conduct of the Business of ThermoLase if the Merger is Not
    Consummated.............................................      39
  Conversion of Securities..................................      40
  Effect of the Merger on ThermoLase Stock Options, Units
    and Debentures..........................................      41
  Deferred Compensation Plan for Directors..................      41


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
                                                                PAGE
                                                              --------
  Transfer of Shares........................................      42
  Representations and Warranties............................      42
  Covenants.................................................      43
  Conditions................................................      43
  Indemnification and Insurance.............................      44
  Termination, Amendment and Waiver.........................      45
  Expenses..................................................      47
  Accounting Treatment......................................      47
  Regulatory Approvals......................................      47
  Restrictions on Sales of Shares by Affiliates of
    ThermoLase and Thermo Electron..........................      47
  Listing on the New York Stock Exchange of Thermo Electron
    Common Stock to be
    Issued in the Merger....................................      48
  Dissenters' and Appraisal Rights..........................      48
  Comparative Per Share Market Price Data...................      48

THE SPECIAL MEETING.........................................      49
  Proxy Solicitation........................................      49
  Record Date and Quorum Requirement........................      49
  Voting Procedures.........................................      49
  Voting and Revocation of Proxies..........................      50
  Effective Time............................................      50

SELECTED FINANCIAL INFORMATION--THERMO ELECTRON.............      51

SELECTED FINANCIAL INFORMATION--THERMOLASE..................      52

FEDERAL INCOME TAX CONSEQUENCES.............................      53

PROJECTED FINANCIAL DATA....................................      54
  Projections...............................................      55

INFORMATION ABOUT THERMO ELECTRON, THERMOLASE AND THERMOLASE
  ACQUISITION...............................................      57
  Thermo Electron...........................................      57
  ThermoLase................................................      57
  ThermoLase Acquisition....................................      58

COMPARISON OF RIGHTS OF HOLDERS OF THERMOLASE AND THERMO
  ELECTRON COMMON STOCK.....................................      59
  Classes of Common Stock of ThermoLase and Thermo
    Electron................................................      59
  Classified Board of Directors.............................      60
  Number of Directors.......................................      60
  Removal of Directors......................................      60
  Filling Vacancies on the Board of Directors...............      61
  Stockholder Action by Written Consent.....................      61
  Ability to Call Special Meetings..........................      61
  Advance Notice Provisions for Stockholder Nominations and
    Proposals...............................................      61
  Amendment of Certificate of Incorporation.................      62
  Amendment of Bylaws.......................................      62
  Delaware Anti-Takeover Statute............................      63
  Indemnification of Directors and Officers.................      63
  Preferred Stock...........................................      63
  Stockholder Rights Plan...................................      64

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
                                                                PAGE
                                                              --------
RECENT DEVELOPMENTS.........................................      67

LEGAL OPINION...............................................      67

EXPERTS.....................................................      67

STOCKHOLDER PROPOSALS.......................................      67

WHERE YOU CAN FIND MORE INFORMATION.........................      68

  ThermoLase................................................      68

  Thermo Electron...........................................      68

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      70

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS........     F-1

APPENDIX A--Agreement and Plan of Merger....................     A-1

APPENDIX B--Opinion of Stonebridge Associates, LLC..........     B-1

APPENDIX C--Annual Report on Form 10-K of ThermoLase
  Corporation for the Fiscal Year ended October 2, 1999.....     C-1

APPENDIX D--Quarterly Report on Form 10-Q of ThermoLase
  Corporation for the Quarter ended April 1, 2000...........     D-1

                                    SUMMARY

    This summary highlights selected information from the proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents that are attached to this proxy statement-prospectus, including the merger agreement, which is attached as Appendix A and incorporated by reference into this proxy statement-prospectus. In addition, we incorporate by reference important business and financial information about Thermo Electron and ThermoLase into this proxy statement-prospectus. You can obtain that information without charge by following the instructions in the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 68 of this proxy statement-prospectus. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

DATE, TIME AND PLACE OF THE SPECIAL MEETING (SEE PAGE 49)

    The special meeting will be held on Monday, August 14, 2000, at 11:00 a.m., local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING (SEE PAGE 15)

    At the special meeting, the stockholders of ThermoLase will consider and vote on a proposal to adopt the merger agreement. The merger agreement provides that ThermoLase would merge with Thermo Electron and become an indirect wholly-owned subsidiary of Thermo Electron. Each outstanding share of common stock of ThermoLase, other than shares held by ThermoLase in treasury and shares held by Thermo Electron and ThermoTrex, would be converted automatically into the right to receive between 0.198 and 0.132 shares of common stock of Thermo Electron, depending on the price of Thermo Electron's common stock during the twenty trading days prior to the effective date of the merger, for each share of ThermoLase common stock owned by them. We refer to this fraction of a share of Thermo Electron common stock as the exchange ratio.

RECORD DATE AND QUORUM (SEE PAGE 49)


    You can vote at the special meeting if you owned ThermoLase common stock at the close of business on July 13, 2000, which is the record date for the special meeting. You are entitled to one vote for each share of ThermoLase common stock held by you on the record date. At the close of business on the record date, there were 39,622,063 shares of ThermoLase common stock outstanding. Holders of a majority of the outstanding shares of ThermoLase common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.


VOTE REQUIRED AND REVOCATION OF PROXIES (SEE PAGES 49 AND 50)

    Under Delaware law, holders of a majority of the outstanding shares of ThermoLase common stock entitled to vote at the special meeting must adopt the merger. Thermo Electron, which owns approximately 15.9% of the outstanding ThermoLase common stock, and ThermoTrex, a majority-owned subsidiary of Thermo Electron, which owns approximately 70.6% of the outstanding ThermoLase common stock, own enough shares of ThermoLase common stock to adopt the merger under Delaware law without the vote of any other holders of ThermoLase common stock. Thermo Electron has agreed to vote, or cause to be voted, all of the shares of ThermoLase common stock owned by Thermo Electron and its subsidiaries, including ThermoTrex, in favor of the merger agreement. See "THE SPECIAL MEETING--Voting Procedures."

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
    You may revoke your proxy at any time before your shares are voted at the special meeting by sending a written notice to the secretary of ThermoLase so that it is received prior to the special meeting, by executing and returning a later-dated proxy, or by voting in person at the special meeting. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

    If you send in your proxy card without instructions on to how to vote, your shares will be voted "FOR" the adoption of the proposed merger agreement.

    The board of directors of ThermoLase does not expect any other matters to be voted on at the special meeting. If any other matters do properly come before the special meeting, the people named on the accompanying proxy card will vote the shares represented by all properly executed proxies in their discretion. However, shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow more time to solicit additional votes "FOR" adoption of the merger agreement. See "THE SPECIAL MEETING--Voting Procedures."

    Please complete, sign and mail your proxy card in the enclosed envelope as soon as possible after you have read this proxy statement-prospectus. You should receive a proxy card from your broker if you hold your shares through a broker as nominee. You must return your proxy card or attend the special meeting in person in order for your vote to be counted.

PARTIES TO THE MERGER (SEE PAGES 57-58)

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including ThermoLase. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off to stockholders its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    Thermo Electron plans to take Thermo Ecotek Corporation, its electric power generation business, private. Although Thermo Electron no longer considers Thermo Ecotek a core business under its new strategy, Thermo Electron expects to retain Thermo Ecotek after it is taken private while Thermo Electron continues to evaluate how best to exit that business and create maximum value for Thermo Electron stockholders.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMOLASE

    ThermoLase operates in two business segments: hair removal and related activities, and health and beauty products. ThermoLase's hair removal segment developed SoftLight-Registered Trademark-, a proprietary system for the removal of unwanted hair. ThermoLase's health and beauty products, including skin-care, bath and body products, and dietary supplements, are manufactured and/or marketed by its Creative Beauty Innovations, Inc. subsidiary.

    ThermoLase's principal executive offices are located at 2055-C Luna Road, Carrollton, Texas 75006, and its telephone number is (781) 622-1000.

THERMOLASE ACQUISITION

    ThermoLase Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. ThermoLase Acquisition has not conducted any prior business.

    ThermoLase Acquisition's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THE MERGER (SEE PAGE 15)

    At the effective time of the merger, each share of ThermoLase common stock, other than shares held by ThermoLase in treasury and shares held by Thermo Electron and ThermoTrex, will be canceled and converted into the right to receive between 0.198 and 0.132 shares of Thermo Electron common stock, depending on the price of Thermo Electron's common stock. After the merger, ThermoLase will cease to be a publicly traded company. See "THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 53)

    The merger will be treated as a taxable exchange by the ThermoLase stockholders of their shares of ThermoLase common stock for shares of Thermo Electron common stock, and as a taxable exchange by the ThermoLase unit holders of their ThermoLase units (which currently consist of one share of ThermoLase common stock coupled with a right to have ThermoLase redeem such share for $20.25 in April 2001) for Thermo Electron units (which will consist of a fractional share of Thermo Electron common stock coupled with a right to have Thermo Electron redeem such fractional share for $20.25 in April 2001). Each ThermoLase stockholder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock received by the stockholder in the merger exceeds, or is less than, the stockholder's basis in the ThermoLase common stock exchanged in the merger. Similarly, each ThermoLase unit holder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron unit received in the merger exceeds, or is less than, the unit holder's basis in the ThermoLase unit surrendered. You should consult your own tax advisor for a full understanding of the merger's tax consequences. Additionally, no gain or loss will generally be recognized by ThermoLase, Thermo Electron or ThermoLase Acquisition as a result of the merger. Please read the section called "FEDERAL INCOME TAX CONSEQUENCES" for a fuller discussion of the tax consequences of the merger.

EXCHANGE OF SHARES

    You will receive detailed instructions regarding the surrender of your stock certificates from Thermo Electron's exchange agent, EquiServe, L.P., promptly following the effective time of the merger. You will receive certificates for Thermo Electron common stock as soon as practicable after the exchange agent receives your ThermoLase stock certificates and other required documents. Please do not send any stock certificates to Thermo Electron, ThermoLase or the exchange agent until you receive these instructions. If you are the record owner of your shares, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, your broker may charge you a fee. You should consult your broker or nominee to determine whether any charges will apply.

EFFECT OF THE MERGER ON THERMOLASE STOCK OPTIONS, UNITS AND DEBENTURES (SEE PAGE
41)

    Thermo Electron will assume options to purchase shares of ThermoLase common stock under ThermoLase's stock option plans at the effective time of the merger. The ThermoLase options will be exercisable for Thermo Electron common stock after the merger. The number of shares of Thermo Electron common stock underlying each option will equal the number of shares of ThermoLase common stock underlying the option before the merger, multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price for each assumed option will be calculated by dividing the exercise price of the ThermoLase stock option before the merger by the exchange ratio, rounded up to the nearest whole cent.

    In addition, the merger agreement provides that the ThermoLase units will be modified so that, following the merger, each unit will consist of a fractional share of Thermo Electron common stock, based on the same exchange ratio applicable to all stockholders, that will be redeemable in April 2001 for $20.25. The cash value of the redemption right will remain constant before and after the merger. Thermo Electron will use its best efforts to list the units, as modified, on the American Stock Exchange.

    After the merger, ThermoLase's 4 3/8% convertible subordinated debentures due August 2004 will be convertible into shares of Thermo Electron common stock, instead of ThermoLase common stock. The debentures are now convertible into ThermoLase common stock at a price of $17.385 per share. A total of $115 million principal amount of the debentures was outstanding as of May 31, 2000. Holders of the debentures will not have the right to require ThermoLase to redeem the debentures as a result of the merger. At an assumed exchange ratio of 0.132, the debentures would be convertible into Thermo Electron common stock at a conversion price of $131.70 per share.

    See "THE MERGER--Effect of the Merger on ThermoLase Stock Options, Units and Debentures."

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION (SEE PAGES 22-25)

    The board of directors of ThermoLase appointed a special committee of Dr. Carliss Y. Baldwin and Mr. I. MacAllister Booth, directors of ThermoLase who are not officers or employees of ThermoLase, ThermoLase Acquisition, ThermoTrex or Thermo Electron, and who are not directors of ThermoLase Acquisition, ThermoTrex or Thermo Electron, to review the proposed merger on behalf of the ThermoLase stockholders other than Thermo Electron, ThermoTrex and the officers and directors of each of Thermo Electron, ThermoTrex and ThermoLase. The special committee considered the opinion of Stonebridge Associates, LLC that the exchange ratio was fair from a financial point of view, as of the date of its opinion, to the public stockholders. Throughout this proxy statement-prospectus, the term "public stockholders" refers to all ThermoLase stockholders other than Thermo Electron, ThermoTrex and the officers and directors of each of Thermo Electron, ThermoTrex and ThermoLase. After careful consideration, the special committee determined that the merger is fair to the public stockholders. The special committee also recommended that the board of directors approve the merger agreement and recommend the merger agreement to the ThermoLase stockholders for adoption.

    The board of directors has approved the merger agreement, declared it to be advisable and recommends that the ThermoLase stockholders adopt the merger agreement.

OPINION OF FINANCIAL ADVISOR (SEE PAGES 26-36)

    Stonebridge Associates provided its opinion to the special committee on December 14, 1999, that, as of the date of its opinion, the consideration to be received in the merger was fair, from a financial point of view, to the public stockholders of ThermoLase. The full text of the written opinion of Stonebridge Associates dated December 14, 1999 is attached to this proxy statement-prospectus as

Appendix B. The opinion of Stonebridge Associates does not constitute a recommendation as to how any stockholder should vote on the merger. We urge you to read the opinion in its entirety.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER (SEE PAGE 36)

    Thermo Electron intends to undertake the merger in order to acquire all of the outstanding shares of ThermoLase common stock. In deciding to undertake the merger, Thermo Electron considered the following factors, among others:

    - uncertainty regarding ThermoLase's future growth prospects;

    - recent public capital market trends affecting small companies;

    - ThermoLase's debt;

    - the costs of, and the burdens on management associated with, being a public company; and

    - reducing the public information available to competitors about ThermoLase's business, which would result from ThermoLase no longer having to file reports with the SEC.

    Thermo Electron also considered the advantages and disadvantages of some alternatives to taking ThermoLase private, including leaving ThermoLase as a public majority-owned subsidiary. Thermo Electron considered the following factors, among others:

    - the relative lack of liquidity for the ThermoLase common stock;

    - the impact on its own common stock of the issuance of shares to the ThermoLase stockholders; and

    - the advancement of Thermo Electron's proposed corporate reorganization, in the form in which it was originally proposed, to reduce the number of its public subsidiaries.

PURPOSE AND REASONS OF THERMOLASE FOR THE MERGER (SEE PAGE 37)

    The purpose of ThermoLase for engaging in the transactions contemplated by the merger agreement was to become part of a larger operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. ThermoLase considered substantially the same factors that Thermo Electron did, as described above, in deciding to undertake the merger at the time the merger agreement was signed.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER (SEE PAGE 37)

    As of the date of the merger agreement, Thermo Electron adopted the findings, analysis and recommendations of ThermoLase's special committee and board on the fairness of the merger. Based solely on the findings, analysis and recommendations of the special committee and board, and its own review of the terms of the merger, Thermo Electron believes that the merger is both procedurally and substantively fair to the public stockholders and that the exchange ratio is fair to the public stockholders from a financial point of view. Thermo Electron is not making any recommendation as to how the public stockholders should vote on the merger agreement.

CONFLICTS OF INTEREST (SEE PAGES 38-39)

    When you consider the recommendation of the special committee and the board regarding the merger, you should be aware that officers and directors of ThermoLase may have interests in the merger that are different from, or in addition to, yours. These interests include ownership of ThermoLase common stock, options to purchase ThermoLase common stock, compensation for serving on the ThermoLase board or on committees of the ThermoLase board, ownership of Thermo Electron common stock, and indemnification arrangements between the directors and ThermoLase and Thermo Electron.

    In addition, three of Thermo Electron's executive officers and directors are also officers and directors of ThermoLase and have interests that are in addition to, or different from, your interests. Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the merger by the special committee and the receipt by the special committee of a fairness opinion from an investment banking firm.

CONDITIONS TO THE MERGER (SEE PAGES 43-44)

    The completion of the merger depends upon meeting a number of conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of ThermoLase common stock.

    The obligations of ThermoLase Acquisition and Thermo Electron to effect the merger are subject to the condition, which may be waived in writing by ThermoLase Acquisition and Thermo Electron, that the special committee shall not have withdrawn its recommendation to the ThermoLase board to approve the merger agreement.

TERMINATION AND EXPENSES (SEE PAGES 45-47)

    The merger agreement may be terminated by ThermoLase Acquisition and ThermoLase if their boards of directors consent (in ThermoLase's case, with the concurrence of the special committee). In addition, each of ThermoLase, with the concurrence of the special committee, and ThermoLase Acquisition can terminate the merger agreement if the merger has not been completed by September 30, 2000.

    Neither party will have to pay a termination fee if the merger agreement is terminated.

    Each of the parties will pay its own costs and expenses in connection with the merger agreement, whether or not the merger is consummated.

ACCOUNTING TREATMENT (SEE PAGE 47)

    The merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS (SEE PAGE 47)

    There are no federal or state regulatory approvals required that have not already been obtained in order for us to complete the merger, except for
(1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMOLASE AND THERMO ELECTRON (SEE PAGE 47)

    All shares of Thermo Electron common stock you receive in the merger will be freely transferable unless you are considered an "affiliate" of Thermo Electron under the Securities Act of 1933. Shares of Thermo Electron common stock held by its affiliates may only be sold under a registration statement or exemption under the Securities Act.


DISSENTERS' AND APPRAISAL RIGHTS (SEE PAGE 48)


    Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

COMPARISON OF RIGHTS OF HOLDERS OF THERMOLASE AND THERMO ELECTRON COMMON STOCK (SEE PAGES 59-66)

    There are differences between the rights you have as a holder of ThermoLase common stock and the rights you will have as a holder of Thermo Electron common stock. For a description of these differences, please read the section called "COMPARISON OF RIGHTS OF HOLDERS OF THERMOLASE AND THERMO ELECTRON COMMON STOCK."

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS

    This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "RISK FACTORS" on pages 10-14.

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Electron common stock is traded on the New York Stock Exchange under the symbol "TMO." The ThermoLase common stock is traded on the American Stock Exchange under the symbol "TLZ."

    The following table presents the closing prices per share of the ThermoLase common stock and the closing prices per share of the Thermo Electron common stock on the following dates:

    - May 21, 1999, the last trading day before the public announcement of Thermo Electron's proposal, with no price having been determined, to take ThermoLase private;

    - December 14, 1999, the last trading day before the public announcement that Thermo Electron and ThermoLase had entered into the merger agreement; and


    - July 13, 2000, the last trading day before the date of this proxy statement-prospectus.



    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of ThermoLase common stock you would have received if the exchange ratio had been set under the terms of the merger agreement on each of May 21, 1999, December 14, 1999 and July 13, 2000.



                                                              MAY 21,    DECEMBER 14,   JULY 13,
STOCK/DATE                                                      1999         1999         2000
----------                                                    --------   ------------   --------
ThermoLase..................................................  $ 1.75       $ 2.375      $ 2.875
Thermo Electron.............................................   19.625       15.4375      23.125
Equivalent Per Share Price..................................    2.5905       2.4391       3.0525


    You should obtain current stock price quotations for the Thermo Electron common stock and the ThermoLase common stock.

OTHER QUESTIONS

    Please call ThermoLase's Investor Relations department at 781-622-1111 if you have any other questions.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

    The following table presents unaudited pro forma combined selected financial information for Thermo Electron and ThermoLase, historical selected financial information for Thermo Electron and ThermoLase, and unaudited pro forma combined per share data for Thermo Electron and ThermoLase. The historical financial information is derived from the financial statements of Thermo Electron and ThermoLase, included in or incorporated by reference into this proxy statement-prospectus. The pro forma information is derived from the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. The unaudited pro forma consolidated condensed statement of operations data sets forth the results of continuing operations for the three months ended April 1, 2000, and the fiscal year ended January 1, 2000, as if the merger had become effective at the beginning of 1999. The unaudited pro forma consolidated condensed balance sheet data sets forth the financial position as of April 1, 2000, as if the merger had become effective on April 1, 2000.

    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

                                                             THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                                APRIL 1, 2000       JANUARY 1, 2000
                                                             -------------------   ------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED:
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................      $  598,929             $2,471,193
  Income (Loss) from Continuing Operations Before
    Extraordinary Items....................................          15,291                (14,580)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital..........................................      $1,629,388
  Total Assets.............................................       5,193,817
  Long-term Obligations....................................       1,570,323
  Minority Interest........................................         364,900
  Common Stock of Subsidiary Subject to Redemption.........           7,692
  Shareholders' Investment.................................       2,030,881
PER SHARE DATA:
THERMO ELECTRON (HISTORICAL):
  Book Value per Common Share..............................      $    12.84
  Cash Dividends Declared Per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
      Basic................................................      $      .10             $     (.09)
      Diluted..............................................      $      .09             $     (.11)
PRO FORMA:
COMBINED PER SHARE OF THERMO ELECTRON STOCK (1):
  Book Value per Common Share..............................      $    12.88
  Cash Dividends Declared Per Share........................              --                     --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
      Basic................................................      $      .10             $     (.09)
      Diluted..............................................      $      .09             $     (.11)

                                                             THREE MONTHS ENDED   FISCAL YEAR ENDED
                                                               APRIL 1, 2000       JANUARY 1, 2000
                                                             ------------------   -----------------
COMBINED PER THERMO ELECTRON SHARE EQUIVALENT (2):
  ASSUMING EXCHANGE RATIO OF 0.132 (3):
  Book Value per Common Share..............................        $1.70
  Cash Dividends Declared per Share........................           --                   --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
      Basic................................................        $ .01                $(.01)
      Diluted..............................................        $ .01                $(.01)
  ASSUMING EXCHANGE RATIO OF 0.198 (4):
  Book Value per Common Share..............................        $2.55
  Cash Dividends Declared per Share........................           --                   --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:...................................
      Basic................................................        $ .02                $(.02)
      Diluted..............................................        $ .02                $(.02)
ASSUMING EXCHANGE RATIO OF 0.158 (5):
  Book Value per Common Share..............................        $2.03
  Cash Dividends Declared per Share........................           --                   --
  Income (Loss) per Share from Continuing Operations Before
    Extraordinary Items:
    Basic..................................................        $ .02                $(.01)
    Diluted................................................        $ .01                $(.02)

                                                              SIX MONTHS ENDED   FISCAL YEAR ENDED
                                                               APRIL 1, 2000      OCTOBER 2, 1999
                                                              ----------------   -----------------
THERMOLASE (HISTORICAL):
  Book Value per Common Share...............................       $(3.51)
  Cash Dividends Declared Per Share.........................           --                  --
  Basic and Diluted Loss per Share..........................       $ (.14)             $(2.37)

------------------------

(1) Changes to the exchange ratio would not result in significant variances to the pro forma combined per share of Thermo Electron stock information. As a result, disclosures of the pro forma combined per share information at the maximum and minimum of the range have not been presented.

(2) Pro forma combined per Thermo Electron share equivalent data has been calculated based on the pro forma combined data for Thermo Electron common stock, multiplied by assumed exchange ratios. See "THE MERGER--Conversion of Securities" for a description of the exchange ratio. The exchange ratio is the fraction of one Thermo Electron share which you would have received for each share of ThermoLase common stock in the merger.

(3) This pro forma combined per Thermo Electron share equivalent data applies an assumed exchange ratio of 0.132 to the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. See "THE MERGER--Conversion of Securities."

(4) This pro forma combined per Thermo Electron share equivalent data applies an assumed exchange ratio of 0.198 to the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. See "THE MERGER--Conversion of Securities."

(5) This pro forma combined per Thermo Electron share equivalent data applies an assumed exchange ratio of 0.158 to the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. See "THE MERGER--Conversion of Securities."

                                  RISK FACTORS

    If you hold your shares of ThermoLase common stock until the merger, you will be investing in Thermo Electron common stock. The following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATED TO THERMO ELECTRON'S REORGANIZATION

BECAUSE THERMO ELECTRON'S REORGANIZATION IS VERY COMPLEX AND WILL REQUIRE THIRD PARTY AND GOVERNMENTAL CONSENTS AND APPROVALS, IT MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE THIS REORGANIZATION OR DO SO ON THE TIME SCHEDULE IT CONTEMPLATES.

    Thermo Electron's reorganization consists of:

    - acquiring the minority interests in most of its public subsidiaries;

    - spinning off to stockholders two of its businesses; and

    - selling various non-core businesses.

In order to accomplish these objectives, Thermo Electron will need to obtain a variety of third party and governmental consents and approvals. In particular, in addition to the Internal Revenue Service ruling discussed below, Thermo Electron will need to obtain:

    - approval of the spin-offs and some of the other transactions by its board of directors;

    - when Thermo Electron makes a tender or exchange offer, the tender by minority stockholders of enough shares to allow it to own at least 90% of the target subsidiary's outstanding shares; and

    - the receipt of any necessary third party contractual consents.

    Thermo Electron also must make various filings with the SEC relating to the reorganization that must comply with the SEC's rules.

    If Thermo Electron does not receive these consents and approvals and make the required filings with the SEC in compliance with its rules, it may not be able to achieve all aspects of its reorganization. If Thermo Electron is not able to effect all aspects of its reorganization, it may not be able to achieve all of the anticipated benefits of the reorganization. Until Thermo Electron completes the entire reorganization, it will continue to own and operate a diverse group of businesses, some of which may continue to have minority stockholders.

    Thermo Electron's reorganization is time-consuming and expensive, and consumes management resources. The failure of Thermo Electron's management to complete the proposed reorganization in a timely manner could negatively affect the public market's confidence in its management, which in turn may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON DOES NOT EXPECT TO PROCEED WITH ITS TWO PLANNED SPIN-OFFS UNTIL IT RECEIVES A FAVORABLE RULING FROM THE INTERNAL REVENUE SERVICE, WHICH THE INTERNAL REVENUE SERVICE MAY NOT ISSUE OR MAY TAKE A SUBSTANTIAL PERIOD OF TIME TO ISSUE.

    Thermo Electron does not expect to spin off to stockholders its paper recycling and papermaking equipment business and its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring unless it obtains a favorable ruling from the Internal Revenue Service. The Internal Revenue Service may not grant the necessary ruling or may seek to impose conditions to the granting of the ruling that are not acceptable to Thermo Electron. Thermo Electron does not expect the Internal Revenue Service to issue a tax ruling before the end of 2000, and additional delays are possible.

AS PART OF THERMO ELECTRON'S REORGANIZATION, IT SEEKS TO DIVEST A SIGNIFICANT NUMBER OF BUSINESSES; THERMO ELECTRON MAY NOT SUCCEED IN SELLING ALL OF THESE BUSINESSES IN A TIMELY MANNER OR AT PRICES IT CONSIDERS APPROPRIATE.

    Thermo Electron plans to sell a significant number of businesses as part of its reorganization. This process will entail a number of risks:

    - Thermo Electron may not find buyers for all of these businesses.

    - The timing of these dispositions is uncertain.

    - Thermo Electron cannot be certain that the terms, including price, for the sale of these businesses will be acceptable to it.

    - Each of these sales will be subject to various conditions, including conditions in the agreements governing the transaction and the receipt of necessary governmental approvals.

EVEN IF THERMO ELECTRON SUCCEEDS IN COMPLETING ITS REORGANIZATION, IT WILL FACE A NUMBER OF CHALLENGES IN INTEGRATING ITS INSTRUMENT BUSINESS.

    Currently Thermo Electron operates its instrument business directly and through a number of majority-owned subsidiaries, including Thermo Instrument Systems Inc. and Thermedics Inc. Thermo Electron has conducted these operations largely as autonomous, unaffiliated businesses. As part of its reorganization, Thermo Electron plans to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

    - Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

    - Thermo Electron's ability to combine these businesses will require coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems.

    - The integration process could disrupt Thermo Electron's instrument business.

    - Retaining key employees of these businesses may be difficult.

THERMO ELECTRON'S REORGANIZATION CONTEMPLATES THE ISSUANCE OF A SIGNIFICANT NUMBER OF ADDITIONAL SHARES OF ITS COMMON STOCK, WHICH MAY DEPRESS THE MARKET PRICE OF ITS SHARES.

    Thermo Electron expects to issue a substantial number of shares of its common stock or securities exercisable for shares of its common stock in connection with its reorganization. At May 31, 2000, 155,545,899 shares of Thermo Electron common stock were outstanding. The number of shares of Thermo Electron common stock outstanding may increase by as many as 55.2 million shares because, as part of Thermo Electron's reorganization:

    - Thermo Electron plans to exchange shares of its common stock for the common stock held by minority stockholders in a number of its public subsidiaries, including ThermoLase. Thermo Electron expects to issue a total of approximately 22.3 million shares of its common stock in these transactions.

    - Thermo Electron plans to assume employee stock options in these transactions, including the merger with ThermoLase, which would be exercisable for approximately 15.3 million shares of its common stock. In addition, Thermo Electron may be required to issue additional stock options to retain its key employees.

    - The debentures issued by some of Thermo Electron's subsidiaries, including ThermoLase, will become convertible into shares of Thermo Electron common stock. Based on the total principal amounts outstanding of these debentures and the conversion rates at May 31, 2000, Thermo Electron expects these debentures would be convertible into approximately
      17.6 million shares of its common stock.

    The increase in the number of outstanding shares of Thermo Electron common stock, as well as the potential future issuance of shares of Thermo Electron common stock upon conversion of debentures or exercise of employee stock options, may depress the market price of Thermo Electron common stock.

AS A RESULT OF THE SPIN-OFF OF THERMO FIBERTEK AND ITS SUBSIDIARIES, THERMO ELECTRON WILL REMAIN AS THE GUARANTOR OF INDEBTEDNESS AND STOCK REDEMPTION RIGHTS OF THESE COMPANIES EVEN THOUGH IT WILL NO LONGER CONTROL THEIR BUSINESS OR OPERATIONS.

    Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek Inc. These debentures mature in July 2004. Thermo Electron has also guaranteed the financial obligations of Thermo Fibergen Inc., a subsidiary of Thermo Fibertek, under stock redemption rights granted by Thermo Fibergen. Thermo Electron may have to pay up to $60.1 million under these stock redemption rights, which terminate in September 2000 or September 2001. Thermo Electron will remain liable as a guarantor for these obligations following the spin-offs, although it will no longer control the business or operations of Thermo Fibertek.

THERMO ELECTRON IS UNABLE TO PREDICT THE LIQUIDITY OR PROSPECTIVE PERFORMANCE OF THE COMMON STOCK OF THE COMPANIES THAT IT INTENDS TO SPIN OFF.

    Thermo Electron is unable to predict the liquidity or market performance of the shares of the businesses it plans to spin off. Although Thermo Fibertek, the company that conducts its paper recycling and papermaking equipment business, has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than Thermo Electron increases as a result of the spin-off. Thermo Electron currently conducts its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring both directly and through some of its subsidiaries. There is currently no public trading market for the shares of the company that will conduct this business following the proposed spin-off. The businesses that Thermo Electron is spinning off to its stockholders may not have the financial resources and management skills necessary to succeed as independent entities.

RISKS RELATED TO THERMO ELECTRON'S BUSINESS AND FINANCIAL CONDITION

THERMO ELECTRON'S STOCK PRICE MAY BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.


    The market price for Thermo Electron common stock can be very volatile. As of July 13, 2000, the 52-week range of the market price of Thermo Electron common stock was $12.75 to $26.875 per share. The market price for Thermo Electron common stock may be affected by a number of factors, including:


    - the risks described in this proxy statement-prospectus;

    - Thermo Electron's financial results; and

    - general market conditions.

In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON HAS ACQUIRED SEVERAL COMPANIES AND BUSINESSES; AS A RESULT IT HAS RECORDED SIGNIFICANT GOODWILL ON ITS BALANCE SHEET, WHICH IT MUST CONTINUALLY EVALUATE FOR POTENTIAL IMPAIRMENT.

    Thermo Electron has acquired significant intangible assets, including approximately $1.2 billion of cost in excess of net assets of acquired companies, or goodwill, that it has recorded on its balance sheet as of January 1, 2000. Thermo Electron amortizes this goodwill principally over 40 year periods. Thermo Electron assesses the future useful life of the goodwill it has on its books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Goodwill amortization from Thermo Electron's continuing operations was $35 million in fiscal 1999. In addition, in fiscal 1999 it wrote off $29 million of goodwill attributable to its continuing operations that it determined was impaired in connection with the planned sale of its power electronics and test equipment business.

    Thermo Electron expects to record additional goodwill in 2000 as a result of its acquisition of the minority interests in most of its publicly-traded subsidiaries. Thermo Electron's ability to realize the value of this asset will depend on future cash flows of the businesses in which it acquires these interests. These cash flows in turn depend in part on how well it can integrate these businesses.

IT MAY BE DIFFICULT FOR THERMO ELECTRON TO EXPAND BECAUSE SOME OF THE MARKETS FOR ITS PRODUCTS ARE NOT GROWING.

    Some of the markets in which Thermo Electron competes have been flat or declining over the past several years. To address this issue, Thermo Electron is pursuing a number of strategies to improve its internal growth, including:

    - finding new markets for its products;

    - developing new applications for its technologies;

    - combining sales and marketing operations in appropriate markets to compete more effectively;

    - actively funding research and development; and

    - strengthening its presence in selected geographic markets.

    Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

THERMO ELECTRON HAS SIGNIFICANT INTERNATIONAL OPERATIONS, WHICH ENTAIL THE RISK THAT EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY AFFECT DEMAND FOR ITS PRODUCTS AND ITS PROFITABILITY.

    Thermo Electron is a global company with substantial operations outside the United States. Thermo Electron intends to continue expanding its presence in international markets. In 1999, Thermo Electron's international revenues from continuing operations, including export revenues from the United States, accounted for approximately 63% of its total revenues. International revenues are subject to the risk that changes in exchange rates may adversely affect demand for products and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency. For example, in the first quarter of fiscal 2000, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $15.6 million.

THERMO ELECTRON MUST DEVELOP NEW PRODUCTS, ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE, AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS IN ORDER TO REMAIN COMPETITIVE.

    Thermo Electron's growth strategy includes significant investment in product development. Thermo Electron intends to increase spending in the area of research and development. Thermo Electron sells its products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, Thermo Electron's products and services will likely become technologically obsolete over time, in which case its revenue and operating results would suffer.

    Thermo Electron's customers use many of its products to develop, test and manufacture their new products. As a result, Thermo Electron must anticipate industry trends and develop products in advance of the commercialization of its customers' products. If it fails to adequately predict its customers' needs and future activities, Thermo Electron may invest heavily in research and development of products and services that do not lead to significant revenue.

    Many of its products and products under development are technologically innovative and require significant planning, design, development and testing at the technological, product and manufacturing-process levels. These activities require Thermo Electron to make significant investments.

    Products in Thermo Electron's markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Thermo Electron's competition may adapt more quickly to new technologies and changes in its customers' requirements than it can. The products Thermo Electron is currently developing, or those it will develop in the future, may not be technologically feasible or accepted by the marketplace, and its products or technologies could become uncompetitive or obsolete.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR THERMO ELECTRON'S PRODUCTS OR INCREASE ITS EXPENSES.

    Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. These regulations may change in response to new scientific evidence or political or economic considerations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, many of Thermo Electron's instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

DEMAND FOR SOME OF THERMO ELECTRON'S PRODUCTS DEPENDS ON CAPITAL SPENDING POLICIES OF ITS CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES.

    Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, a reduction in discretionary capital spending by petrochemical, oil and gas, and mining companies, due to difficult market conditions, has adversely affected Thermo Electron's businesses operating in the process control industry. Similarly, softness in the semiconductor industry has resulted in lower revenues at some Thermo Electron businesses. Also, Thermo Electron's Thermedics
Detection Inc. subsidiary has experienced lower demand for its detection instruments as a result a shift in the process of recycling plastic containers in Europe, from sanitizing and reusing recyclables, to melting and re-forming plastic containers.

                                   THE MERGER

GENERAL

    The ThermoLase board of directors is using this proxy statement-prospectus to solicit proxies from the holders of ThermoLase common stock for use at the ThermoLase special meeting. At the special meeting, we will ask holders of ThermoLase common stock to adopt the merger agreement. You are encouraged to read the merger agreement, which is attached as Appendix A to this proxy statement-prospectus, in its entirety.

BACKGROUND: THERMO ELECTRON SPIN-OUTS AND REORGANIZATION PLANS

    Thermo Electron initially began the process of "spinning out" subsidiaries, or selling a minority interest in its wholly-owned subsidiaries to the public, with the spinout of Thermedics Inc. in 1983. Over the next fifteen years, Thermo Electron spun out 20 additional subsidiaries and acquired the majority interest in two companies that were already publicly traded when they were acquired. The purposes of the spinout process included incentivizing management and employees of the subsidiary with subsidiary-level stock options and other stock-based compensation, and allowing greater access to the capital markets at the subsidiary level. However, Thermo Electron ultimately determined that the creation of its many subsidiaries had generated confusion among the public as to its structure and the relationship among the various companies involved. In August 1998, Thermo Electron announced a reorganization plan, the goals of which included the following:

    - reducing the complexity of Thermo Electron's corporate structure by taking private certain of its publicly traded subsidiaries;

    - improving competitiveness and improving management coordination;

    - retaining and growing businesses that Thermo Electron believes have the most growth potential and are the most profitable.

    In May 1999, Thermo Electron announced its plan to expand its reorganization plan by taking private four additional public subsidiaries, including ThermoLase. The announcement indicated that the transaction involving ThermoLase would be effected through an exchange of Thermo Electron common stock for the common stock of ThermoLase.

    On January 31, 2000, Thermo Electron announced a revised reorganization plan. The primary goal of the revised reorganization plan is to permit Thermo Electron to focus on its core instruments businesses. The revised reorganization plan calls for Thermo Electron to take the following steps:

    - acquire the public minority interest in most of its subsidiaries that have minority interests,

    - spin off its paper recycling and papermaking equipment business and its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring as dividends to Thermo Electron stockholders, and

    - sell several non-core businesses.

    The component of the reorganization plan that involves taking some subsidiaries private will reduce Thermo Electron's working capital by approximately $325 million, of $1.63 billion in working capital at April 1, 2000. The results of operations of the majority of the businesses to be sold or spun off as part of the reorganization are classified as discontinued operations in Thermo Electron's financial statements included in its Annual Report on Form 10-K for the year ended January 1, 2000. Revenues and loss from discontinued operations were $1.83 billion and $111.5 million in 1999. In addition, Thermo Electron recorded a provision of $50 million for the loss on disposal of discontinued operations in 1999.

    As of July 13, 2000, the status of the reorganization was as follows:


    - Thermo Electron had acquired for cash the publicly held minority equity interests in 13 of its subsidiaries;

    - Thermo Electron had acquired, in exchange offers, the publicly held minority equity interests in two of its subsidiaries;

    - Thermo Electron had filed registration statements with the SEC relating to the acquisitions of the publicly held minority equity interests in four of its subsidiaries, including ThermoLase, for shares of its common stock in mergers;

    - Thermo Electron was seeking buyers for two of its publicly traded subsidiaries;

    - Thermo Electron had filed a ruling request with the IRS relating to the two proposed spin-offs; and

    - Thermo Electron was evaluating its options for its subsidiary, Spectra-Physics Lasers, Inc.

    Thermo Electron currently expects that it will complete the acquisitions of minority interests in its subsidiaries in the third quarter of 2000 and the spin-offs at the end of 2000 or early in 2001.


    In addition, as of July 13, 2000, Thermo Electron had sold businesses with total 1999 revenues of approximately $246.4 million under its reorganization plan. Thermo Electron received total gross proceeds, including both cash and non-cash consideration, of approximately $235.7 million from these sales.


    If Thermo Electron completes its reorganization as described above, it will not have any public subsidiaries, unless it decides to keep Spectra-Physics Lasers as a public subsidiary.

    Thermo Electron has acquired the minority public interest in some of its subsidiaries for cash, while in other cases it is issuing its common stock in exchange offers or mergers. The primary factor in Thermo Electron's decision whether to offer the minority stockholders cash or common stock was the outstanding principal amount, if any, and due date, of that subsidiary's convertible debentures. In a stock-for-stock merger or exchange offer, these debentures become convertible into Thermo Electron common stock. If Thermo Electron takes the subsidiary private in a cash transaction, it must repay these debentures immediately. For example, if Thermo Electron had offered cash in exchange for each outstanding share of ThermoLase common stock in this proposed merger, it would have been required to repay an aggregate of $115,000,000 in principal amount of ThermoLase's debentures.

BACKGROUND: THE MERGER

    As part of an ongoing review of Thermo Electron's entire corporate structure, Thermo Electron's management began to examine the status of ThermoLase and its subsidiaries as public companies in April 1999. Management considered the following factors:

    - the financial performance and profitability of ThermoLase and its subsidiaries;

    - uncertainty regarding ThermoLase's future growth prospects, including difficulties relating to the business of ThermoLase;

    - recent public capital market trends affecting small companies, and the impact of those trends on ThermoLase, including the low liquidity in the public markets resulting from the small market float of ThermoLase common stock and the absence of significant analyst coverage of ThermoLase common stock;

    - ThermoLase's debt;

    - the costs associated with being a public company, including the costs of preparing and filing quarterly, annual, and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Thermo Electron estimates to be approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees;

    - the burdens on management of public reporting and other tasks required of public companies, including for example, time and resources required to deal with stockholder and analyst inquiries and investor and public relations;

    - the availability to competitors of information about ThermoLase's business, resulting from ThermoLase's obligation to file reports with the SEC; and

    - the greater ability of ThermoLase's management to focus on long-term business goals, as opposed to quarterly earnings, if it were a private company.

    Thermo Electron management also considered the relatively low volume of trading in ThermoLase common stock and considered that a merger based on a stock for stock exchange of ThermoLase stock for Thermo Electron stock would result in the ThermoLase public stockholders' receiving a more liquid, more readily tradable security. Management of Thermo Electron also considered that acquiring the minority stockholder interest in ThermoLase would advance the goal of Thermo Electron's corporate reorganization of reducing the number of majority-owned, public subsidiaries of Thermo Electron. Management of Thermo Electron also considered recent trends in the price of ThermoLase common stock, although ThermoLase's current stock price was not a significant factor in the timing of Thermo Electron's decision to pursue the merger.

    Thermo Electron management considered the advantages and disadvantages of leaving ThermoLase as a majority-owned, public subsidiary of Thermo Electron. The advantages to leaving ThermoLase as a majority-owned, public subsidiary of Thermo Electron that were considered by management included the following:

    - not having to expend funds that would be required for a cash transaction, or to issue additional shares of Thermo Electron common stock for a stock for stock exchange at a time when the price of the shares was relatively low; and

    - maintaining ThermoLase's access to capital in the public markets as a public company.

    The disadvantages to leaving ThermoLase as a majority-owned, public subsidiary that were considered by Thermo Electron included the following:

    - the burden on ThermoLase of its debt;

    - the low liquidity in the public markets resulting from the small market float of ThermoLase common stock;

    - the costs of being a public company, including costs of SEC reporting obligations, and public and investor relations functions;

    - the public information available to competitors about ThermoLase and its subsidiaries' business through its SEC filings;

    - the pressure to focus on quarterly earnings, as opposed to long-term business goals, if ThermoLase remains a public company.

    Thermo Electron management also considered the fact that acquiring the minority stockholders' interests in ThermoLase would advance the goal of Thermo Electron's proposed corporate reorganization. Thermo Electron management concluded that the advantages of leaving ThermoLase as a majority-owned, public subsidiary were outweighed by the disadvantages.

    On May 5, 1999, the board of directors of Thermo Electron held a special meeting at which Thermo Electron's management recommended that ThermoLase be included in Thermo Electron's corporate reorganization and that Thermo Electron make an offer to acquire all of the shares of ThermoLase common stock that Thermo Electron and ThermoTrex did not already own in exchange for shares of Thermo Electron common stock. At that meeting, the Thermo Electron board of directors discussed several factors presented by management regarding the proposal, including the factors described in the preceding paragraphs. The Thermo Electron board of directors made no decision on the recommendation at that time.

    On May 20, 1999, the board of directors of Thermo Electron held a special meeting at which Thermo Electron management proposed to revise its reorganization plan to include the merger of ThermoLase with and into Thermo Electron whereby the ThermoLase stockholders would receive shares of Thermo Electron common stock in exchange for their shares of ThermoLase common stock. After consideration of the factors identified above, Thermo Electron's board of directors authorized an amendment to its reorganization plan to include taking ThermoLase and certain other subsidiaries of Thermo Electron private.

    On May 24, 1999, Thermo Electron publicly announced its plan to expand its previously announced reorganization. Under the expanded plan, Thermo Electron would, subject to numerous conditions, including negotiation of prices and exchange ratios, approval by the board of directors of the affected subsidiaries and negotiation and execution of definitive purchase and sale or merger agreements, acquire the portion of four additional publicly traded subsidiaries that it did not already own, including ThermoLase, thereby reducing the number of publicly traded spinout companies from 23 when Thermo Electron's reorganization plan was originally announced in August, 1998, to 11 upon completion of the plan. The announcement indicated that ThermoLase would be merged into Thermo Electron in exchange for shares of Thermo Electron common stock.

    In response to Thermo Electron's indication of interest in acquiring the publicly-held portion of ThermoLase, the ThermoLase board held a meeting on May 24, 1999 at which all members were present in person or by telephone. The ThermoLase board was advised at that meeting of Thermo Electron's proposal to take ThermoLase private, and the advisability of establishing a special committee to act on behalf of, and in the interests of, the public stockholders in evaluating the merits of, and negotiating the terms of, any potential transaction with Thermo Electron because Thermo Electron controlled a majority of the stock of ThermoLase. Although the special committee was not formed and the special committee members were not appointed at the May 24, 1999 ThermoLase board of directors meeting, at that meeting the board determined that Dr. Carliss Y. Baldwin should serve on the special committee because of her independence from Thermo Electron and that because all of the other directors were either employed by or directors of, or had equity interests in Thermo Electron, an additional independent director should be appointed to the ThermoLase board who would also serve on the special committee. Dr. Baldwin has been a director of ThermoLase since June 1994. She is the William L. White Professor of Business Administration, senior associate dean and director of the doctoral programs at the Harvard Business School.

    On June 25, 1999, the ThermoLase board of directors discussed the merits of appointing an additional director and appointing a special committee to represent the interests of and negotiate with Thermo Electron on behalf of the stockholders of ThermoLase other than Thermo Electron. Mr. I. MacAllister Booth was proposed as a candidate for the ThermoLase board and special committee based on his past business experience and past service on other public company boards of directors, as well as the fact that he was not an officer, director or employee of Thermo Electron, ThermoLase or any of their affiliates. Mr. Booth was formerly the CEO of Polaroid Corporation, and currently serves on the board of ThermoLase, John Hancock Mutual Life Insurance Company, State Street Bank, State Street Holding Company, and Western Digital Corporation. The ThermoLase board then appointed Mr. Booth as a director of ThermoLase and formed the special committee and appointed Dr. Baldwin and Mr. Booth to serve as the members of the special committee. At that meeting, the ThermoLase board authorized the special committee to retain a financial advisor, a legal advisor and any other advisors it deemed necessary to assist it in carrying out its responsibilities. Additionally, the ThermoLase board informed the special committee that the special committee and its advisors would be permitted access to all of the officers and members of management of ThermoLase and its subsidiaries, including its books, records, projections and financial statements deemed necessary by the special committee and its advisors for their review.

    In September 1999, after considering the qualifications of several law firms, the special committee selected and retained Sullivan & Worcester LLP to serve as its legal advisor. The special committee chose Sullivan and Worcester based on the firm's reputation and experience generally in representing companies in public transactions. Additionally, the special committee considered that Sullivan & Worcester was based in Boston and therefore could meet easily with the special committee and conduct its due diligence review of ThermoLase and Thermo Electron.

    In September 1999, the special committee discussed with Sullivan & Worcester the duties of the special committee and developed a schedule for hiring a financial advisor and conducting Sullivan & Worcester's due diligence review of ThermoLase and Thermo Electron.

    During September and early October 1999, several investment banking firms made presentations to the special committee. After considering the various proposals, early in October 1999, the special committee engaged the investment banking firm of Stonebridge Associates, LLC to serve as its financial advisor. The special committee selected Stonebridge because of its qualifications, reputation and experience. The special committee also considered that Stonebridge was located in Boston and therefore could meet easily with the special committee and conduct its due diligence review of ThermoLase and Thermo Electron.

    Following its engagement, Stonebridge performed the analyses and provided assistance described under "--Opinion of Financial Advisor" below.

    On October 19, 1999, Sullivan & Worcester and Stonebridge met with counsel to Thermo Electron to discuss the schedule of Stonebridge's due diligence review and the tax implications of the proposed merger. At the meeting, Sullivan & Worcester and Stonebridge discussed a timetable for the proposed merger and were given an update of ThermoLase's business activities. Also on October 19, 1999, by way of memoranda to the office of the general counsel of Thermo Electron, Sullivan & Worcester and Stonebridge requested that the general counsel make available certain information for the due diligence review of Thermo Electron and ThermoLase.

    On October 27, 1999, Stonebridge met with employees of ThermoLase and Thermo Electron at Thermo Electron's headquarters to discuss ThermoLase's ongoing business operations, the completed sale of ThermoLase's spa business, ThermoLase's intellectual property rights, as well as ThermoLase's general financial condition and future prospects.

    On November 2, 1999, Sullivan & Worcester and Stonebridge met with the special committee to discuss the status of Stonebridge's due diligence review and to prepare for negotiations with Thermo Electron. Also on November 2, 1999, the legal and financial advisors discussed with the special committee its due diligence review and the timing and procedures for negotiations in connection with the proposed transaction.

    On November 11, 1999, Sullivan & Worcester and Stonebridge met with
Mr. Theo Melas-Kyriazi, chief financial officer of Thermo Electron and ThermoLase, to discuss the availability of information regarding Thermo Electron and ThermoLase and to discuss Thermo Electron's financial status generally. At the meeting Stonebridge communicated the special committee's intention to hire a technical consultant experienced in evaluating laser technologies to assist it in assessing the value of the patents and technology owned by ThermoLase. Counsel to Thermo Electron reported that a data room would be set up at Thermo Electron within the coming week so that Sullivan & Worcester could begin its due diligence review. Counsel to Thermo Electron also provided to Stonebridge and Sullivan & Worcester copies of documents relating to ThermoLase that were responsive to their due diligence requests. At the meeting Mr. Theo Melas-Kyriazi also discussed Thermo Electron's strategic reasons for entering into the merger and reviewed in detail the current and prospective performance for 1999 and 2000.

    Between October 27, 1999 and November 29, 1999, Stonebridge participated in a variety of conference calls with management and employees of ThermoLase and Thermo Electron, and submitted additional requests for information that was subsequently provided by ThermoLase and Thermo Electron.

    On November 18, 1999, Stonebridge hired an outside consulting firm with expertise in the area of aesthetic laser technology to conduct a review of ThermoLase's existing patent portfolio and to assess the market size and potential of ThermoLase's intellectual property. Between November 18, 1999 and November 29, 1999, Stonebridge participated in a variety of conference calls with the outside consulting firm regarding its overall market analyses as well as its assessment of ThermoLase's intellectual property.

    On November 24, 1999, the special committee and Stonebridge received from Sullivan & Worcester memoranda summarizing Sullivan & Worcester's due diligence review of ThermoLase and Thermo Electron.

    On November 29, 1999, the special committee met with Stonebridge and Sullivan & Worcester to discuss an offer from Thermo Electron, which had been communicated orally to Stonebridge on November 19, 1999. Pursuant to the oral offer, Thermo Electron would exchange a certain fraction of a share of its common stock for each share of ThermoLase stock according to an exchange ratio which would be the quotient obtained by dividing ThermoLase's stock price as of November 19, 1999 of $1.875 by the 20-day average of Thermo Electron's stock price as of the date of signing a merger agreement. To minimize the impact of a significant fluctuation of the Thermo Electron common stock price between the signing of a merger agreement and the effective time of a merger, a fixed "collar" was placed on the exchange ratio. The collar would work as follows: the exchange ratio would become fixed at 0.1676 or 0.0957 if, as of the effective time of the merger, Thermo Electron's 20-day average had fallen by more than 20% or increased by more than 40%, respectively. On the date of the meeting, Thermo Electron's trading price was $14.813 with a 20-day average of $13.991 and ThermoLase's trading price was $1.875. Based on ThermoLase's stock price of $1.875 and Thermo Electron's 20-day average of $13.991 as of the day of the November 29, 1999 meeting, each share of ThermoLase common stock would be exchanged for 0.134 shares of Thermo Electron common stock, effectively creating a purchase price of $1.985 for the ThermoLase stock and representing a premium for ThermoLase stockholders, other than Thermo Electron and ThermoTrex, of 5.88%.

    In the context of discussing Thermo Electron's offer, Stonebridge presented its preliminary assessments of ThermoLase and Thermo Electron. Based on these discussions, the special committee determined that the offer was unacceptable and that Stonebridge should prepare a counteroffer consisting of a higher price for ThermoLase's stock and a collar that would be triggered by a 20% increase or decrease in the 20-day average of Thermo Electron's stock price between the signing of a merger agreement and the effective time of a merger. In addition to discussing Thermo Electron's offer at the November 29, 1999 meeting, Sullivan & Worcester discussed the fiduciary duties of the special committee to ThermoLase's public stockholders, including the holders of ThermoLase units, and ThermoLase's duty to holders of units and to creditors, including the holders of ThermoLase convertible subordinated debentures; the proposed tax treatment of net operating losses on the books of ThermoLase, and alternatives to the proposed merger, including bankruptcy and reorganization.

    On November 30, 1999, Thermo Electron provided the special committee, Stonebridge and Sullivan & Worcester with an initial draft of the merger agreement. The special committee instructed Sullivan & Worcester to review the proposed merger agreement and negotiate the agreement in accordance with discussions with the special committee.

    From November 30, 1999 until December 13, 1999, the special committee and Sullivan & Worcester negotiated the terms of the merger agreement with Thermo Electron.

    On December 1, 1999, on behalf of the special committee, Stonebridge made a counteroffer to Thermo Electron that proposed the following: The preliminary exchange ratio would be the quotient determined by dividing (a) the ThermoLase common stock price at the close of trading on the day prior to the signing of the merger agreement multiplied by 1.15, by (b) the Thermo Electron common stock price at the close of trading on the day prior to the signing of the merger agreement. Upon the effective date of the merger, ThermoLase stockholders would receive Thermo Electron shares at an exchange ratio calculated to be that product obtained by multiplying (a) the preliminary exchange ratio by (b) the quotient obtained by dividing the average closing price for Thermo Electron common stock during the twenty trading days ending on the last full trading day prior to the signing of the merger agreement by the average closing price for Thermo Electron common stock during the twenty trading days ending on the last full trading day prior to the effective time of the merger. Additionally, Stonebridge proposed that the exchange ratio would become fixed if the 20-day average of Thermo Electron's stock price prior to the effective time of the merger is 20% higher or 20% lower than the 20-day average of Thermo Electron's stock price prior to the signing of the merger agreement.

    On December 3, 1999, Thermo Electron management accepted, subject to Thermo Electron board of directors approval, Stonebridge's proposal for fixing the exchange ratio if the average closing price for Thermo Electron common stock during the twenty trading days ending on the last full trading day prior to the effective time of a merger were either 20% higher or 20% lower than the average closing price for Thermo Electron common stock during the twenty trading days ending on the last full trading day prior to the signing of the merger agreement. However, Thermo Electron proposed that the calculation for determining the preliminary exchange ratio would be the quotient determined by dividing (a) the five-day average of ThermoLase's stock price prior to the signing of the merger agreement multiplied by 1.15, by (b) the five-day average of Thermo Electron's stock price prior to the signing of the merger agreement.

    On December 3, 1999, Stonebridge communicated Thermo Electron's counterproposal to the special committee, who agreed to accept the proposal, subject to final approval by the ThermoLase board of directors.

    On December 7, 1999 the board of directors of ThermoLase met to discuss the status of the merger discussions with Thermo Electron as well as ThermoLase's business operations.

    On December 9, 1999 the special committee received from Sullivan & Worcester an initial confidential memorandum describing the not-yet-final terms of the merger agreement and the fiduciary duties of the special committee. The special committee received a final confidential memorandum on December 12, 1999.

    On December 10, 1999, Stonebridge mailed a preliminary summary of its analyses to each member of the special committee and the board of directors for their review prior to Stonebridge's presentation and delivery of its opinion on December 14, 1999.

    On December 14, 1999, Sullivan & Worcester and Stonebridge met with the special committee to review the final terms of the merger agreement. Stonebridge presented its opinion to the special committee that the merger consideration was fair to the stockholders of ThermoLase, other than Thermo Electron and ThermoTrex, from a financial point of view. Later that same day, at a meeting of the full board of directors of ThermoLase, Stonebridge reviewed the bases for its opinion. Stonebridge noted that based on the negotiated preliminary exchange ratio, determined by using stock prices as of the close of trading on December 13, 1999, the stockholders of ThermoLase, other than Thermo Electron and ThermoTrex, would be entitled to receive common stock of Thermo Electron for each share of ThermoLase common stock at an exchange ratio equal to 0.158 multiplied by the quotient obtained by dividing $14.906 by the 20-day average closing price of Thermo Electron stock at the effective time. This represented a premium of 12.9% to ThermoLase's stock price as of the close of trading on December 13, 1999. Additionally, if the 20-day average of Thermo Electron's stock price at the effective time of the merger were to fall below 80% or rise above 120% of the 20-day average of Thermo Electron's stock price at the signing of the merger agreement, the exchange ratio would be fixed at 0.198 and 0.132, respectively, based on stock prices as of the close of trading on December 13, 1999. The special committee then recommended to the full board that it accept Thermo Electron's offer and approve the merger agreement in the form presented at the meeting. The board of directors unanimously approved the merger agreement, declared its advisability and recommended that the stockholders vote in favor of the proposed merger.

    On December 15, 1999, the board of directors of Thermo Electron held a special meeting at which it approved and adopted the merger agreement and the merger and authorized the execution of the merger agreement, in the form in which it was approved by the ThermoLase board of directors and presented to the Thermo Electron board of directors, and the taking of all actions required to effectuate the merger.

    On December 15, 1999, ThermoLase issued a press release announcing the transaction.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    The special committee and the board believe that the terms of the merger are fair to, and in the best interests of, the public stockholders. In reaching this conclusion, the special committee has determined that the merger is both substantively and procedurally fair, and is therefore entirely fair, to the public stockholders. The board has adopted the findings and recommendation of the special committee on both the substantive and procedural fairness of the merger. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote to adopt it.

    In reaching their decisions to approve the merger agreement and to recommend its approval to the public stockholders, the special committee and the board considered the following factors, each of which they believed to be favorable:

    THE PREMIUM REFLECTED IN THE EXCHANGE RATIO. The special committee and the board considered the exchange ratio in light of the historical market price of ThermoLase common stock and the course of negotiations with Thermo Electron in making their respective decisions to approve the merger agreement. In particular, the special committee and the board considered the relationship of the exchange ratio to Thermo Electron's original proposal. In addition, they compared the exchange ratio, with a minimum exchange ratio of 0.132 and a maximum exchange ratio of 0.198, to the historical market prices of ThermoLase and Thermo Electron common stock. The special committee and the board considered the prevailing trading price of ThermoLase common stock and the likelihood that the price would remain depressed in light of ThermoLase's recent history of losses. The special committee and the board noted that, based on the respective closing prices of ThermoLase and Thermo Electron common stock on December 13, 1999, the day before the merger agreement was approved, the value of the merger consideration per share was $2.40 and that this amount represents a premium of 12.9% over the price of ThermoLase common stock as of the close of trading on December 13, 1999, and a premium of 28.0% over the price of ThermoLase common stock as of the close of trading 30 days before, or November 15, 1999. The special committee and the board concluded that the exchange ratio proposed by Thermo Electron would enable the public stockholders to obtain a higher price for their ThermoLase common stock than would otherwise be available in the market at that time. The special committee and the board also believed that the prevailing trading price of ThermoLase common stock in the period immediately before December 13, 1999, had been favorably affected, in part, by Thermo Electron's previously announced intent to take ThermoLase private. In addition, the merger would eliminate the risk to public stockholders of any future declines in the price of the ThermoLase common stock.

    INFORMATION CONCERNING THE FINANCIAL PERFORMANCE, CONDITION, BUSINESS OPERATIONS, AND PROSPECTS OF THERMOLASE. The special committee and the board considered the historical, current, and potential future performance of ThermoLase and determined that the premium reflected in the exchange ratio offered by Thermo Electron was attractive in light of ThermoLase's current performance, its recent history of losses, and the uncertainty of its future growth prospects. In addition, the special committee and the board determined that the merger would shift the risk of the future financial performance of ThermoLase from the public stockholders, who do not have the power to control ThermoLase, entirely to Thermo Electron, which has both the ability to control ThermoLase and also the resources to manage and bear that risk over the long term.

    TERMS OF THE MERGER AGREEMENT. The special committee and the board considered the terms of the merger agreement, including the following:

    - the amount and form of the merger consideration;

    - the limited number of conditions on Thermo Electron's obligations;

    - the board's right to terminate the merger agreement if it determines after consultation with outside legal counsel that failure to do so would violate the board's fiduciary duties under state law; and

    - the absence of a termination fee if ThermoLase terminates the merger agreement.

    The special committee and the board believed that these factors made the completion of the merger more likely than it would be if the parties' obligations were subject to more significant conditions. In addition, the special committee and the board believed that the ability of the board to terminate the merger agreement without the payment of a termination fee if its fiduciary duties to ThermoLase stockholders required it to do so provided the board with the flexibility to protect the interests of the public stockholders.

    THE IMPROVED TRADING MARKET FOR THEIR INVESTMENT THAT WOULD RESULT FROM THE PUBLIC STOCKHOLDERS' RECEIPT OF THERMO ELECTRON COMMON STOCK. The special committee and the board believed that the public stockholders would benefit from an improved trading market and liquidity in their investment because the significant ownership by Thermo Electron and ThermoTrex of ThermoLase common stock (1) resulted in a relatively small public float that limited the amount of trading in ThermoLase common stock and (2) made it unlikely that an independent entity would make a proposal to acquire the ThermoLase common stock without the consent of Thermo Electron. In addition, the liquidity of ThermoLase common stock was likely to be adversely affected if the American Stock Exchange delisted ThermoLase common stock, an event that was scheduled to occur on December 15, 1999 absent the signing of a merger agreement with Thermo Electron. Furthermore, Thermo Electron had stated its intention to retain its direct and indirect majority holding in ThermoLase, which foreclosed the opportunity to consider alternative transactions with independent third parties for the purchase of ThermoLase or to otherwise provide increased liquidity to the public stockholders.

    THE OPINION OF STONEBRIDGE THAT THE MERGER CONSIDERATION IS FAIR FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF ITS OPINION, TO THE STOCKHOLDERS OF THERMOLASE OTHER THAN THERMO ELECTRON AND THERMOTREX. The special committee reviewed the independent financial analyses performed by Stonebridge, including analyses of relative value and discounted cash flows that assume ThermoLase will continue as a going concern, and found them to be reasonable. The special committee also believed that

Stonebridge's conclusion that the consideration offered by Thermo Electron was fair, from a financial point of view, to the stockholders of ThermoLase other than Thermo Electron and ThermoTrex was a reasonable conclusion based on the analyses performed. See "--Opinion of Financial Advisor."

    THERMOLASE'S NEED FOR CASH UPON EXERCISE OF RIGHTS BY HOLDERS OF THERMOLASE UNITS AND THE MATURITY OF THERMOLASE'S CONVERTIBLE SUBORDINATED DEBENTURES. The holders of units, including Thermo Electron, have the right, in April 2001 to require ThermoLase to repurchase the units for $20.25 per Unit. The aggregate exchange value of the units is approximately $40.5 million. In addition, the holders of the convertible subordinated debentures, including Thermo Electron, who do not exchange their debentures for ThermoLase common stock have the right to repayment upon maturity of the convertible subordinated debentures in August 2004. The aggregate value of the convertible subordinated debentures outstanding is approximately $115.0 million. Although Thermo Electron is the guarantor of each of those securities, Thermo Electron has no obligation to forego its creditor's rights as guarantor or as holder of units or convertible subordinated debentures. The merger relieves the public stockholders from any impact on the value of their investment in ThermoLase due to ThermoLase's potential inability to satisfy these obligations, except for any indirect effect on the value of Thermo Electron common stock.

    The special committee and the board also considered the following factors, each of which they considered to be negative factors in their deliberations concerning their decisions to approve the merger agreement:

    - Following the merger, the public stockholders would not have the opportunity, except as stockholders of Thermo Electron, to participate in the future earnings or growth, if any, of ThermoLase or benefit from increases, if any, in the value of ThermoLase common stock. The special committee and the board evaluated this factor in light of the recent financial performance of ThermoLase, including its recent history of losses, the current industry outlook, and the risks and uncertainties associated with ThermoLase's future prospects.

    - The positive aspects of ThermoLase, including its hair removal and skin resurfacing technology.

    - Potential or actual conflicts of interest of certain officers and directors of ThermoLase in connection with the merger. See "--Conflicts of Interest."

    The special committee and the board also considered a going concern business analysis of ThermoLase, and in connection with that analysis considered whether or not a sale of ThermoLase to a third party would be feasible. The going concern business analysis was given little, if any weight, because Thermo Electron's holdings in and financial guarantees of ThermoLase make the prospects for such a sale on terms more attractive than the merger doubtful. Additionally, Thermo Electron told the special committee and the board that it had no desire or intention to sell ThermoLase.

    The factors discussed above constitute all of the material factors considered by the special committee and the board. The members of the special committee and the board evaluated the various factors considered in light of their knowledge of the business, financial condition and prospects of ThermoLase and sought and considered the advice of financial and legal advisors. In determining that the merger is fair to the public stockholders, the special committee and the board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the special committee and the board, each of the positive factors listed above, in the aggregate, reinforced their belief that the transaction was fair to the public stockholders and outweighed the negative factors listed above.

    The special committee's and the board's belief as to the procedural fairness of the merger was based, among other things, on the following factors:

    - The special committee consisted of two independent directors appointed by a majority of the board of directors to represent solely the interests of the public stockholders and to provide independent consideration of the transaction.

    - The special committee retained and was advised by independent legal counsel.

    - The special committee retained Stonebridge to assist in evaluating the proposed transaction and received advice from Stonebridge.

    - The special committee and its advisors conducted a detailed review of the business and financial condition of ThermoLase.

    - The exchange ratio and the other terms and conditions of the merger agreement resulted from active arms' length bargaining between representatives of the special committee on the one hand and representatives of management of Thermo Electron on the other.

    - The units, as modified to include a fractional share of Thermo Electron common stock, will be listed on the American Stock Exchange.

    THE SPECIAL COMMITTEE AND THE BOARD HAVE APPROVED THE MERGER AGREEMENT AND BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO THE PUBLIC STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

    In considering the recommendation of the special committee and the board concerning the merger agreement you should be aware that some members of the special committee and the board have interests in the merger that are different from, or in addition to, your interests and that represent actual or potential conflicts of interest. The special committee and the board were aware of these interests and considered them, among other matters, in approving the merger agreement. See "--Conflicts of Interest."

    In order to aid the evaluation of ThermoLase by the special committee and Stonebridge and Stonebridge's assessment of the fairness, from a financial point of view, of the consideration payable to the stockholders, other than Thermo Electron and ThermoTrex, pursuant to the merger agreement, ThermoLase gave the special committee and Stonebridge projected financial data prepared by ThermoLase management which was relied upon by the special committee and Stonebridge without independent verification. See "PROJECTED FINANCIAL DATA."

OPINION OF FINANCIAL ADVISOR

    Stonebridge is a private investment bank that specializes in providing a broad range of corporate finance services to middle market and emerging growth companies. Its primary areas of focus include mergers and acquisitions, divestitures and private placements of debt and equity securities, as well as related corporate advisory services such as fairness opinions, valuations and restructurings and recapitalizations. Stonebridge, as part of these investment banking services, is regularly engaged in the valuation of businesses and their securities.

    Pursuant to a letter agreement dated October 7, 1999, Stonebridge was engaged to act as a financial advisor to the special committee in connection with Thermo Electron's expressed interest in acquiring ThermoLase by an exchange of Thermo Electron shares of common stock for shares of ThermoLase common stock. Under the letter agreement, should ThermoLase's Board of Directors propose that ThermoLase enter into a transaction, Stonebridge was requested to determine the fairness of the merger consideration to the stockholders of ThermoLase, other than Thermo Electron or ThermoTrex, from a financial point of view. Stonebridge was not engaged to, and did not, solicit offers from other parties for the acquisition of ThermoLase or any of its assets. Stonebridge had not previously provided financial advisory services to ThermoLase or Thermo Electron or any of Thermo Electron's corporate affiliates.

    Stonebridge rendered to the special committee on December 14, 1999 an oral and written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters, the merger consideration was fair, from a financial point of view, to ThermoLase's stockholders other than Thermo Electron and ThermoTrex. THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THE STOCKHOLDERS ARE URGED TO READ THAT OPINION CAREFULLY IN ITS ENTIRETY. THE FAIRNESS OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO THE STOCKHOLDERS OF THERMOLASE OTHER THAN THERMO ELECTRON AND THERMOTREX FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE FAIRNESS OPINION. THE FAIRNESS OPINION HAS BEEN PROVIDED FOR THE USE OF THE SPECIAL COMMITTEE IN ITS EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THERMOLASE AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR ADDRESS ANY OTHER ASPECT OF THE MERGER. THE SUMMARY OF THE FAIRNESS OPINION OF STONEBRIDGE SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS A DESCRIPTION OF THE MATERIAL ASPECTS OF THE OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION INCLUDED IN APPENDIX B.

    In connection with rendering the fairness opinion, Stonebridge reviewed and examined, among other items, the following: (1) a draft of the merger agreement dated December 10, 1999; (2) certain publicly available information concerning ThermoLase, including the annual reports on Form 10-K and proxy statements of ThermoLase for each of the fiscal years in the three year period ended
October 3, 1998 and the quarterly reports on Form 10-Q of ThermoLase for the quarters ended January 2, 1999, April 3, 1999 and July 3, 1999; (3) unaudited financial statements for ThermoLase for the fiscal year ended October 2, 1999;
(4) certain publicly available information concerning Thermo Electron, including the annual reports on Form 10-K and proxy statements for Thermo Electron for each of the fiscal years in the three year period ended January 2, 1999, and the quarterly reports on Form 10-Q for the quarters ended April 3, 1999, July 3, 1999, and October 2, 1999; (5) unaudited financial results for Thermo Electron through November 30, 1999; (6) real estate leases to which ThermoLase is a party; (7) the terms and conditions of the ThermoLase units issued in April 1997; (8) the terms and conditions of ThermoLase's $115.0 million subordinated convertible debentures issued in August 1997; (9) financial and operating information with respect to the business, operations and prospects of ThermoLase and Thermo Electron; (10) certain internal business plans and financial budgets prepared by the management of ThermoLase and Thermo Electron and (11) certain publicly available information concerning other aesthetic laser service companies, private label health and beauty aid companies, and diversified companies in the scientific instrument and equipment industry, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions Stonebridge believed to be relevant to its inquiry. During the course of its review, Stonebridge met and had discussions with management of ThermoLase and Thermo Electron concerning their respective company's business and operations, assets, liabilities, present financial condition, future prospects and other matters which Stonebridge believed to be relevant. The fairness opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Stonebridge as of, December 14, 1999. Although subsequent developments may affect the fairness opinion, Stonebridge has assumed no obligation to update, revise or reaffirm it, except to the extent requested by the special committee and for which Stonebridge will receive an additional fee. See "--OTHER SERVICES AND FINANCIAL ARRANGEMENTS" below in this section.

    In its review and in arriving at its opinion, Stonebridge relied upon the accuracy and completeness of all financial and other information that was available to it from public sources, that was provided to it by ThermoLase and Thermo Electron or their representatives or that was otherwise reviewed by it. Stonebridge did not attempt independently to verify any such information and relied upon the assurances of management of ThermoLase and Thermo Electron that they were unaware of any facts that would make the information provided to or reviewed by Stonebridge misleading. Stonebridge assumed that management's financial and business forecasts for ThermoLase and Thermo Electron had been reasonably prepared incorporating management's best, currently available judgments as to the future operating and financial performance of the businesses and that these forecasts would be realized in the amounts and in the time periods currently estimated by management. Except as indicated below, Stonebridge did not make any independent evaluation or appraisal of the assets or liabilities of ThermoLase or Thermo Electron and did not obtain or receive any such evaluation or appraisal from a third party. Stonebridge relied upon the representations of ThermoLase and Thermo Electron to be contained in the merger agreement with respect to legal and other matters. Stonebridge did not conduct a physical inspection of any properties or assets.

    In connection with its analysis and the fairness opinion, Stonebridge performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and therefore such an opinion is not necessarily susceptible to summary description. Furthermore, in arriving at its opinion, Stonebridge considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stonebridge believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

    In performing its analyses, Stonebridge made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ThermoLase and Thermo Electron. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Any theoretical or implied values derived from these analyses are not necessarily indicative of actual fair market values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Stonebridge also assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement presented to it.

    The following is a brief summary of some of the analyses performed by Stonebridge in connection with the preparation of the fairness opinion. The summary does not purport to be a complete description of the analyses underlying the fairness opinion.

    TRANSACTION OVERVIEW

    Stonebridge noted that the merger agreement contemplates that at the effective time of the merger: (1) each share of common stock held by ThermoLase stockholders other than Thermo Electron and ThermoTrex will be entitled to receive a fraction of a share of common stock of Thermo Electron for each share of ThermoLase common stock owned by such stockholder at an exchange ratio calculated to be the product obtained by multiplying (a) 0.158, or the quotient of the average closing price for the five-day period ending the day before the date of the merger agreement of ThermoLase's stock to Thermo Electron stock, by
(b) the quotient obtained by dividing $14.906 by the 20 day average price of Thermo Electron at the effective time of the merger, which we refer to as the Merger Consideration; (2) if at the effective time of the merger the 20 day average stock price for Thermo Electron is less than or equal to $11.925 (80% of $14.906), then the exchange ratio shall be .198 (1.25 times .158) while if at the effective time of the merger the 20 day average stock price for Thermo Electron is greater than or equal to $17.888 (120% of $14.906), then the exchange ratio shall be .132 (0.8333 times .158); (3) at the effective time of the merger, ThermoLase units that are not exchanged for shares of Thermo Electron common stock will be assumed by Thermo Electron and will continue to have the same terms and conditions applicable to the units prior to the effective time of the merger, except that each share of ThermoLase common stock included as part of the unit will be converted into a fractional share of Thermo Electron common stock using the appropriate exchange ratio and except that the redemption right associated with the Thermo Electron stock issued to the unit holders shall entitle the holder of such units to require redemption of such Thermo Electron stock included in the unit for cash in an amount equal to $20.25; and (4) at the effective time of the merger, all outstanding options to purchase shares of ThermoLase common stock will be assumed by Thermo Electron. Each ThermoLase option will be exercisable in accordance with its terms for that number of shares of Thermo Electron common stock equal to the product of the number of ThermoLase shares that were issuable upon exercise, multiplied by the appropriate exchange ratio. The per share exercise price for the shares of Thermo Electron common stock issued upon exercise will be equal to the quotient determined by dividing (a) the exercise price of ThermoLase stock at which the ThermoLase option was exercisable by (b) the appropriate exchange ratio.

    MERGER CONSIDERATION PER SHARE ANALYSIS

    Assuming the effective time of the merger was December 14, 1999, the day Stonebridge delivered the fairness opinion, Stonebridge determined the Merger Consideration per share to be $2.40. Stonebridge calculated this Merger Consideration per share by multiplying .158 times $15.188, the closing price for a share of Thermo Electron common stock on December 13, 1999.

    STOCK TRADING HISTORY

    Stonebridge examined ThermoLase's historical weekly stock price and trading volume since January 1996 as well as over the 52 weeks ended December 10, 1999. ThermoLase's highest stock price from January 1996 to December 10, 1999 was $36.375, which occurred in April 1996, while its stock price reached a low of $1.313 per share in June 1999. Over this period, average daily trading volume was approximately 61,961 shares. During the 52 week period ending December 10, 1999, ThermoLase's highest stock price was $5.063, in December 1998, while its stock price reached a low of $1.313 per share in June 1999. Over this period, average weekly trading volume was approximately 21,691 shares.

    Stonebridge also examined the trading volume history of ThermoLase's common stock over 360, 90 and 30 day periods ended December 13, 1999. During the 360 day period, 46.5% of the trading volume occurred at prices at or above $2.50 per share, and during the 90 day period 59.6% of the volume occurred below $2.00 per share. Over the 30 day period, 67.3% of the volume occurred above $2.00 per share.

    Stonebridge compared ThermoLase's stock price history since January 1996 to the trading history for the period of an index comprised of a group of publicly-traded private-label health and beauty-aid companies consisting of Azurel Ltd.; Carson, Inc.; French Fragrances, Inc.; Inter Parfums, Inc.; Parlux Fragrances, Inc.; Surrey, Inc.; and The Stephan Co. and to the trading history for the period of an index comprised of a group of publicly-traded aesthetic laser service providers consisting of BioLase Technology, Inc.; Candela Corporation; Coherent, Inc.; ESC Medical Systems Ltd.; and Laserscope. Stonebridge considered these companies to be comparable to ThermoLase based upon their business activities and operating formats, although it noted that none of these companies is identical to ThermoLase because of varying sizes, financial condition and general market focus. Stonebridge also compared ThermoLase's stock price history since January 1996 to the AMEX Composite Index and the S&P 600 Small Cap Index for the period.

    Since January 1996, ThermoLase's stock price has significantly underperformed all four indices. Stonebridge further noted that when compared to these publicly-traded private-label health and beauty-aid manufacturers and aesthetic laser service providers, ThermoLase's public float was one of the lowest and that ThermoLase had the third lowest average monthly trading volume. Stonebridge also noted that ThermoLase has only seven percent institutional ownership and is followed by only one equity research analyst. Stonebridge offered its assessment that these factors have influenced ThermoLase's historical stock trading history and would most likely continue to affect the stock's price and trading performance. Stonebridge also took into account that ThermoLase had been notified by the American Stock Exchange of its intention to discontinue the listing of ThermoLase's shares.

    Because the ThermoLase stockholders will be receiving shares of Thermo Electron common stock, Stonebridge also performed a stock trading analysis on Thermo Electron. Stonebridge examined Thermo Electron's historical stock price and trading volume since January 1996 as well as over the 52 week period ended December 10, 1999. Thermo Electron's highest stock price from January 1996 to the week ending December 10, 1999 was $44.00, which occurred in December 1997, while its stock price reached a low of $12.688 per share in April 1999. Over this period, average daily trading volume was approximately 545,548 shares. During the 52 week period ended December 10, 1999, Thermo Electron's highest stock price was $20.063 in June 1999, while its stock price reached a low of $12.688 per share in April 1999. Over this period, average weekly trading volume was approximately 535,963 shares.

    Stonebridge examined the trading volume history of Thermo Electron's common stock over 360, 90 and 30 day periods ended December 13, 1999. Over the 360 day period 39.1% of the trading volume occurred at prices below $15.00 per share, and during the 90 day period 68.2% of the volume occurred below $15.00 per share. Over the 30 day period, 38.3% of the volume occurred below $15.00 per share.

    Stonebridge compared Thermo Electron's stock price history since
January 1996 to the trading history for the period of an index comprised of a group of publicly-traded scientific instrument and equipment companies consisting of Agilent Technologies, Inc.; Baxter International Inc.; Bio-Rad Laboratories, Inc.; Millipore Corporation; PE Corporation; PerkinElmer, Inc.; and Varian Inc. Stonebridge considered these companies to be comparable to Thermo Electron based upon their business activities and operating formats, although it noted that none of these companies is identical to Thermo Electron because of varying sizes, financial condition and general market focus. Stonebridge also compared Thermo Electron's stock price history since
January 1996 to the NYSE Composite Index and the S&P 500 Index. Since
January 1996, Thermo Electron's stock price has underperformed all three indices.

    Stonebridge further noted that Thermo Electron's common stock is traded on the New York Stock Exchange and that Thermo Electron had a public float of approximately 148.5 million shares, had an average monthly trading volume of approximately 11.0 million shares, had 67.4% institutional ownership, and was followed by 15 equity research analysts.

    In rendering the fairness opinion, Stonebridge is expressing no opinion as to the price or the range of prices at which Thermo Electron common stock will trade subsequent to the merger. The fairness opinion is necessarily based upon economic, monetary, market and other conditions and information made available to Stonebridge as of the date of its opinion.

    PREMIUMS PAID ANALYSIS

    Stonebridge noted that the Merger Consideration per share calculated as of the close of trading on December 13, 1999 of $2.40 represented a 12.9% premium over ThermoLase's closing stock price of $2.13 on December 10, 1999 (one day prior), a 12.9% premium over ThermoLase's closing stock price of $2.13 on December 6, 1999 (one week prior), and a 28.0% premium over ThermoLase's stock price of $1.88 on November 15, 1999 (30 days prior).

    As a comparison, Stonebridge reviewed and analyzed public information for 78 transactions completed or announced between September 1994 and December 1999 in which the buyer was acquiring the remaining interest in the target that it did not already own to determine the relative premiums paid in these transactions over the target companies' stock price one day, one week and 30 days prior to the announcement of the transaction. Of these, 30 transactions provided information Stonebridge deemed relevant to the premiums paid analysis. For these transactions, the range of premiums paid relative to the stock price one day prior to the announcement date was (14.7%) to 100.0%, the range of premiums paid relative to the stock price one week prior to the announcement date was (14.7%) to 112.5%, and the range of premiums paid relative to the stock price 30 days prior to the announcement in these acquisitions was (26.9%) to 77.8%.

    THERMOLASE--COMPARABLE PUBLIC COMPANY ANALYSES

    Stonebridge analyzed ThermoLase's ongoing businesses, Creative Beauty Innovations, Inc., or CBI, and ThermoLase U.K., on a stand-alone basis using appropriate multiples of operating performance derived from the peer groups of public companies referred to above. Given that the redemption price of the units is significantly greater than ThermoLase's stock price as of the close of trading on December 13, 1999, Stonebridge assumed that 2.0 million shares of common stock with redemption rights will be put to ThermoLase for cash. Therefore, for implied per share valuations, Stonebridge assumed 37,347,996 total shares outstanding.

    CBI

    For the purposes of valuing CBI, Stonebridge reviewed and compared selected historical and current operating and financial data of CBI to comparable data of the private label health and beauty aid group of comparable companies listed above. Historical and current financial data compared included total capitalization; market equity capitalization; revenues; earnings before interest, taxes, depreciation and amortization, referred to as EBITDA; earnings before interest and taxes, referred to as EBIT; net income; book value; revenue growth; gross profit margin; EBITDA margin; EBIT margin and net margin.

    Over the last three full fiscal years for each company, CBI's compound annual revenue growth rate of (2.3%) was lower than that of all but one of the peer group companies and lower than the group's median of 15.1% and mean of 32.1%. CBI's 1997 EBIT margin of 4.6% was lower than that of all but two of the peer group companies, as well as lower than the group's mean of 7.7% and median of 10.6%. In 1998, CBI recorded an EBIT margin of (5.1%), which was lower than many of the peer group companies, as well as lower than the group's mean of 1.3% and median of 4.0%. CBI's EBIT margin of (20.0%) for the latest twelve months, also referred to as LTM, was lower than that of all but one of the peer group companies, as well as lower than the group's mean of 2.9% and median of 5.7%.

    CBI recorded net income in 1997, but recorded net losses in 1998 and the LTM 1999. In 1997, CBI's net margin of 1.7% was lower than that of all but two of the peer group companies, as well as lower than the group's mean of 2.6% and median of 3.4%. CBI's 1998 net margin of (7.0%) was lower than that of four of the peer group companies, as well as lower than the group's mean of (1.5%) and median of 1.8%. For the LTM ended September 30, 1999, CBI's net margin of (25.3%) was lower than all of the peer group companies, as well as lower than the group's mean of (1.3%) and median of 3.3%.

    Stonebridge calculated that the mean and median equity capitalization values as multiples of revenue for the LTM ended September 30, 1999 for the peer group were 0.72 and 0.77 times, respectively. Applying those multiples to CBI's latest twelve months of revenue, and applying a 40.7% acquisition control premium based on Stonebridge's review of premiums paid over the last 18 months, an implied equity valuation range of $24.9 million to $26.4 million for CBI was calculated, resulting in an implied per share equity valuation range of $0.67 to $0.71. Stonebridge was not able to perform this analysis using CBI's EBITDA, EBIT, and net income given that these figures were negative for the LTM ended
September 30, 1999.

    THERMOLASE U.K.

    For the purposes of valuing ThermoLase U.K., Stonebridge reviewed selected historical and current operating and financial data of ThermoLase U.K. and the comparable data of the aesthetic laser group of comparable companies listed above. Historical and current financial data reviewed included total capitalization, market equity capitalization, revenues, EBITDA, EBIT, net income, book value, revenue growth, gross profit margin, EBITDA margin, EBIT margin and net margin.

    Stonebridge did not compare ThermoLase U.K.'s historical performance to that of the peer group because the foreign operations of ThermoLase were divided among several operating entities and were only consolidated into ThermoLase U.K. during fiscal 1999.

    Stonebridge calculated that the mean and high equity capitalization values as multiples of revenue for the LTM ended September 30, 1999 for the peer group were 2.37 and 6.28 times, respectively. The mean-to-high range was selected because of ThermoLase's strong revenue growth rate relative to the peer group. Stonebridge applied these multiples to ThermoLase U.K.'s LTM ended
September 30, 1999 of revenue, incorporated a 40.7% acquisition control premium based on Stonebridge's review of premiums paid over the last 18 months, and further adjusted the valuations to reflect ThermoLase's 46% ownership interest in ThermoLase U.K. This yielded an implied equity valuation range of $3.4 million to $11.0 million for ThermoLase U.K. and an implied per share equity valuation range of $0.09 to $0.30. Stonebridge was not able to perform this analysis using ThermoLase U.K.'s EBITDA, EBIT, and net income given that these figures were negative for the LTM ended September 30, 1999.

    THERMOLASE--COMPARABLE TRANSACTION ANALYSES

    Stonebridge examined mergers and acquisitions in the past three years within the health and beauty products industry and the past five years for the medical device industry to determine multiples of operating performance paid in arms-length transactions.

    CBI

    Stonebridge examined and analyzed certain financial parameters of merger and acquisition transactions for the three-year period from November 1996 to December 1999 in the health and beauty products industry. Of the 77 transactions examined, 19 disclosed target company information from which the companies could be valued as multiples of revenue, EBITDA, or EBIT. Stonebridge then calculated the market capitalization value of these companies as multiples of revenue given that CBI's EBITDA and EBIT were negative for the latest twelve months ended September 30, 1999. The median and mean revenue multiples of the comparable transactions were 1.06 and 1.92 times, respectively. Applying these multiples to CBI's revenues for the latest twelve months, an implied equity valuation range of $24.5 million to $44.3 million, and a per share implied equity valuation range of $0.66 to $1.19 was calculated for CBI.

    THERMOLASE U.K.

    Stonebridge examined and analyzed certain financial parameters of merger and acquisition transactions for the five-year period from January 1995 to December 1999 in the aesthetic laser industry. Of the 71 transactions examined, 63 disclosed target company information from which the companies could be valued as multiples of revenue, EBITDA, or EBIT. Stonebridge then calculated the market capitalization value of these companies as multiples of revenue given that ThermoLase U.K.'s EBITDA and EBIT were negative for the latest twelve months ended September 30, 1999. The mean to high revenue multiples of the comparable transactions were 4.23 and 17.26 times, respectively. Applying these multiples to ThermoLase U.K.'s revenues for the latest twelve months ending September 30, 1999 and adjusting the valuations to reflect ThermoLase's 46% ownership interest in ThermoLase U.K. an implied equity valuation range of $5.0 million to $23.0 million and a per share implied equity valuation range of $0.13 to $0.62 was calculated for ThermoLase U.K.

    THERMOLASE--DISCOUNTED CASH FLOW ANALYSIS

    To derive a theoretical valuation of CBI's and ThermoLase U.K.'s equity value based on the company's future business opportunities, Stonebridge performed a discounted cash flow analysis based upon pro forma financial projections for 2000 through 2004 using information supplied by ThermoLase management. To estimate the total net present value of CBI and ThermoLase U.K. before giving effect to their respective capital structures, Stonebridge discounted the projected stream of after-tax cash flows and the terminal value, defined as the estimated future sale value, of the CBI and ThermoLase U.K. businesses as reflected in the projections.

    CBI

    For CBI, the discounted cash flow model was constructed based on management's budget for fiscal 2000 and Stonebridge's projections for the fiscal years 2001 through 2004 using information supplied by ThermoLase management. For this analysis, Stonebridge applied discount rates ranging from 14% to 18%, which were selected based on a weighted average cost of capital analysis of CBI. To calculate the terminal value, Stonebridge employed multiples of 1.0 to 2.0 times projected revenue in 2004 that were based primarily on a review of the company and transaction analyses deemed comparable by Stonebridge. This discounted cash flow analysis suggested an implied equity valuation range of $24.5 million to $42.7 million for CBI, or $0.66 to $1.14 per share.

    THERMOLASE U.K.

    For ThermoLase U.K., the discounted cash flow model was constructed based on management's budget for fiscal 2000 and 2001 and Stonebridge's projections for the fiscal years 2002 through 2004 based upon information supplied by management. For this analysis, Stonebridge applied discount rates ranging from 16% to 20%, which were selected based on a weighted average cost of capital analysis of ThermoLase U.K. To calculate the terminal value, Stonebridge employed multiples of 2.0 to 3.0 times projected revenue in 2004, which were based primarily on a review of the comparable company and comparable transaction analyses. Taking into account ThermoLase's 46% ownership interest in ThermoLase U.K., this discounted cash flow analysis suggested an implied equity valuation range of $11.8 million to $17.8 million for ThermoLase U.K., or $0.32 to $0.48 per share.

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
    THERMOLASE OVERALL ASSESSMENT

    Stonebridge's overall assessment included not only CBI and ThermoLase U.K. but several other assets and liabilities as well, including those related to ThermoLase's previous operations in the aesthetic laser industry and its spa operations. In order to analyze the potential future cash flows of these other aspects of ThermoLase, Stonebridge segmented ThermoLase into its remaining assets and liabilities. The assets consisted of cash on the balance sheet; notes receivable from the sale of the spas; a note receivable from ThermoLase U.K.; intellectual property, and other miscellaneous assets. The liabilities consisted of $115.0 million of subordinated convertible debentures; $40.5 million of common stock with redemption rights; and other miscellaneous liabilities. Stonebridge used discount rates of 16% and 18%, based on the weighted average cost of capital of CBI and ThermoLase U.K., to calculate the present value of each non-CBI and non-ThermoLase U.K. asset and liability category as follows:

    ASSETS:

    1.  Cash on the balance sheet: $12.8 million as of December 3, 1999.

    2.  Notes receivable from the sale of the spas of $12.5 million:
       $11.9 million to $12.1 million based on an assumed maturity of December 31, 2000.

    3. Note receivable from ThermoLase U.K. of $1.4 million: $439,495 to $666,558 based on an assumed repayment period of five to seven years.

    4. Other assets: Various balance sheet items were ascribed full value of $2.7 million while a $4.4 million investment in Anti-Cancer, Inc. was ascribed a range of values from zero to $4.4 million.

    5. Intellectual property: ThermoLase owns a number of trademarks, patents and other intellectual property related to the use of lasers in the hair removal, skin resurfacing, and drug delivery industries. Stonebridge retained an outside consultant with expertise in this general area to conduct a review of ThermoLase's existing patent portfolio and to assess the market size and potential of the technologies owned by ThermoLase. For purposes of this analysis, Stonebridge assumed that ThermoLase would license the technology to a third party who would maintain a market share of 1.0% to 2.0% in the hair removal and skin resurfacing industries. Stonebridge assumed royalty payments ranging from 5.0% to 8.0% based on both equipment sales and the number of procedures performed. Stonebridge did not ascribe any value to ThermoLase's intellectual property for the purposes of drug delivery given ThermoLase's lack of product development and the existing work being done by other companies in this area. Based on these assumptions and market size estimates and the report of the consultant, Stonebridge estimated the value of ThermoLase's intellectual property to be between $26.8 million and $102.2 million.

    LIABILITIES:

    1. $40.5 million of common stock with redemption rights: $32.4 million to $33.2 million based on the assumption that the units will be put to ThermoLase in April 2001.

    2. $115.0 million of subordinated convertible debentures: $66.2 million to $71.5 million for the principal and interest of these debentures due in 2004.

    3. Other liabilities: Stonebridge ascribed full value to $3.2 million of current liabilities related to the spa operations, and a range of values for contingent lease obligations related to the sale of its spa operations of zero to $12.8 million.

    Collectively, the implied valuation range for ThermoLase's assets other than CBI and ThermoLase U.K. totaled $54.7 million to $134.9 million, or $1.46 to $3.60 per share, while the implied valuation range for ThermoLase's liabilities other than those of CBI and ThermoLase U.K. totaled ($101.8 million) to ($120.7 million), or ($2.72) to ($3.23) per share.

    To arrive at a valuation range for ThermoLase as an entire enterprise, Stonebridge added the implied values of the non-CBI and ThermoLase U.K. assets and liabilities to the range of values derived for CBI and ThermoLase U.K. using the comparable company, comparable transaction, and discounted cash flow analyses. For CBI, the range of implied equity values derived from these analyses was $24.5 million to $44.3 million, or $0.66 to $1.19 per share, while the same analyses yielded a range of implied equity values for ThermoLase U.K. of $3.4 million to $23.0 million, or $0.09 to $0.62 per share. Based on these ranges of implied values for CBI, ThermoLase U.K., and ThermoLase's remaining assets and liabilities, Stonebridge arrived at an implied total equity valuation range for ThermoLase of ($38.1 million) to $100.4 million, or ($1.02) to $2.69 per share.

    THERMO ELECTRON

    Because the ThermoLase stockholders will be receiving shares of Thermo Electron common stock, Stonebridge also performed several analyses of Thermo Electron, including a comparable company analysis, a discounted cash flow analysis, and a subsidiary portfolio analysis. In rendering the fairness opinion, Stonebridge expresses no opinion as to the price or the range of prices at which Thermo Electron common stock will trade subsequent to the merger. The fairness opinion is necessarily based upon economic, monetary, market and other conditions and information made available to Stonebridge as of the date of its opinion.

    THERMO ELECTRON--COMPARABLE PUBLIC COMPANY ANALYSES

    The comparable company analysis performed by Stonebridge analyzed Thermo Electron using appropriate multiples of operating performance derived from the peer group of public companies consisting of Agilent Technologies, Inc.; Baxter International Inc.; Bio-Rad Laboratories, Inc.; Millipore Corporation; PE Corporation; PerkinElmer, Inc.; and Varian Inc. For the purposes of analyzing Thermo Electron, Stonebridge reviewed and compared selected historical and current operating and financial data of Thermo Electron to the comparable data of the peer group. Historical and current financial data compared included total capitalization, market equity capitalization, revenues, EBITDA, EBIT, net income, book value, revenue growth, gross profit margin, EBITDA margin, EBIT margin and net margin.

    Over the last three full fiscal years for each company, Thermo Electron's compound annual revenue growth rate of 14.8% was higher than all but one of the peer group companies, and higher than the group's median of 5.2% and mean of 7.7%. Thermo Electron's 1997 EBIT margin of 11.4% was higher than four of the peer group companies, and higher than the group's mean of 10.5% and median of 11.2%. In 1998, Thermo Electron recorded an EBIT margin of 9.7%, which was higher than that of all but two of the peer group companies, as well as higher than the group's median of 7.0% and mean of 9.3%. Thermo Electron's EBIT margin of 6.8% for the latest twelve months was lower than all but two of the peer group companies, as well as lower than the group's median of 9.5% and mean of 10.3%.

    Thermo Electron's 1997 net income margin of 6.7% was lower than two of the peer group companies, but higher than the group's mean of 5.3% and median of 5.6%. In 1998, Thermo Electron's net margin of 5.2% was lower than that of three of the peer group companies and lower than the group's mean of 5.8%, but higher than the peer group's median of 4.4%. In the latest twelve months of 1999, Thermo Electron's net margin of 1.9% was lower than all but one of the peer group companies, as well as lower than the group's median of 6.2% and mean of 6.9%.

    Stonebridge calculated that the low and mean equity capitalization values as multiples of revenue for the LTM ended September 30, 1999 for the peer group were 0.69 and 1.73 times, respectively. Applying these multiples to Thermo Electron's LTM revenues suggested an implied equity valuation range of $1.84 billion to $6.18 billion, or $11.60 to $39.06 per share, respectively. The low and mean multiples of EBIT for the LTM ended
September 30, 1999 for the peer group were 7.2 and 16.2 times, respectively. Applying these multiples to Thermo Electron's LTM ended September 30, 1999 EBIT suggested an implied equity valuation range of $1.02 billion to $3.57 billion, or $6.41 to $22.56 per share, respectively. The low and mean multiples of EBITDA for the LTM ended September 30, 1999 for the peer group were 4.8 and 11.0 times, respectively. Applying these multiples to Thermo Electron's LTM EBITDA suggested an implied equity valuation range of $1.22 billion to $4.09 billion, or $7.68 to $25.85 per share, respectively. The low and mean multiples of net income for the LTM ended September 30, 1999 for the peer group were 10.0 and 22.9 times, respectively. Applying these multiples to Thermo Electron's LTM net income suggested an implied equity valuation range of $811 million to $1.86 billion, or $5.12 to $11.73 per share, respectively. The low-to-mean range was selected because of Thermo Electron's recent weak operating performance relative to the scientific instrument and equipment peer group of comparable companies.

    THERMO ELECTRON--DISCOUNTED CASH FLOW ANALYSIS

    To derive a theoretical valuation of Thermo Electron's equity value based on its future business opportunities, Stonebridge performed a discounted cash flow analysis based upon management's pro forma financial projections for 2000, and Stonebridge's projections for 2001 through 2004 based upon information supplied by management. To estimate the total net present value of Thermo Electron before giving effect to its capital structure, Stonebridge discounted the projected stream of after-tax cash flows and the terminal value, defined as the estimated future sale value, as reflected in the projections. For this analysis, Stonebridge applied discount rates ranging from 12% to 16%, which were selected based on a weighted average cost of capital analysis of Thermo Electron. To calculate the terminal value, Stonebridge employed multiples of 11.0 to 13.0 times projected EBIT in 2004, which was based primarily on a review of the comparable company analysis. This discounted cash flow analysis suggested an implied equity valuation range of $3.15 billion to $3.83 billion, or $19.91 to $24.23 per share.

    THERMO ELECTRON--SUBSIDIARY PORTFOLIO ANALYSIS

    The subsidiary portfolio analysis performed by Stonebridge valued Thermo Electron based on its direct ownership interest in each of its publicly held subsidiaries as well as its wholly owned subsidiaries, as of November 17, 1999. Based on the stock prices of each subsidiary at the close of trading on December 13, 1999, Thermo Electron's ownership interest had a value of $2.59 billion, or $16.35 per share. Based on management's 1999 EBIT estimate for the wholly owned subsidiaries and Thermo Electron's own EBIT multiple, Stonebridge derived an implied equity value of $282.9 million for the wholly owned subsidiaries, or $1.79 per share. After deducting Thermo Electron's net debt as of October 2, 1999, Stonebridge derived a total equity value for Thermo Electron of $2.76 billion, or $17.44 per share.

    OTHER SERVICES AND FINANCIAL ARRANGEMENTS

    In its capacity as financial advisor to the special committee, Stonebridge assisted in the review and evaluation of all relevant information relating to the merger, and assisted the special committee in negotiating and structuring the final terms and conditions of the merger agreement. Although Stonebridge provided advice to the special committee and its legal advisor during the course of the negotiations of the merger agreement, the decision to enter into the merger agreement was solely that of ThermoLase's board of directors. Stonebridge did not solicit offers from parties other than Thermo Electron.

    Pursuant to the engagement letter between the special committee and Stonebridge, ThermoLase has paid Stonebridge monthly retainers totaling $75,000, $75,000 upon the delivery of the fairness opinion, regardless of the conclusions expressed therein, and $50,000 upon the mailing of the proxy statement-prospectus. If Stonebridge is asked to render an updated fairness opinion, it will be paid $15,000 for each fairness opinion rendered. In addition, ThermoLase has agreed to indemnify Stonebridge and its affiliates against certain liabilities arising out of Stonebridge's engagement and to reimburse Stonebridge for its reasonable out-of-pocket expenses and legal fees in connection with the engagement. Thermo Electron has joined in ThermoLase's obligation to indemnify.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER

    Thermo Electron intends to undertake the merger in order to acquire all of the outstanding shares of ThermoLase common stock. In deciding to acquire all of the outstanding shares of ThermoLase common stock, Thermo Electron considered the following factors:

    - uncertainty regarding ThermoLase's future growth prospects, including difficulties relating to the business of ThermoLase;

    - recent public capital market trends affecting small companies and the impact of those trends on ThermoLase, including the low liquidity in the public markets resulting from the small market float of ThermoLase common stock and the absence of significant analyst coverage of ThermoLase common stock;

    - ThermoLase's debt (as of October 2, 1999, ThermoLase had debt of approximately $115 million under its 4 3/8% convertible subordinated debentures due 2004, of which approximately $8.2 million was owed to Thermo Electron);

    - the costs of being a public company, including the costs of preparing and filing quarterly, annual and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Thermo Electron estimates to be approximately $450,000 per year including fees for an audit by an independent accounting firm and legal fees;

    - the burdens on management of public reporting and other tasks required of public companies, including for example, the time and resources required to deal with stockholder and analyst inquires, and investor and public relations;

    - the availability to competitors of information about ThermoLase and its subsidiaries, resulting from ThermoLase's obligation to file reports with the SEC; and

    - the greater ability of ThermoLase's management to focus on long-term business goals, as opposed to quarterly earnings, if it were a private company.

    Thermo Electron also considered the number of ThermoLase shares held by the public stockholders, recent trends in the price of ThermoLase common stock and the relative lack of liquidity for ThermoLase common stock. Thermo Electron also reviewed the net overall cost of the transaction and its benefits, including the transaction's contribution to Thermo Electron's earnings. Thermo Electron also explored the impact on its own common stock of the issuance of shares proposed to be used for this transaction. In addition, Thermo Electron considered that, by acquiring the minority stockholder interest in ThermoLase, it would advance the goal of its proposed corporate reorganization by reducing the number of Thermo Electron's majority-owned, public subsidiaries.

    After consideration of the factors identified above, Thermo Electron determined that the advantages of acquiring all of the outstanding shares of ThermoLase outweighed the disadvantages, and decided to propose that Thermo Electron acquire all of the outstanding shares of ThermoLase common stock not already owned by Thermo Electron or ThermoTrex in a stock for stock exchange. After extensive negotiations with the special committee, Thermo Electron entered into the merger agreement, under which ThermoLase will become an indirect wholly-owned subsidiary of Thermo Electron.

PURPOSE AND REASONS OF THERMOLASE FOR THE MERGER

    The purpose of ThermoLase for engaging in the transactions contemplated by the merger agreement is to address the following factors, which were considered by ThermoLase in determining to engage in the merger:

    - uncertainty regarding ThermoLase's future growth prospects, including difficulties relating to the business of ThermoLase;

    - recent public capital market trends affecting small companies and the impact of those trends on ThermoLase, including the low liquidity in the public markets resulting from the small market float of ThermoLase common stock and the absence of significant analyst coverage of ThermoLase common stock;

    - ThermoLase's debt (as of October 2, 1999, ThermoLase had debt of approximately $115 million under its 4 3/8% convertible subordinated debentures due 2004, of which approximately $8.2 million was owed to Thermo Electron);

    - the costs of being a public company, including the costs of preparing and filing quarterly, annual and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Thermo Electron estimates to be approximately $450,000 per year including fees for an audit by an independent accounting firm and legal fees;

    - the burdens on management of public reporting and other tasks required of public companies, including for example, the time and resources required to deal with stockholder and analyst inquires, and investor and public relations;

    - the availability to competitors of information about ThermoLase and its subsidiaries, resulting from ThermoLase's obligation to file reports with the SEC; and

    - the greater ability of ThermoLase's management to focus on long-term business goals, as opposed to quarterly earnings, if it were a private company.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Electron considered the findings and recommendations of ThermoLase's special committee and board with respect to the fairness of the merger to the public stockholders. As of the date of the merger agreement, Thermo Electron adopted the findings and recommendations of the special committee and the board with respect to the fairness of the merger. Based on the findings and recommendations of the special committee, and its own review of the terms of the merger, Thermo Electron believes that the merger is both procedurally and substantively fair to the public stockholders and that the terms of the merger, including the exchange ratio, are fair to the public stockholders from a financial point of view. Thermo Electron did not attach specific weights to any factors in reaching its belief as to fairness. Thermo Electron is not making any recommendation as to how you should vote on the merger agreement.

    Some officers and directors of Thermo Electron are also officers and directors of ThermoLase and have interests that are in addition to, or different from, your interests. See "--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest and, based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the merger by ThermoLase's special committee and the receipt by the special committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the ThermoLase board with respect to the merger, the public stockholders should be aware that officers and directors of ThermoLase may have interests in connection with the merger that present them with actual or potential conflicts of interest, as summarized below. The special committee and the ThermoLase board were aware of these interests and considered them among the other matters described above under "--The Special Committee's and the Board's Recommendation."

    Following consummation of the merger, the current executive officers and directors of ThermoLase will continue as the initial executive officers and directors of the surviving corporation; however, Thermo Electron intends to appoint a board of directors comprised solely of members of the surviving corporation's and ThermoLase's management after the merger. Officers and directors who own ThermoLase common stock will receive shares of Thermo Electron common stock in the merger on the same terms as all the other stockholders.

    SPECIAL COMMITTEE.

    As compensation for serving on the special committee, which formally met on five occasions from June, 1999 through the date of this document, the ThermoLase board has authorized that each member of the special committee receive a one-time, special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.

    As of May 31, 2000, Dr. Baldwin had options to acquire 62,400 shares of ThermoLase common stock at exercise prices ranging from $2.70 to $4.44 per share. These options will be treated on the same terms as all other ThermoLase stock options and therefore will be assumed by Thermo Electron and be converted into options to acquire shares of Thermo Electron common stock. See "--Effect of the Merger on ThermoLase Stock Options, Units and Debentures." Dr. Baldwin does not own any shares of ThermoLase common stock. Dr. Baldwin owns 1,000 shares of Thermo Electron common stock and does not have any options to acquire Thermo Electron common stock.

    Mr. Booth does not own any shares of ThermoLase common stock and does not have any options to acquire ThermoLase common stock, and accordingly will receive no shares of Thermo Electron common stock in the merger. Mr. Booth also does not own any shares of Thermo Electron common stock and does not hold any options to acquire Thermo Electron common stock.

    THERMOLASE DIRECTORS AND EXECUTIVE OFFICERS.

    The members of the ThermoLase board, other than the members of the special committee, and the executive officers of ThermoLase own in the aggregate 50,673 shares of ThermoLase common stock, and would receive approximately 6,688 shares of Thermo Electron common stock in exchange for these ThermoLase shares in the merger, assuming an exchange ratio of 0.132 and a Thermo Electron 20 day average stock price of $19.99. In addition, such ThermoLase board members and executive officers hold options to acquire an aggregate of 342,250 shares of ThermoLase common stock, with exercise prices ranging from $2.70 to $4.99. These options will be treated on the same terms as all other ThermoLase stock options and therefore will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron common stock. See "--Effect of the Merger on ThermoLase Stock Options, Units and Debentures." Deferred units equal to an aggregate of 4,425 shares of ThermoLase common stock have accumulated under ThermoLase's deferred compensation plan for directors, which units will be converted into the right to receive 584 shares of Thermo Electron common stock, assuming an exchange ratio of 0.132 and a Thermo Electron 20 day average stock price of $19.99. See "--Deferred Compensation Plan for Directors." In addition, the ThermoLase board members and executive officers also beneficially owned 1,390,837 shares of Thermo Electron common stock as of May 31, 2000.

    Further, certain members of the ThermoLase board and certain executive officers hold directorships or officer positions with Thermo Electron. John T. Keiser, who is a director and chairman of the board of ThermoLase, is also the chief operating officer, biomedical of Thermo Electron. Elias P. Gyftopoulos, a director of ThermoLase, is also a director of Thermo Electron. Theo Melas-Kyriazi, the chief financial officer of ThermoLase, is also the chief financial officer and a vice president of Thermo Electron.

    INDEMNIFICATION AND INSURANCE.

    The officers and directors of ThermoLase are also covered under various indemnification arrangements with Thermo Electron. See "--Indemnification and Insurance."

EFFECTS OF THE MERGER

    As a result of the merger, Thermo Electron will beneficially own the entire equity interest in ThermoLase. Thermo Electron will have complete control over the conduct of ThermoLase's business and will have a 100% interest in the net book value and net earnings of ThermoLase and any future increases in the value of ThermoLase. Thermo Electron's ownership of ThermoLase prior to the merger was approximately 83%. Upon completion of the merger, Thermo Electron's interest in ThermoLase's net book value of negative $139.2 million on April 1, 2000, and net loss of $93.3 million for the fiscal year ended October 2, 1999, and net loss of $5.5 million for the six months ended April 1, 2000, respectively, would increase from approximately 83% of such amounts to 100% of such amounts. You will no longer have any interest in, and will not be a stockholder of, ThermoLase and therefore will not directly participate in ThermoLase's future earnings and potential growth. In addition, you will no longer bear the risk of any decreases in the value of ThermoLase. Instead, the stockholders of ThermoLase other than Thermo Electron and ThermoTrex will have the right to receive shares of Thermo Electron common stock in accordance with the terms of the merger.

    In addition, after the merger, ThermoLase common stock will no longer be traded on the American Stock Exchange, price quotations for sales of shares in the public market will no longer be available and the registration of ThermoLase common stock under the Exchange Act will be terminated. The termination of registration of ThermoLase common stock under the Exchange Act will eliminate ThermoLase's obligation to file periodic financial and other information with the SEC and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

CONDUCT OF THERMOLASE'S BUSINESS AFTER THE MERGER

    Thermo Electron is continuing to evaluate ThermoLase's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel, and discussing what changes, if any, will be desirable. ThermoLase expects to seek a buyer for its CBI subsidiary following the merger. ThermoLase is not currently engaged in negotiations with respect to the sale of CBI. Thermo Electron does not currently contemplate any material change in the composition of ThermoLase's management except that Thermo Electron intends to appoint a board of directors comprised of the surviving corporation's management after the merger.

CONDUCT OF THE BUSINESS OF THERMOLASE IF THE MERGER IS NOT CONSUMMATED

    If the merger is not consummated, the board of directors expects that ThermoLase's current management will continue to operate ThermoLase's business substantially as currently operated, except for the possible sale of CBI. See "--Conduct of ThermoLase's Business After the Merger."

CONVERSION OF SECURITIES

    At the effective time of the merger, each share of ThermoLase common stock, other than shares held in treasury by ThermoLase and shares held by Thermo Electron and ThermoTrex, will be automatically converted into the right to receive a fraction of a shares of Thermo Electron common stock, as set forth below. Except for the right to receive shares of Thermo Electron common stock, from and after the effective time of the merger, all shares of ThermoLase common stock will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing shares of ThermoLase common stock will after the effective time cease to have any rights with respect to the shares, other than the right to receive shares of Thermo Electron common stock for their shares of ThermoLase common stock upon surrender of the stock certificate.

    Under the agreement, the number of Thermo Electron shares to be issued to ThermoLase public stockholders will be determined at the completion of the merger, as described below.

    - If the average closing price of Thermo Electron stock is between $11.925 and $17.887 for the 20 trading days prior to the effective date of the merger, a preliminary exchange ratio of 0.158 shares of Thermo Electron common stock for each ThermoLase share would be adjusted on the effective date by multiplying the 0.158 by a fraction--the numerator being $14.906 (the average per-share closing price of Thermo Electron common stock for the 20 trading days ending December 13, 1999), and the denominator being the average per-share closing price of Thermo Electron common stock for the 20 trading days ending on the day before the effective date.

    EXAMPLE: Assuming that the 20-day average closing price of Thermo Electron common stock prior to the effective date is $15.00, and that the closing price on the effective date is $15.50, then each ThermoLase share would be exchanged for 0.157 shares of Thermo Electron common stock, giving each ThermoLase share a value of approximately $2.43 on the effective date.

    This would be computed as follows: 0.158 X (14.906/15.00) = 0.157, and
0.157 X $15.50 = $2.43.

    - If the average closing price of Thermo Electron common stock for the 20 trading days prior to the effective date is below $11.925, the exchange ratio would be fixed at 0.198 shares of Thermo Electron common stock per ThermoLase share.

    - If the average closing price of Thermo Electron common stock for the 20 trading days prior to the effective date is above $17.887, the exchange ratio would be fixed at 0.132 shares of Thermo Electron common stock per ThermoLase share.


    As of May 31, 2000, assuming an exchange ratio of 0.132 and an average closing price of Thermo Electron stock for the 20 trading days prior to the effective date of $20.91, ThermoLase public stockholders would hold approximately 0.5% of the outstanding Thermo Electron common stock following the merger. If you also assume the exercise or conversion of all outstanding ThermoLase stock options and debentures, which will, after the merger, be exercisable for or convertible into Thermo Electron common stock, ThermoLase public stockholders would hold approximately 1.2% of the outstanding Thermo Electron common stock following the merger.


    You will not receive interest on the consideration payable upon the surrender of your stock certificates. Payment of the exchange ratio to a person who is not the registered holder of a stock certificate is conditioned upon the surrendered certificate being properly endorsed and otherwise in proper form for transfer, as determined by the exchange agent. Further, the person requesting payment will be required to pay any transfer or other taxes required because of the payment to a person other than the registered holder of the stock certificate, or establish to the satisfaction of the exchange agent that any necessary tax has been paid or is not payable. Six months after the effective time, Thermo Electron may require the exchange agent to deliver to it any shares of Thermo Electron common stock and any cash in lieu of fractional shares made available to the exchange agent which have not been disbursed to ThermoLase common stockholders. Neither the exchange agent nor any party to the merger agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid pursuant to any applicable abandoned property, escheat or similar law.

    At the effective time, each share of common stock of ThermoLase Acquisition will automatically be converted into one share of common stock of the surviving corporation. All shares held in treasury by ThermoLase will, at the effective time, cease to exist.

EFFECT OF THE MERGER ON THERMOLASE STOCK OPTIONS, UNITS AND DEBENTURES

    ThermoLase has, from time to time, issued options to acquire ThermoLase common stock under its incentive stock option plan, its equity incentive plan, and its directors stock option plan, each as amended. At the effective time of the merger, each outstanding ThermoLase stock option under the ThermoLase stock option plans, whether or not exercisable, will be assumed by Thermo Electron. Each ThermoLase stock option will continue to have, and be subject to, the same terms and conditions that it had immediately prior to the effective time, except that:

    - each ThermoLase stock option will be exercisable for a number of shares of Thermo Electron common stock determined by multiplying the number of shares of ThermoLase common stock issuable upon exercise of the option immediately prior to the effective time of the merger by the exchange ratio, rounded down to the nearest whole share; and

    - the exercise price for the shares of Thermo Electron common stock issuable upon exercise of the option will be determined by dividing the exercise price per share of ThermoLase common stock at which the option was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent.

    In addition, the merger agreement provides that the ThermoLase units, currently consisting of one share of ThermoLase common stock coupled with the right to have ThermoLase redeem that share for $20.25 in April 2001, will be modified so that, following the merger, each unit will consist of a fractional share of Thermo Electron common stock, based on the same exchange ratio applicable to all stockholders, that will be redeemable in April 2001 for $20.25. The cash value of the redemption right will remain constant before and after the merger. Thermo Electron will use its best efforts to list the units, as modified, on the American Stock Exchange.

    After the merger, ThermoLase's debentures will be convertible into shares of Thermo Electron common stock, rather than into shares of ThermoLase common stock. The debentures are currently convertible into ThermoLase common stock at a price of $17.385 per share. An aggregate of $115 million principal amount of the debentures was outstanding as of May 31, 2000. Holders of the debentures will not have the right to cause ThermoLase to redeem the debentures as a result of the merger. At an assumed exchange ratio of 0.132, following the merger, the debentures will be convertible into Thermo Electron common stock at a conversion price of $131.70 per share.

DEFERRED COMPENSATION PLAN FOR DIRECTORS


    At the effective time, the ThermoLase deferred compensation plan for outside directors will terminate, and ThermoLase will distribute to each participant Thermo Electron common stock in an amount equal to the balance of stock units credited to such participant's account, as of the effective time, multiplied by the exchange ratio. Two directors, Dr. Gyftopoulos and Dr. Zervas, had as of April 1, 2000, deferred units equal to 2,180 and 2,245 shares of ThermoLase common stock under the deferred compensation plan. These directors would receive 287 and 296 shares of Thermo Electron common stock, respectively, at the effective time of the merger, assuming an exchange ratio of 0.132 and a Thermo Electron 20 day stock price of $20.91.

TRANSFER OF SHARES

    Shares of ThermoLase common stock will not be transferred on the stock transfer books at or after the effective time. If certificates representing such shares are presented to ThermoLase after the effective time, the shares will be canceled and exchanged for shares of Thermo Electron common stock and cash in lieu of fractional shares.

REPRESENTATIONS AND WARRANTIES

    ThermoLase made representations and warranties in the merger agreement regarding, among other things, the following:

    - its organization and good standing;

    - its authority to enter into the merger agreement and consummate the transactions contemplated in the agreement;

    - its capitalization;

    - the accuracy of information supplied by ThermoLase for inclusion in the registration statement of which this proxy statement-prospectus forms a part;

    - required governmental and other consents and approvals; and

    - the receipt by the special committee of a fairness opinion from Stonebridge Associates.

    Thermo Electron and ThermoLase Acquisition made representations and warranties in the merger agreement regarding, among other things, the following:

    - their organization and good standing;

    - their authority to enter into the merger agreement and consummate the transactions contemplated in the agreement;

    - Thermo Electron's capitalization;

    - litigation;

    - the accuracy of information supplied by Thermo Electron for inclusion in forms and reports required to be filed with the SEC;

    - the accuracy of information supplied by Thermo Electron to Stonebridge Associates;

    - Thermo Electron has filed all material forms, reports and documents required to be filed with the SEC since January 1, 1997; and

    - required governmental and other consents and approvals.

    The representations and warranties of the parties in the merger agreement will terminate at the completion of the merger.

    Representations and warranties like these are made by parties to merger agreements in order to assure the other parties involved that important facts about a company and prerequisites to a merger transaction are true. For example, it is important for a party to a merger agreement to know that the other party has been authorized by its board of directors or other governing body to take part in the transaction. If it turned out after the transaction that a company was not actually authorized to take part in the transaction, the merger could be undone on the grounds that it was not entered into by two validly contracting parties. That would be very disruptive for the parties concerned and their stockholders. The merger agreement can be terminated, and the merger would not happen, if one of our representations or warranties is materially untrue as of the effective time of the merger, and we cannot make them true after we have been notified by the other party that they are not true. The termination of the merger agreement would affect you in that you would remain a stockholder of ThermoLase, and you would not become a stockholder of Thermo Electron.

COVENANTS

    In the merger agreement, ThermoLase agreed that from the date of the merger agreement until the earlier of termination of the merger agreement or the effective time, it will, except for actions contemplated by the merger agreement:

    - carry on its business in the usual, regular and ordinary course, substantially consistent with past practice, except as consented to by Thermo Electron;

    - pay its debts and taxes when due subject to good faith disputes over its debts or taxes;

    - pay or perform other material obligations when due;

    - use its commercially reasonable efforts consistent with past practices and policies to preserve its present business organization;

    - keep available the services of its present officers and employees; and

    - preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

    Thermo Electron agreed that from the date of the merger agreement until the earlier of termination of the merger agreement or the effective time, it will not, and will not permit any of its material subsidiaries, other than ThermoLase, to, take any action that would make any of the representations and warranties of Thermo Electron in the merger agreement untrue or cause Thermo Electron not to be in compliance with any covenant in the merger agreement.

    Covenants like these are included in merger agreements in order to create obligations on a party to a merger agreement to do, or not to do, things that are important to the other party before the merger happens. For example, it is important to Thermo Electron that ThermoLase continue to pay its bills and maintain its current business until the merger, because Thermo Electron wants ThermoLase's business to have basically the same qualities when it merges with Thermo Electron as it had when Thermo Electron decided it wanted to merge with ThermoLase. The merger agreement can be terminated, and the merger would not happen, if ThermoLase or Thermo Electron has not materially performed or complied with one of its covenants as of the effective time of the merger. The termination of the merger agreement would affect you in that you would remain a stockholder of ThermoLase, and you would not become a stockholder of Thermo Electron.

CONDITIONS

    The completion of the merger depends upon our meeting a number of conditions, including the following:

    - the absence of any statute, injunction or other order that has the effect of making the merger illegal or otherwise prohibits consummation of the merger;

    - the effectiveness of the registration statement of which this proxy statement-prospectus forms a part and the absence of an order suspending the effectiveness of the registration statement;

    - the authorization for listing on the New York Stock Exchange of all shares of Thermo Electron common stock issuable under the merger agreement;

    - the authorization for listing on the American Stock Exchange of the ThermoLase units, as modified in accordance with the merger agreement;

    - adoption of the merger agreement by the holders of a majority of the outstanding shares of ThermoLase common stock;

    - no event that would result in the issuance of the rights to purchase Thermo Electron's Series B Junior Participating Preferred Stock shall have occurred;

    - each of Thermo Electron's, ThermoLase's and ThermoLase Acquisition's representations and warranties in the merger agreement must be materially true and correct on and as of the effective time of the merger; and

    - each of Thermo Electron, ThermoLase and ThermoLase Acquisition shall have materially performed or complied with the agreements and covenants that the merger agreement requires each of them to perform or comply with at or prior to the effective time of the merger.

    In addition, ThermoLase's obligation to complete the merger is subject to the following conditions, which may be waived in writing by ThermoLase if the special committee approves:

    - at the time of mailing of this proxy statement-prospectus, Stonebridge Associates shall have reaffirmed in writing their fairness opinion and shall not have withdrawn their fairness opinion;

    - any and all necessary state securities approvals for the issuance of the Thermo Electron common stock in the merger shall have been obtained; and

    - ThermoLase shall have received a certificate signed by an officer of Thermo Electron stating that there has been no change in the business, financial condition or results of operations of Thermo Electron that has or is reasonably likely to have a material adverse effect on Thermo Electron.

    The obligations of ThermoLase Acquisition and Thermo Electron to effect the merger are subject to the following conditions, which may be waived in writing by ThermoLase Acquisition and Thermo Electron:

    - the special committee shall not have withdrawn its recommendation to the board of directors to approve the merger agreement; and

    - ThermoLase Acquisition and Thermo Electron shall have received a certificate signed by an officer of ThermoLase stating that there has been no change in the business, financial condition or results of operations of ThermoLase that has or is reasonably likely to have a material adverse effect on ThermoLase.

    Conditions like these are put in merger agreements in order to make sure that things that each party wants to have happen before the merger have in fact occurred before the parties go through with the merger. For example, it is very important to ThermoLase that the Thermo Electron common stock that you will receive in the merger is registered with the SEC before the merger happens, so that you can freely resell it if you are not an affiliate of Thermo Electron or ThermoLase. If any of the conditions to the completion of the merger is not met, and the failure by one party to meet the condition is not waived by the other party, the merger agreement may be terminated, and the merger would not happen. This would affect you in that you would remain a stockholder of ThermoLase and you would not become a stockholder of Thermo Electron.

INDEMNIFICATION AND INSURANCE

    The surviving corporation shall, and Thermo Electron will cause the surviving corporation to, fulfill and honor in all respects the indemnification obligations of ThermoLase, under ThermoLase's Certificate of Incorporation and Restated Bylaws, each as amended, as in effect on the date of the merger agreement. The surviving corporation's Certificate of Incorporation and Bylaws will contain the indemnification and elimination of liability for monetary damages provisions that are currently set forth in ThermoLase's Certificate of Incorporation and Restated Bylaws, each as amended. Those provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger in a manner that would adversely affect the rights of those people who, as of the date of the merger agreement, and at any time from the date of the merger agreement until the effective time of the merger, were directors or officers of ThermoLase, unless modifications are required by law.

    In addition, Thermo Electron will cause the surviving corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for six years after the effective time of the merger, a directors' and officers' liability insurance policy covering the ThermoLase directors and officers who, on the date of the merger agreement, were then covered by Thermo Electron's liability insurance policy. The coverage of that policy will be no less favorable in amount and scope than the directors' and officers' existing coverage. However, the surviving corporation will not be required to pay premiums for that insurance if they would be more than 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by ThermoLase. If the premiums exceed 175% of the current annual premiums, then Thermo Electron will, and will cause the surviving corporation to, obtain the maximum amount of coverage that can be purchased or maintained for a premium up to 175% of the current annual premiums allocable to and paid by ThermoLase.

    In addition, Thermo Electron has entered into separate indemnification agreements with each of the members of the board of directors, including the members of the special committee. These agreements provide for indemnification of and advancement of expenses to the ThermoLase directors directly by Thermo Electron in the event that a director, because of his or her status as a director or officer of ThermoLase, or service as a director, officer or fiduciary of another company at the request of Thermo Electron, is made or threatened to be made a party to any action, suit or other proceeding, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Thermo Electron. In addition, with respect to any criminal action or proceeding, indemnification shall be made only if the director also had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

    Thermo Electron entered into these indemnification agreements with ThermoLase's officers and directors so that the indemnified officers and directors would have supplemental protection in the event that indemnification directly from ThermoLase was not available either because of legal restrictions or because ThermoLase did not have the funds to cover the obligation.

TERMINATION, AMENDMENT AND WAIVER

    At any time prior to the effective time of the merger, whether before or after approval of the merger agreement by the stockholders of ThermoLase, the merger agreement may be terminated by the mutual written consent of the board of directors of ThermoLase Acquisition and the board of directors of ThermoLase, with the concurrence of the special committee.

    In addition, either ThermoLase Acquisition or ThermoLase, with the concurrence of the special committee, may terminate the merger agreement prior to the effective time of the merger, whether before or after approval of the merger agreement by the stockholders of ThermoLase, in the following circumstances:

    - the merger has not been completed by September 30, 2000, unless the party seeking to terminate has breached the merger agreement and that breach has been a principal cause of the failure of the merger to be completed;

    - a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree, ruling or action is final and nonappealable; or

    - the stockholders of ThermoLase have not approved the merger agreement, unless the failure to obtain stockholder approval of the merger agreement shall have been caused by the action or failure to act of ThermoLase or ThermoLase Acquisition or Thermo Electron in breach of the merger agreement.

    ThermoLase, with the concurrence of the special committee, may terminate the merger agreement prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of ThermoLase, if:

    - Thermo Electron or ThermoLase Acquisition breaches any representation, warranty, covenant or agreement in any material respect and fails to cure the breach within 10 business days after written notice of the breach from ThermoLase; or

    - the ThermoLase board of directors determines after consultation with outside legal counsel that failure to terminate the merger agreement would violate the board's fiduciary duties under applicable law.

    In addition, ThermoLase Acquisition may terminate the merger agreement prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of ThermoLase, if:

    - ThermoLase breaches any representation, warranty, covenant or agreement in any material respect and fails to cure the breach within 10 business days after written notice of the breach from ThermoLase Acquisition; or

    - ThermoLase is unable to provide a certificate signed by an officer of ThermoLase stating that there has been no change in the business, financial condition or results of operations of ThermoLase that has or is reasonably likely to have a material adverse effect on ThermoLase and is still unable to provide such certificate within 15 business days after written notice from ThermoLase Acquisition.

    Subject to applicable law, the merger agreement may be amended by the parties at any time by written agreement; provided, however, that ThermoLase may not amend the merger agreement without the concurrence of the special committee.

    Neither party will have to pay a termination fee if the merger agreement is terminated.

EXPENSES

    The parties will to pay their own costs and expenses in connection with the merger agreement. Assuming the merger is consummated, the estimated costs and fees that will be paid by ThermoLase are as follows:

COST OR FEE                                                   ESTIMATED AMOUNT
-----------                                                   ----------------
Financial advisory fees.....................................      $225,000
Listing fees................................................        22,150
Legal fees..................................................       175,000
Accounting fees.............................................        15,000
Special committee fees......................................        65,000
Printing and mailing fees...................................       150,000
SEC filing fees.............................................         6,107
Miscellaneous...............................................         6,743
                                                                  --------
                                                                  $665,000

    See "--Opinion of Financial Advisor" for a description of the fees to be paid to Stonebridge Associates in connection with its engagement. For a description of the fees payable to the members of the special committee, see "--Conflicts of Interest."

ACCOUNTING TREATMENT

    The merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS

    There are no federal or state regulatory approvals required that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the merger by any party to the merger agreement, except for (1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMOLASE AND THERMO ELECTRON

    The shares of Thermo Electron common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Thermo Electron common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either of us and may include some of our respective officers and directors, as well as the principal stockholders of each of us. Affiliates may not sell their shares of Thermo Electron common stock acquired in the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    Thermo Electron's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Thermo Electron common stock to be received by affiliates in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF THERMO ELECTRON COMMON STOCK TO BE ISSUED IN THE MERGER

    Thermo Electron will use its best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Delaware law, stockholders of ThermoLase are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares of ThermoLase common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Electron common stock is traded on the New York Stock Exchange under the symbol "TMO." The ThermoLase common stock is traded on the American Stock Exchange under the symbol "TLZ."

    The following table sets forth the closing prices per share of ThermoLase common stock and the closing prices per share of Thermo Electron common stock on the following dates:

    - May 21, 1999, the last trading day before the public announcement of Thermo Electron's proposal, with no price having been determined, to take ThermoLase private;

    - December 14, 1999, the last trading day before the public announcement that Thermo Electron and ThermoLase had entered into the merger agreement; and


    - July 13, 2000, the last trading day before the date of this proxy statement-prospectus.



    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of ThermoLase common stock you would have received if the exchange ratio had been set under the terms of the merger agreement on each of May 21, 1999, December 14, 1999 and July 13, 2000.



                                                              MAY 21,    DECEMBER 14,   JULY 13,
STOCK/DATE                                                      1999         1999         2000
----------                                                    --------   ------------   --------
ThermoLase..................................................  $ 1.75       $ 2.375      $ 2.875
Thermo Electron.............................................   19.625       15.4375      23.125
Equivalent Per Share Price..................................    2.5905       2.4391       3.0525

                              THE SPECIAL MEETING

PROXY SOLICITATION


    This proxy statement-prospectus is being delivered to you in connection with the solicitation by the board of proxies to be voted at the special meeting to be held on Monday, August 14, 2000 at 11:00 a.m., local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. ThermoLase will pay all expenses in connection with solicitation of the proxy statement-prospectus. Officers, directors and regular employees of ThermoLase, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. ThermoLase has asked brokers and nominees who hold stock in their names to give the proxy statement-prospectus to their customers. This proxy statement-prospectus is first being mailed on or about July 17, 2000.


RECORD DATE AND QUORUM REQUIREMENT


    Stockholders of record at the close of business on July 13, 2000 are entitled to notice of, and to vote at, the special meeting. Each holder of record of ThermoLase common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were 39,622,063 shares of ThermoLase common stock issued and outstanding held by 304 holders of record and by approximately 2,124 persons or entities holding in nominee name.


    The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists. If you hold your shares of ThermoLase common stock through a broker, bank or other nominee, generally the nominee may only vote your ThermoLase common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on the proposal to adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

VOTING PROCEDURES

    Under Delaware law, holders of a majority of the outstanding shares of ThermoLase common stock entitled to vote at the special meeting must vote to adopt the merger agreement. For purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against adoption of the merger agreement. Thermo Electron, which owns approximately 15.9% of the outstanding ThermoLase common stock, and ThermoTrex, a majority-owned subsidiary of Thermo Electron, which owns approximately 70.6% of the outstanding ThermoLase common stock, own enough shares of ThermoLase common stock to adopt the merger under Delaware law without the vote of any other holders of ThermoLase common stock. Thermo Electron has agreed to vote, or cause to be voted, all of the shares of ThermoLase common stock owned by Thermo Electron and its subsidiaries, including ThermoTrex, in favor of the merger agreement.

    If you execute a proxy card without giving instructions, the shares of ThermoLase common stock represented by that proxy card will be voted "FOR" adoption of the proposed merger agreement.

    The board is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

VOTING AND REVOCATION OF PROXIES

    You may revoke your proxy at any time before it is exercised by one of the following means:

    - sending the secretary of ThermoLase a notice revoking it;

    - submitting a duly executed proxy with a later date; or

    - voting in person at the special meeting.

    All shares represented by each properly executed and not revoked proxy received by the secretary of ThermoLase prior to the special meeting will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted to adopt the merger agreement.

EFFECTIVE TIME

    The merger will be effective as soon as practicable following stockholder adoption of the merger agreement and the satisfaction or waiver of the terms and conditions set forth in the merger agreement, and upon the filing of a certificate of merger with the secretary of state of the State of Delaware. See "THE MERGER--Conditions."

               SELECTED FINANCIAL INFORMATION -- THERMO ELECTRON

    The selected financial information presented below as of and for the fiscal years ended January 1, 2000, and January 2, 1999, and for the fiscal year ended January 3, 1998, has been derived from Thermo Electron's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this proxy statement-prospectus. The selected financial information presented below as of January 3, 1998, and as of and for the fiscal years ended December 28, 1996, and December 30, 1995, has been derived from Thermo Electron's consolidated financial statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Electron's consolidated financial statements and related notes incorporated by reference into this proxy statement-prospectus. The selected financial information as of and for the three months ended April 1, 2000, and April 3, 1999, has not been audited but, in the opinion of Thermo Electron, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended April 1, 2000, are not necessarily indicative of results for the entire year.

                                              THREE MONTHS
                                                  ENDED                                   FISCAL YEAR (1)
                                         -----------------------   --------------------------------------------------------------
                                          APRIL 1,     APRIL 3,
                                            2000         1999       1999 (2)     1998 (3)       1997       1996 (4)       1995
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $  598,929   $  555,750   $2,471,193   $2,055,805   $1,979,602   $1,573,005   $1,059,064
Income (Loss) from Continuing
  Operations Before Extraordinary
  Items................................      15,291       18,069      (14,580)     114,676      174,665      164,172       76,167
Net Income (Loss)......................      15,823       28,299     (174,573)     181,901      239,328      190,816      139,582
Earnings (Loss) per Share from
  Continuing Operations Before
  Extraordinary Items:
  Basic................................         .10          .11         (.09)         .71         1.15         1.16          .60
  Diluted..............................         .09          .11         (.11)         .67         1.05         1.03          .55
Earnings (Loss) per Share:
  Basic................................         .10          .18        (1.10)        1.12         1.57         1.35         1.10
  Diluted..............................         .09          .17        (1.13)        1.08         1.41         1.17          .95
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital........................  $1,629,388                $1,450,858   $2,163,010   $2,001,963   $2,218,617   $1,317,146
Total Assets...........................   5,177,187                 5,181,842    5,421,060    4,961,046    4,546,942    3,247,952
Long-term Obligations..................   1,570,323                 1,565,974    1,808,582    1,518,687    1,531,668    1,079,761
Minority Interest......................     364,900                   364,278      399,512      464,191      364,163      200,868
Common Stock of Subsidiaries Subject to
  Redemption...........................       7,692                     7,692       40,500       40,500        2,613           --
Shareholders' Investment...............   2,014,251                 2,014,486    2,254,802    2,007,862    1,755,576    1,311,311
OTHER DATA (UNAUDITED):
Book Value per Share...................  $    12.84                $    12.87   $    14.23   $    12.62   $    11.71   $     9.82
Cash Dividends
  Declared per Share...................          --                        --           --           --           --           --

------------------------------

(1) Thermo Electron's 1999, 1998, 1997, 1996, and 1995 fiscal years ended January 1, 2000, January 2, 1999, January 3, 1998, December 28, 1996, and December 30, 1995, respectively.

(2) Reflects a $182.4 million pretax charge for restructuring and related costs.

(3) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of Thermo Electron's notes, and Thermo Electron's public offering of common stock for net proceeds of $290.1 million.

(4) Reflects the issuance of $585.0 million principal amount of Thermo Electron's convertible debentures.

                   SELECTED FINANCIAL INFORMATION--THERMOLASE

    The selected financial information presented below as of and for the fiscal years ended October 2, 1999, and October 3, 1998, and for the fiscal year ended September 27, 1997, has been derived from ThermoLase's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this proxy statement-prospectus. The selected financial information presented below as of the fiscal year ended September 27, 1997, as of and for the fiscal year ended September 28, 1996, and as of and for the nine month period ended September 30, 1995, has been derived from ThermoLase's consolidated financial statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with ThermoLase's consolidated financial statements and related notes incorporated by reference into this proxy statement-prospectus. The selected financial information for the six months ended April 1, 2000, and April 3, 1999, and the fiscal year ended September 30, 1995, has not been audited but, in the opinion of ThermoLase, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended
April 1, 2000, are not necessarily indicative of results for the full year.

                                                                                                                          NINE
                                                                                                                         MONTHS
                                           SIX MONTHS ENDED                                                             ENDED (2)
                                         --------------------                      FISCAL YEAR (1)                      ---------
                                         APRIL 1,    APRIL 3,   -----------------------------------------------------   SEPT. 30,
                                         2000 (3)      1999     1999 (4)    1998 (5)   1997 (6)     1996       1995       1995
                                         ---------   --------   ---------   --------   --------   --------   --------   ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $   9,745   $ 19,361   $  36,255   $ 40,091   $ 45,233   $27,812    $23,348     $17,544
Net Loss...............................     (5,459)   (15,137)    (93,331)   (41,186)   (12,405)   (1,386)    (1,675)     (1,679)
Basic and Diluted Loss per Share.......       (.14)      (.38)      (2.37)     (1.07)      (.31)     (.03)      (.04)       (.04)

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital........................  $     755              $   5,162   $ 48,597   $ 95,469   $47,197                $68,691
Total Assets...........................     37,960                 45,978    134,215    174,595    95,520                 89,463
Long-term Obligations..................    115,000                115,000    115,066    115,000        --                     --
Common Stock Subject to Redemption.....     40,500                 40,500     40,500     40,500        --                     --
Shareholders' Investment (Deficit).....   (139,174)              (134,204)   (41,691)       333    79,037                 82,218

OTHER DATA:
Book Value per Share...................  $   (3.51)             $   (3.41)  $  (1.06)  $    .01   $  1.94                $  2.05
Cash Dividends Declared per Share......         --                     --         --         --        --                     --

------------------------------

(1) ThermoLase's 1999, 1998, 1997, 1996, and 1995 fiscal years ended October 2, 1999, October 3, 1998, September 27, 1997, September 28, 1996, and September 30, 1995, respectively.

(2) In September 1995, ThermoLase changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, ThermoLase's 39-week transition period ended September 30, 1995, is presented.

(3) Reflects a $0.4 million charge for restructuring and unusual costs.

(4) Reflects a $67.7 million charge for restructuring and unusual costs and the sale of spas.

(5) Reflects a $10.2 million charge for restructuring costs and $5.9 million for the establishment of a tax valuation allowance.

(6) Reflects the issuance of $115.0 million principal amount of subordinated convertible debentures and the reclassification of $40.5 million to "Common stock subject to redemption" from "Shareholders' investment" due to ThermoLase's stock exchange transaction.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax considerations relevant to the merger that are applicable to holders of ThermoLase common stock and holders of units, currently consisting of one share of ThermoLase common stock coupled with the right to have ThermoLase redeem the share for $20.25 in April 2001. This discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Thermo Electron, ThermoLase or ThermoLase stockholders or unit holders as described herein.

    ThermoLase stockholders and unit holders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ThermoLase stockholders or unit holders in light of their particular circumstances, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders or unit holders who do not own their stock or units as a capital asset and stockholders or unit holders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, this discussion does not address the following topics:

    - the tax consequences of the merger under foreign, state or local tax laws;

    - the tax consequences of transactions effectuated before or after, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of ThermoLase common stock are acquired or shares of Thermo Electron common stock are disposed of;

    - the tax consequences of the assumption by Thermo Electron of outstanding options to acquire ThermoLase common stock; or

    - the tax consequences to holders of the debentures.

    ACCORDINGLY, THERMOLASE STOCKHOLDERS AND UNIT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    The merger will be treated as a taxable exchange by the ThermoLase stockholders of their shares of ThermoLase common stock for shares of Thermo Electron common stock and as a taxable exchange by the ThermoLase unit holders of their ThermoLase units for Thermo Electron units, consisting of a fractional share of Thermo Electron common stock coupled with the right to have Thermo Electron redeem such fractional share for $20.25 in April 2001. As a result, each ThermoLase stockholder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock, plus any cash in lieu of fractional shares, received by the stockholder in the merger exceeds, or is less than, the stockholder's basis in the ThermoLase stock surrendered. Similarly, each ThermoLase unit holder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron unit received in the merger exceeds, or is less than, the unit holder's basis in the ThermoLase unit surrendered. A stockholder's basis in the Thermo Electron common stock received in the merger and a unit holder's basis in the Thermo Electron units received in the merger will equal the fair market value of the Thermo Electron stock or unit, as applicable, received in the merger determined as of the time of the merger and the holding period will commence on the day following the merger.

                            PROJECTED FINANCIAL DATA

    ThermoLase does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the ThermoLase special committee and Stonebridge Associates in their evaluation of ThermoLase and to aid Stonebridge Associates in its assessment of the fairness, from a financial point of view, of the per share consideration payable to the public stockholders in the merger agreement, ThermoLase, in November 1999, gave the special committee and Stonebridge Associates projections prepared by ThermoLase's management. The following summary of the projections is included in this proxy statement-prospectus solely because the projections were given to Stonebridge Associates and the special committee. The projections do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning ThermoLase and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of future circumstances. The projections have not been updated to reflect changes that have occurred since their preparation.

    The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither ThermoLase's independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on that information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the projections necessarily make many assumptions, many of which are beyond ThermoLase's control and may prove not to have been, or may no longer be, accurate. Additionally, this information does not reflect revised prospects for ThermoLase's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the information was prepared. Accordingly, the information presented may not be indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth in the projections, and should not be regarded as a representation that they will be achieved.

    THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THERMOLASE MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THERMOLASE'S ABILITY TO CONTROL OR PREDICT. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THE PROJECTIONS. THE PROJECTIONS MAY NOT BE REALIZED, AND THERMOLASE'S FUTURE FINANCIAL RESULTS MAY MATERIALLY VARY FROM THE PROJECTIONS. THERMOLASE DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

    The projections have been prepared by ThermoLase based upon management's estimates of the total market for the products and services of CBI and ThermoLase U.K., South Africa and Spain through 2003.

                    CREATIVE BEAUTY INNOVATIONS, INC. (CBI)
                                  PROJECTIONS
                                 (IN THOUSANDS)

                                                                    CALENDAR YEAR
                                                 ----------------------------------------------------
                                                 1999 (P)   2000 (P)   2001 (P)   2002 (P)   2003 (P)
                                                 --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS:
Revenues.......................................  $24,224    $30,167    $34,691    $39,896    $45,880
Costs and Operating Expenses:
  Cost of revenues.............................   20,454     19,215     21,668     24,354     27,387
  Selling, general, and administrative
    expenses...................................    8,378     10,535     11,210     11,875     12,663
                                                 -------    -------    -------    -------    -------
                                                  28,832     29,750     32,878     36,229     40,050
Operating Income (Loss)........................  $(4,608)   $   417    $ 1,813    $ 3,667    $ 5,830
                                                 =======    =======    =======    =======    =======
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net.......................  $ 3,200    $ 4,300    $ 4,900    $ 5,600    $ 6,300
Inventories....................................    3,600      5,500      5,900      6,100      6,200
Prepaid Income Taxes and Other Current
  Assets.......................................      400        500        550        600        650
                                                 -------    -------    -------    -------    -------
Total Current Assets Excluding Cash and
  Investments..................................    7,200     10,300     11,350     12,300     13,150
Property, Plant, and Equipment:
  Balance, beginning of year...................    3,412      3,234      2,984      2,584      2,034
  Additions....................................      659        800        800        800        800
  Depreciation expense.........................     (837)    (1,050)    (1,200)    (1,350)    (1,500)
  Sales and retirements........................       --         --         --         --         --
                                                 -------    -------    -------    -------    -------
Balance, end of year...........................    3,234      2,984      2,584      2,034      1,334
Cost in Excess of Net Assets of Acquired
  Companies....................................    7,564      7,328      7,092      6,856      6,620

                    THERMOLASE U.K., SOUTH AFRICA AND SPAIN
                                  PROJECTIONS
                                 (IN THOUSANDS)

                                                               FISCAL YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                              1999 (P)    2000 (P)    2001 (P)
                                                              ---------   ---------   ---------
STATEMENT OF OPERATIONS:
Revenues....................................................   $3,002      $6,321      $9,696
Costs and Operating Expenses:
  Cost of revenues..........................................    1,145       1,616       1,987
  Selling, general, and administrative expenses.............    1,999       3,107       4,668
                                                               ------      ------      ------
Operating Income (Loss).....................................     (142)      1,597       3,040
                                                               ======      ======      ======

                 INFORMATION ABOUT THERMO ELECTRON, THERMOLASE
                           AND THERMOLASE ACQUISITION

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including ThermoLase. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off to stockholders its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    Thermo Electron plans to take Thermo Ecotek Corporation, its electric power generation business, private. Although Thermo Electron no longer considers Thermo Ecotek a core business under its new strategy, Thermo Electron expects to retain Thermo Ecotek after it is taken private while Thermo Electron continues to evaluate how best to exit that business and create maximum value for Thermo Electron stockholders.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMOLASE

    ThermoLase operates in two business segments: hair removal and related activities, and health and beauty products.

    In its hair removal products and services segment, ThermoLase developed laser-based hair-removal and skin-resurfacing systems, and licensed its SoftLight-Registered Trademark- hair-removal system to physicians in the U.S. and to international licensees. In June 1996, ThermoLase began a program to license the SoftLight technology to physicians and others who wanted to offer SoftLight as part of their practices. Through these arrangements, we received a per-procedure or minimum royalty and/or a flat periodic fee. The company also entered into a variety of joint ventures and licensing agreements to bring the technology to international markets. During fiscal 1998, we closed the spa in France, which operated under a joint venture agreement, and during fiscal 1999, we terminated or renegotiated the terms of the remaining international licensing arrangements to minimize our ongoing management, maintenance, and service obligations. In fiscal 1999, the company offered licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing licensing fees.

    ThermoLase developed a network of 14 high-end day spas, originally called Spa Thira. In June 1998, the company acquired The Greenhouse Spa, Inc., a destination spa located in Arlington, Texas. During fiscal 1998, the company announced the closure of three of the day spas and converted the other 11 into full-service day spas that were operated under The Greenhouse Spa name. In addition to hair-removal and skin-resurfacing services, these spas offered more traditional day spa services such as massages and facials. During the third quarter of fiscal 1999, ThermoLase closed two additional spas and sold the nine remaining day spas, as well as The Greenhouse Spa, Inc.

    ThermoLase also manufactures and markets skin-care and bath and body products and markets dietary supplements through its wholly-owned Creative Beauty Innovations, Inc. subsidiary.

    ThermoLase's principal executive offices are located 2055-C Luna Road, Carrollton, Texas 75006, and its telephone number is (781) 622-1000.

THERMOLASE ACQUISITION

    ThermoLase Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. ThermoLase Acquisition has not conducted any prior business.

    ThermoLase Acquisition's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

                 COMPARISON OF RIGHTS OF HOLDERS OF THERMOLASE
                        AND THERMO ELECTRON COMMON STOCK

    This section of the proxy statement-prospectus describes certain differences between the rights of holders of ThermoLase common stock and Thermo Electron common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of ThermoLase and being a stockholder of Thermo Electron.

    As a stockholder of ThermoLase, your rights are governed by ThermoLase's Certificate of Incorporation and ThermoLase's Restated Bylaws, each as amended. After completion of the merger, you will become a stockholder of Thermo Electron. As a Thermo Electron stockholder, your rights will be governed by Thermo Electron's Restated Certificate of Incorporation and Thermo Electron's Bylaws, each as amended. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF THERMOLASE AND THERMO ELECTRON

    Thermo Electron and ThermoLase each has only one class of common stock issued and outstanding. There are 350,000,000 shares of Thermo Electron common stock authorized, and ThermoLase currently has 100,000,000 shares of common stock authorized. As of May 31, 2000, there were 155,545,899 outstanding shares of Thermo Electron common stock, and an aggregate of 35,466,101 shares reserved for issuance upon conversion of convertible debentures and exercise of options. As of May 31, 2000, there were 39,631,938 outstanding shares of ThermoLase common stock, and an aggregate of 7,952,785 shares reserved for issuance upon conversion of convertible debentures and exercise of stock options.

    Each of us has a large number of shares available for issuance that has been authorized but not yet issued. We can issue up to our authorized number of shares of common stock without going to stockholders to ask for approval of an increase in our authorized shares, except in circumstances described below. We are each subject to the stockholder approval requirements of the stock exchanges on which our common stock is traded relating to issuance of common stock. The New York Stock Exchange, on which the Thermo Electron common stock is listed, requires that Thermo Electron obtain stockholder approval for the listing of shares in the following circumstances:

    - issuing more than 20% of its outstanding common stock in a transaction or series of related transactions, other than a public offering for cash, or a private financing involving the sale of common stock for cash at a price at least equal to the greater of book or market value of the common stock; or

    - issuing more than one percent of its common stock to a director, officer or substantial securityholder of Thermo Electron, or any of their affiliates, except that in the case of substantial securityholders only, the limit is increased to five percent if the sale of stock is for cash at a price at least equal to the greater of book or market value of the common stock.

    The American Stock Exchange, on which the ThermoLase common stock is listed, requires that ThermoLase obtain stockholder approval for the listing of shares in the following circumstances:

    - issuing more than 20% of its common stock for cash for less than the greater of book or market value of the common stock;

    - issuing more than five percent of its common stock in an acquisition if any director, officer or substantial securityholder of ThermoLase individually has a five percent, or, collectively, a ten percent interest in the company or assets being acquired or the consideration to be paid in the acquisition; or

    - issuing more than 20% of its common stock in an acquisition.

    In addition, the Delaware General Corporation Law would require us to obtain stockholder approval to authorize a merger in which we were (1) the surviving corporation and (2) obligated under the merger agreement to issue more than 20% of our shares outstanding immediately before the effective date of the merger.

    Thermo Electron has authorized a class of 50,000 shares of preferred stock, of which Thermo Electron currently has 40,000 shares designated as Series B junior participating preferred stock. The preferred stock is described below under "--Preferred Stock."

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Thermo Electron's board of directors is divided into three classes, as nearly equal in size as possible, with one class elected annually. Thermo Electron directors are elected for a term of three years. The term of each director is subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal. Thermo Electron's classified board of directors may make it more difficult for a third party to gain control of Thermo Electron.

    ThermoLase's board of directors is not divided into different classes. Members of ThermoLase's board of directors are elected by a plurality of the votes cast at the annual meeting of the stockholders. ThermoLase directors are elected until the next annual meeting of the stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

    The classified structure of Thermo Electron's board of directors serves to ensure continuity and stability in a corporation's leadership in part because, at any time, at least two-thirds of the board has had prior experience on the board. The structure also would moderate the pace of any change in control of Thermo Electron because all directors' terms do not expire at the same time, which extends the time required to elect a majority of the board.

NUMBER OF DIRECTORS

    Thermo Electron's board of directors currently consists of nine directors. The number of directors on Thermo Electron's board is determined by resolution of the board, but can not be less than three.

    ThermoLase's board of directors currently consists of seven directors. The number of directors on ThermoLase's board can not be less than one nor more than thirteen. The exact number of directors is fixed from time to time by the board of directors or by the stockholders at an annual meeting.

    Because there are more directors on Thermo Electron's board than there are on ThermoLase's board, more director votes must be obtained in order for a resolution to be approved or denied by Thermo Electron's board.

REMOVAL OF DIRECTORS

    ThermoLase directors, or the entire ThermoLase board, may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of ThermoLase common stock then entitled to vote at an election of directors.

    Neither the Restated Certificate of Incorporation nor the Bylaws of Thermo Electron, each as amended, contain an explicit procedure for the removal of a member of the board of directors. Delaware law provides that unless otherwise provided in the certificate of incorporation of a company, a director of a classified board such as Thermo Electron's can be removed only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors of such company. This means that, unlike removal of a member of ThermoLase's board, there must be a good reason for removing a member of the Thermo Electron board, and that members of the Thermo Electron board cannot simply be removed for no reason. This may make it harder to remove a member of the Thermo Electron board than it would be to remove a member of the ThermoLase board.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Except as otherwise required by the Certificate of Incorporation, as amended, or the Delaware General Corporation Law, any vacancies in both the Thermo Electron and ThermoLase boards of directors, however occurring, or any newly-created directorship resulting from an increase in the number of seats on the board of directors, will be filled by vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Vacancies will not be filled by the stockholders. Newly created directorships or decreases in directorships in Thermo Electron's board of directors will be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable.

    To the extent reasonably possible, any newly created Thermo Electron directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly eliminated Thermo Electron directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Thermo Electron stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted.

    ThermoLase stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having not less than 50% of all of the stock entitled to vote on the action if a meeting were held, so long as the written consent is not by stockholders having less than the minimum percentage of the total vote required by Delaware law for the proposed corporate action.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of Thermo Electron stockholders may be called only by Thermo Electron's board of directors, the chairman of the board of directors, or its chief executive officer. Special meetings of ThermoLase stockholders may be called only by ThermoLase's board of directors, the chairman of the board of directors, its president, or any vice president. This means that more people are allowed to call a special stockholders' meeting for ThermoLase stockholders than are allowed to call a special stockholders' meeting for Thermo Electron stockholders. This could mean that it would be easier to call a special stockholders' meeting at ThermoLase than at Thermo Electron, since more people have the ability to make the decision to call the meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Thermo Electron Bylaws allow stockholders to nominate candidates for election to Thermo Electron's board of directors or to propose business to be transacted at an annual stockholder meeting. However, such nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Thermo Electron before the annual stockholder meeting in the manner described below.

    Under Thermo Electron's Bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be delivered to the secretary of Thermo Electron not less than 60 days nor more than 75 days before the first anniversary of the date on which Thermo Electron first mailed its proxy materials for the preceding year's annual stockholder meeting. However, if the date of the annual meeting is moved ahead more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year's annual stockholder meeting, notice to be timely must be delivered not later than the close of business on the later of (1) the 90(th) day prior to such annual meeting or (2) the 10(th) day following the day on which public announcement of the date of such meeting is first made.

    Stockholder nominations and proposals will not be brought before any Thermo Electron stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Thermo Electron's stockholder advance notice procedure, as set forth in the Bylaws.

    ThermoLase does not have a provision in its Certificate of Incorporation or Restated Bylaws, each as amended, requiring advance notice or a specific procedural process for stockholder nominations of candidates for election to the board of directors or for stockholder proposals before ThermoLase's annual stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Neither Thermo Electron nor ThermoLase currently has a higher vote required by their Certificates of Incorporation, as amended, in order to amend such documents.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer that power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated that power.

    Thermo Electron's board of directors is authorized to alter, amend and repeal Thermo Electron's Bylaws or to make new Bylaws. Thermo Electron's Bylaws may also be altered, amended and repealed, or new Bylaws may be made, by the affirmative vote of the holders of a majority of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote, voting together as a single class, except that the affirmative vote of the holders of at least two-thirds of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote is required to alter, amend or repeal, or make new Bylaws inconsistent with Article II, on matters relating to directors, or
Article VI, on amendments to the Bylaws of the Bylaws.

    ThermoLase's board of directors is authorized to alter, amend and repeal ThermoLase's Restated Bylaws at any meeting of the board. Its Restated Bylaws may also be altered, amended or repealed at any meeting of the stockholders of ThermoLase by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such meeting. For amendments relating to directors and amendments to the Bylaws, there is a lower stockholder vote required to change ThermoLase's Restated Bylaws than is required to change Thermo Electron's Bylaws. However, since Thermo Electron controls the stockholder vote at ThermoLase, because of its and ThermoTrex's ownership of more than 50% of ThermoLase's outstanding common stock, the fact that a lower stockholder vote is required to change the bylaws at ThermoLase than at Thermo Electron does not have any practical effect as far as unaffiliated stockholders are concerned.

DELAWARE ANTI-TAKEOVER STATUTE

    We are both subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, may make it more difficult for a person who would be an "interested stockholder," as defined in Section 203, in each of our companies, to effect various business combinations with either of us for a three-year period after becoming an interested stockholder. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed by
Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, which they had no reasonable cause to believe was unlawful.

    Thermo Electron's Restated Certificate of Incorporation, as amended, and ThermoLase's Restated Bylaws, as amended, each provide for the indemnification of their respective officers and directors. The indemnification provisions state that any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action or suit brought by Thermo Electron or ThermoLase, because that person either:

    - is or was a director or officer of Thermo Electron or ThermoLase, or an employee or agent of ThermoLase, or

    - is or was serving at the request of Thermo Electron or ThermoLase, as a director or officer, or employee or agent, in the case of ThermoLase, of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, to the fullest extent permitted by Delaware law. These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    In the case of any action or suit by Thermo Electron or ThermoLase to procure a judgment in its favor, no indemnification will be made (1) except for expenses, including attorneys' fees, or (2) relating to any claim, issue or matter as to which the director or officer has been judged to be liable to Thermo Electron or ThermoLase, unless and only to the extent that the court determines that, despite the adjudication of liability, but in view of all of the circumstances of the case, the director or officer is entitled to indemnity for such expenses that the court finds proper.

    Additionally, we may each pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, those payments will be made only if we receive an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

PREFERRED STOCK

    Thermo Electron's board of directors may, without further action of Thermo Electron's stockholders, issue up to 50,000 shares of preferred stock, in one or more classes and one or more series and fix the number of shares in any class or series. In a certificate of designation filed on January 31, 1996, 40,000 shares of the preferred stock were designated as Series B junior participating preferred stock. The terms of the Series B junior participating preferred stock are described in "--Stockholder Rights Plan," below. Thermo Electron's board may fix the rights and preferences of any class or series of the remaining 10,000 shares of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, maturity dates, redemption prices and liquidation preferences. The rights of the holders of Thermo Electron common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Also, any issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Thermo Electron.

    ThermoLase does not have any shares of preferred stock authorized. This means that, if ThermoLase ever wanted to issue any shares of preferred stock, it would have to hold a stockholder meeting in order to get approval for the amendment to its certificate of incorporation that would be required in order to create a class of preferred stock.

STOCKHOLDER RIGHTS PLAN

    Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

    Thermo Electron has entered into a rights agreement dated as of January 19, 1996, as amended, between Thermo Electron and BankBoston, N.A., as rights agent. As with most stockholder rights agreements, the terms of Thermo Electron's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Thermo Electron's common stock and to exercisability. The purpose of Thermo Electron's stockholder rights agreement is to encourage potential acquirors of a large percentage of Thermo Electron's common stock to initiate negotiations with the board of directors relating to the acquisition, rather than to proceed without the approval of the board. As described in more detail below, the rights would cause substantial dilution to any party attempting to acquire Thermo Electron unless the board of directors has found the transaction to be fair and in the best interests of stockholders.

    On January 19, 1996, Thermo Electron's board declared a dividend distribution of one right for each outstanding share of Thermo Electron common stock to stockholders of record at the close of business on January 29, 1996. Each right entitles the registered holder to purchase from Thermo Electron a unit consisting of one ten-thousandth of a share of Series B junior participating preferred stock at a purchase price of $250.00 in cash per unit, subject to adjustment. The following is a summary description of the terms of the rights. Please read the rights agreement for the complete description of the terms of the rights.

    Initially, the rights attach to all outstanding Thermo Electron common stock certificates and no separate rights certificates will be distributed. The rights will separate from the Thermo Electron common stock, and a distribution date will occur, upon the earlier of the following events:

    - 10 days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Thermo Electron common stock; or

    - 10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Thermo Electron common stock.

    Until the distribution date:

    - the rights will be evidenced by the Thermo Electron common stock certificates and will be transferred only with the Thermo Electron common stock certificates;

    - new Thermo Electron common stock certificates will incorporate the rights agreement by reference; and

    - the surrender for transfer of any certificates of Thermo Electron common stock will also transfer the rights associated with the Thermo Electron common stock represented by the certificate.

    The rights are not exercisable until the distribution date and will expire at the close of business on January 29, 2006, unless earlier redeemed or exchanged by Thermo Electron as described below.

    If a person acquires 15% or more of the shares of Thermo Electron common stock, except as part of an offer for all of the outstanding shares of Thermo Electron common stock that at least a majority of the board of directors has approved, if, each holder of a right will thereafter have the right to exercise the right for a number of shares of Thermo Electron common stock or, in some circumstances, cash, property or other securities of Thermo Electron, equal to the exercise price of the right divided by one-half of the current market price of the Thermo Electron common stock on the date of the acquisition. However, rights are not exercisable following the acquisition until the rights are no longer redeemable by Thermo Electron as described below. Notwithstanding any of the foregoing, after the acquisition, all rights that are, or, as described in the rights agreement, were, beneficially owned by any acquiring person will be null and void. The event set forth in this paragraph is referred to as a "section 11(a)(ii) event."

    For example, at an exercise price of $250.00 per right, each holder of rights, other than acquiring persons or parties related to them, would be able to purchase, for $250.00, a number of shares of Thermo Electron common stock, or other consideration, as noted above, equal to $250.00 divided by one-half of the current market price of the Thermo Electron common stock. Assuming that the Thermo Electron common stock had a per share value of $50.00 at that time, holders of each valid right would be entitled to purchase ten shares of Thermo Electron common stock for $250.00.

    If, at any time after a person has become an acquiring person:

    - Thermo Electron is acquired in a merger or other transaction in which Thermo Electron is not the surviving corporation, or its common stock is changed or exchanged, other than a merger which follows an offer that is approved by the board of directors, or

    - 50% or more of Thermo Electron's assets or earning power is sold or transferred,

    each holder of a valid right shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company equal to the exercise price of the right divided by one-half of the current market price of that company's common stock at the date the event occurs.

    For example, at an exercise price of $250.00 per right, each holder of rights, following an event described in the last paragraph, would be able to purchase, for $250.00, a number of shares of common stock of the acquiring company equal to $250.00 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100.00 at that time, holders of each valid right would be entitled to purchase five shares of common stock of the acquiring company for $250.00.

    At any time after a section 11(a)(ii) event, Thermo Electron's board may exchange all or a part of the rights, other than rights owned by the acquiring person that have become void, at an exchange ratio of one share of Thermo Electron common stock, or one ten-thousandth of a share of preferred stock, per right, subject to adjustment.

    The preferred stock purchasable upon exercise of the rights will not be redeemable. The rights of the preferred stock are protected by customary antidilution provisions and, in light of Thermo Electron's stock dividend in 1996, currently provide for the following:

    - a minimum preferential quarterly dividend payment of $100 per share and an aggregate dividend per share of preferred stock of 15,000 times the dividend declared per share of Thermo Electron common stock;

    - an aggregate payment per share of preferred stock, in the event of liquidation, of 15,000 times the payment made per share of Thermo Electron common stock, with a minimum preferential liquidating payment of $100 per share;

    - 15,000 votes per share of preferred stock, voting together with the Thermo Electron common stock; and

    - in the event of any merger, consolidation or other transaction in which the Thermo Electron common stock is changed or exchanged, each share of preferred stock will be entitled to 15,000 times the amount received per share of Thermo Electron common stock.

    Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of Thermo Electron common stock.

    At any time until ten days after the stock acquisition date, Thermo Electron may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or stock. Immediately upon the decision of the board of directors to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

    Until a right is exercised, holders of rights, as such, will have no rights as a stockholder of Thermo Electron, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Thermo Electron, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Thermo Electron common stock or other consideration or for common stock of the acquiring company as set forth above.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Thermo Electron without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Thermo Electron and its stockholders, as determined by a majority of the board of directors. The rights should not interfere with any merger or other business combination that is approved by the board of directors of Thermo Electron since the board of directors can decide, at any time prior to the close of business on the earlier of (1) the tenth day following the stock acquisition date or
(2) January 29, 2006, and in certain other circumstances, redeem all of the then outstanding rights at the redemption price.

    ThermoLase has not entered into a stockholder rights agreement. Accordingly, it does not have the protections against takeovers that are given by stockholder rights agreements. However, as noted above in this section under "--Delaware Anti-Takeover Statute," ThermoLase is subject to Section 203 of the Delaware General Corporation Law, which may inhibit unsolicited takeover attempts.

                              RECENT DEVELOPMENTS

    Mr. Gerald Feldman, ThermoLase's President and Chief Executive Officer, has an agreement with Thermo Electron under which Mr. Feldman will receive a payment equal to one year's salary ($210,000) if he remains employed with a Thermo Electron company as of January 1, 2002. Mr. Feldman will forfeit this payment if he leaves his employment voluntarily or is terminated for cause prior to January 1, 2002.

    Additionally, in July 2000, ThermoLase entered into an agreement with the party to whom it had sold its spa business in 1999. Under the new agreement, the buyer of the spa business paid $4.0 million on a note it had issued to ThermoLase in connection with the purchase of the spas. The buyer also obtained releases for ThermoLase from third party lease obligations of the day spas transferred to the buyer at the time of sale. ThermoLase had previously been liable for the remaining lease obligations at these facilities. In return, ThermoLase agreed to reduce the remaining principal amount of the note receivable from the buyer and to subordinate the remaining balance to other external financing obtained by the buyer. In connection with the favorable resolution of the lease obligations, as well as the reduction in principal amount of the remaining note receivable, ThermoLase expects to record unusual income, net, of approximately $3.0-4.0 million in the quarter ended July 1, 2000.

                                 LEGAL OPINION

    The validity of the shares of Thermo Electron common stock offered by this proxy statement-prospectus will be passed upon for Thermo Electron by Seth H. Hoogasian, Esq. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of ThermoLase and Thermo Electron, and owns or has the right to acquire 421,171 shares of Thermo Electron common stock and 71,973 shares of the common stock of Thermo Electron's subsidiaries.

                                    EXPERTS

    The financial statements of Thermo Electron and ThermoLase incorporated by reference in this proxy statement-prospectus and the financial statement schedules incorporated by reference in the registration statement of which this proxy statement-prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                             STOCKHOLDER PROPOSALS

    If the merger is not completed, ThermoLase will set a date for its 2000 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, ThermoLase stockholders may present proper proposals for inclusion in ThermoLase's proxy statement and for consideration at its 2000 annual meeting of stockholders, in the event the merger is not completed, by submitting the proposals to ThermoLase in a timely manner. In order to be included for the 2000 annual meeting, stockholder proposals must be received by ThermoLase within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

    THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE, INCLUDING IMPORTANT BUSINESS AND FINANCIAL INFORMATION, WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

    All documents filed by Thermo Electron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and are deemed to be a part of this proxy statement-prospectus from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT.

THERMOLASE

    The following documents, filed by ThermoLase (File No. 1-13104) with the SEC, are hereby incorporated by reference into this proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended October 2, 1999;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended January 1,
      2000;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000;

THERMO ELECTRON

    The following documents, filed by Thermo Electron (File No. 1-8002) with the SEC, are hereby incorporated by reference into this proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended January 1, 2000, as amended by Form 10-K/A filed on June 27, 2000;

    - Proxy Statement dated April 19, 2000, filed with the SEC on April 21,
      2000;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000;

    - Current Report on Form 8-K filed on February 1, 2000 regarding Thermo Electron's proposed reorganization plan;

    - Current Report on Form 8-K filed on May 2, 2000 regarding Thermo Electron's financial results for the quarter ended April 1, 2000;


    - Current Report on Form 8-K filed on June 14, 2000 regarding financial results for the quarter and fiscal year ended January 1, 2000;


    - Current Report on Form 8-K filed on June 30, 2000 regarding the completion of Thermo Electron's exchange offers for Thermo Instrument Systems Inc. and Thermedics Inc.;


    - Current Report on Form 8-K filed on July 11, 2000 regarding the appointment of Marijn Dekkers as chief operating officer;


    - The description of the Thermo Electron common stock that is contained in Thermo Electron's Registration Statement on Form 8-A/A filed under the Exchange Act on September 9, 1999; and

    - The description of Thermo Electron's preferred stock purchase rights that is contained in Thermo Electron's Registration Statement on Form 8-A/A filed under the Exchange Act on June 21, 1999.

    Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

    The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement-prospectus are not themselves specifically incorporated by reference in this proxy statement-prospectus, then such exhibits will not be provided. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY AUGUST 7, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.


    Requests for documents relating to ThermoLase or Thermo Electron should be directed to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, P.O. Box 9046, 81 Wyman Street, Waltham, Massachusetts 02454-9046 (telephone: 781-622-1000; facsimile: 781-768-6620).

    We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

    Reports, proxy statements and other information concerning ThermoLase may be inspected at:

       The American Stock Exchange
       86 Trinity Place
       New York, New York 10006-1881

    Reports, proxy statements and other information concerning Thermo Electron may be inspected at:

       The New York Stock Exchange
       20 Broad Street
       New York, New York 10005

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room at the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding each of us. The address of the SEC's website is http://www.sec.gov.

    Thermo Electron has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Thermo Electron common stock to be issued to ThermoLase stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of Thermo Electron filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because Thermo Electron has omitted parts of the registration statement in accordance with the SEC's rules. The registration statement and its exhibits are available for inspection and copying as set forth above.

    Copies of ThermoLase's Annual Report on Form 10-K for the fiscal year ended October 2, 1999 and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2000 are attached to this proxy statement-prospectus as Appendices C and D, respectively. Please read each of such documents in their entirety for the important information they contain regarding the business of ThermoLase.

    If you have any questions about the merger, please call ThermoLase Investor Relations at 781-622-1111.

    THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus (see "WHERE YOU CAN FIND MORE INFORMATION") include forward-looking statements about Thermo Electron and ThermoLase within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts, such as future financial performance, anticipated developments, business strategy, projected costs and plans and objectives of Thermo Electron and ThermoLase. Many of these statements are preceded by, followed by or otherwise include the words "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or similar expressions. These statements may be made expressly in this document or may be incorporated by reference to other documents Thermo Electron and ThermoLase have filed with the SEC.

    Although each of Thermo Electron and ThermoLase believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results of Thermo Electron or ThermoLase to be materially different from any future results expressed or implied by either Thermo Electron or ThermoLase. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "RISK FACTORS" in this document, and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Thermo Electron's Annual Report on Form 10-K for the year ended January 1, 2000.

    The most important facts that could prevent Thermo Electron from achieving its stated goals include, but are not limited to, the following:

    - Thermo Electron's corporate reorganization, which includes taking several subsidiaries private, spinning off some subsidiaries and selling several businesses, is very complex, expensive and time-consuming.

    - Thermo Electron has acquired several companies and businesses; as a result it has recorded significant goodwill on its balance sheet, which it must continually evaluate for potential impairment.

    - Thermo Electron's significant international operations entail the risk that exchange rate fluctuations may negatively affect demand for its products and its profitability.

    - Thermo Electron must develop new products, adapt to rapid and significant technological change, and respond to introductions of new products in order to remain competitive.

    - Changes in governmental regulations may reduce demand for Thermo Electron's products or increase its expenses.

    - Demand for some of Thermo Electron's products depends on capital spending policies of its customers and on government funding policies.

    We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Thermo Electron and ThermoLase do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

                          THERMO ELECTRON CORPORATION
              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                                PAGE
                                                              --------
Pro Forma Consolidated Condensed Financial Statements.......    F-2
Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the three months ended April 1, 2000.......    F-3
Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the fiscal year ended January 1, 2000......    F-4
Pro Forma Consolidated Condensed Balance Sheet as of April
  1, 2000...................................................    F-5
Notes to Pro Forma Consolidated Condensed Financial
  Statements................................................    F-6

                          THERMO ELECTRON CORPORATION

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited pro forma consolidated condensed statements of continuing operations sets forth the results of continuing operations for the three months ended April 1, 2000, and the fiscal year ended January 1, 2000, as if the merger had become effective at the beginning of calendar year 1999. The results of ThermoLase are reported as discontinued operations in the financial statements of Thermo Electron. The only pro forma adjustment to the Pro Forma Consolidated Condensed Statements of Continuing Operations is an increase in Thermo Electron's outstanding shares. The following unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of April 1, 2000, as if the merger had become effective on April 1, 2000. For purposes of determining the number of shares of Thermo Electron that will be issued under the merger agreement, an exchange ratio of 0.132 shares of Thermo Electron common stock for each share of ThermoLase common stock not already owned by Thermo Electron has been assumed. The pro forma results of continuing operations are not necessarily indicative of future operations or the actual results that would have occurred had the merger become effective at the beginning of calendar year 1999.

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                        THREE MONTHS ENDED APRIL 1, 2000

                                  (UNAUDITED)

                                                                             PRO FORMA
                                                            HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                            ----------      -----------      ---------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues..................................................   $598,929           $ --         $598,929
                                                             --------           ----         --------
Costs and Operating Expenses:
  Cost of revenues........................................    325,183             --          325,183
  Selling, general, and administrative expenses...........    173,682             --          173,682
  Research and development expenses.......................     48,446             --           48,446
  Restructuring and other unusual income, net.............     (7,700)            --           (7,700)
                                                             --------           ----         --------
                                                              539,611             --          539,611
                                                             --------           ----         --------
Operating Income..........................................     59,318             --           59,318
Other Expense, Net........................................    (21,172)            --          (21,172)
                                                             --------           ----         --------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Item...............     38,146             --           38,146
Income Tax Provision......................................     16,728             --           16,728
Minority Interest Expense.................................      6,127             --            6,127
                                                             --------           ----         --------
Income from Continuing Operations Before Extraordinary
  Item....................................................   $ 15,291           $ --         $ 15,291
                                                             ========           ====         ========
Earnings per Share from Continuing Operations Before
  Extraordinary Item:
    Basic.................................................   $    .10           $ --         $    .10
                                                             ========           ====         ========
    Diluted...............................................   $    .09           $ --         $    .09
                                                             ========           ====         ========
Weighted Average Shares:
    Basic.................................................    156,813            818          157,631
                                                             ========           ====         ========
    Diluted...............................................    157,464            818          158,282
                                                             ========           ====         ========

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                       FISCAL YEAR ENDED JANUARY 1, 2000

                                  (UNAUDITED)

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues..................................................  $2,471,193         $ --      $2,471,193
                                                            ----------         ----      ----------
Costs and Operating Expenses:
    Cost of revenues......................................   1,378,494           --       1,378,494
    Selling, general, and administrative expenses.........     673,004           --         673,004
    Research and development expenses.....................     171,100           --         171,100
    Restructuring and other unusual costs, net............     149,589           --         149,589
                                                            ----------         ----      ----------
                                                             2,372,187           --       2,372,187
                                                            ----------         ----      ----------
Operating Income..........................................      99,006           --          99,006
Other Expense, Net........................................     (61,520)          --         (61,520)
                                                            ----------         ----      ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Items..............      37,486           --          37,486
Income Tax Provision......................................      33,073           --          33,073
Minority Interest Expense.................................      18,993           --          18,993
                                                            ----------         ----      ----------
Loss from Continuing Operations Before Extraordinary
  Items...................................................  $  (14,580)        $ --      $  (14,580)
                                                            ==========         ====      ==========
Loss per Share from Continuing Operations Before
  Extraordinary Items:
    Basic.................................................  $     (.09)        $ --      $     (.09)
                                                            ==========         ====      ==========
    Diluted...............................................  $     (.11)        $ --      $     (.11)
                                                            ==========         ====      ==========
Basic and Diluted Weighted Average Shares.................     157,987          818         158,805
                                                            ==========         ====      ==========

                          THERMO ELECTRON CORPORATION

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 APRIL 1, 2000

                                  (UNAUDITED)

                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                            ----------   -----------   ----------
                                                                       (IN THOUSANDS)
                                       ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  533,471     $    --     $  533,471
  Short-term available-for-sale investments, at quoted
    market value..........................................     426,015          --        426,015
  Accounts receivable, net................................     534,569          --        534,569
  Other current assets....................................     690,103          --        690,103
  Net assets of discontinued operations...................     502,629          --        502,629
                                                            ----------     -------     ----------
                                                             2,686,787          --      2,686,787
                                                            ----------     -------     ----------
Property, Plant, and Equipment, at Cost, Net..............     424,874          --        424,874
                                                            ----------     -------     ----------
Other Assets..............................................     233,486          --        233,486
                                                            ----------     -------     ----------
Cost in Excess of Net Assets of Acquired Companies........   1,206,238          --      1,206,238
                                                            ----------     -------     ----------
Long-term Net Assets of Discontinued Operations...........     625,802      16,630        642,432
                                                            ----------     -------     ----------
                                                            $5,177,187     $16,630     $5,193,817
                                                            ==========     =======     ==========

                      LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities.......................................  $1,057,399     $    --     $1,057,399
                                                            ----------     -------     ----------
Deferred Income Taxes and Other Deferred Items............     162,622          --        162,622
                                                            ----------     -------     ----------
Long-term Obligations:
  Subordinated convertible obligations....................   1,184,033          --      1,184,033
  Other...................................................     386,290          --        386,290
                                                            ----------     -------     ----------
                                                             1,570,323          --      1,570,323
                                                            ----------     -------     ----------
Minority Interest.........................................     364,900          --        364,900
                                                            ----------     -------     ----------
Common Stock of Subsidiary Subject to Redemption..........       7,692          --          7,692
                                                            ----------     -------     ----------
Shareholders' Investment:
  Common stock............................................     167,990         818        168,808
  Capital in excess of par value..........................   1,061,754      15,812      1,077,566
  Retained earnings.......................................   1,057,791          --      1,057,791
  Treasury stock at cost..................................    (193,457)         --       (193,457)
  Deferred compensation...................................      (6,917)         --         (6,917)
  Accumulated other comprehensive items...................     (72,910)         --        (72,910)
                                                            ----------     -------     ----------
                                                             2,014,251      16,630      2,030,881
                                                            ----------     -------     ----------
                                                            $5,177,187     $16,630     $5,193,817
                                                            ==========     =======     ==========

                          THERMO ELECTRON CORPORATION

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF CONTINUING OPERATIONS

(IN THOUSANDS EXCEPT IN TEXT)

                                                              THREE MONTHS ENDED
                                                              APRIL 1, 2000 AND
                                                              FISCAL YEAR ENDED
                                                               JANUARY 1, 2000
                                                              ------------------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
  assumed issuance of 818,005 shares of Thermo Electron's
  common stock for the acquisition of additional shares of
  ThermoLase as of the beginning of calendar year 1999......            818
                                                                   --------

NOTE 2--PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (IN THOUSANDS)

                                                               APRIL 1, 2000
                                                              DEBIT (CREDIT)
                                                              ---------------
LONG-TERM NET ASSETS OF DISCONTINUED OPERATIONS
Increase in long-term net assets of discontinued operations
  as a result of Thermo Electron's increased ownership of
  ThermoLase................................................     $ 16,630
                                                                 --------
COMMON STOCK
Increase in common stock due to the assumed issuance of
  818,005 shares of Thermo Electron's common stock for the
  acquisition of additional shares of ThermoLase............         (818)
                                                                 --------
CAPITAL IN EXCESS OF PAR VALUE
Increase in capital in excess of par value as a result of
  Thermo Electron's increased ownership of ThermoLase and
  the conversion of outstanding stock options of ThermoLase
  into stock options of Thermo Electron.....................      (15,812)
                                                                 --------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          THERMO ELECTRON CORPORATION
                       THERMOLASE ACQUISITION CORPORATION
                                      AND
                             THERMOLASE CORPORATION

                         DATED AS OF DECEMBER 14, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
ARTICLE I  THE MERGER.............................................  A-2
1.1   The Merger..................................................  A-2
1.2   Effective Time; Closing.....................................  A-2
1.3   Effect of the Merger........................................  A-2
1.4   Certificate of Incorporation; Bylaws........................  A-2
1.5   Directors and Officers......................................  A-2
1.6   Effect on Capital Stock.....................................  A-3
1.7   Surrender of Certificates...................................  A-4
1.8   No Further Ownership Rights in Company Common Stock or
      Units.......................................................  A-6
1.9   Lost, Stolen or Destroyed Certificates......................  A-6
1.10  Dividends...................................................  A-6
1.11  Fractional Shares...........................................  A-6
1.12  Closing of Transfer Books...................................  A-7
1.13  Taking of Necessary Action; Further Action..................  A-7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........  A-7
2.1   Organization of the Company.................................  A-7
2.2   Company Capital Structure...................................  A-7
2.3   Authority...................................................  A-7
2.4   Board Approval..............................................  A-8
2.5   Fairness Opinion............................................  A-8
2.6   Registration Statement; Proxy Statement/Prospectus..........  A-8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND
MERGER SUB........................................................  A-9
3.1   Organization................................................  A-9
3.2   Authority...................................................  A-9
3.3   Capitalization..............................................  A-10
3.4   Reports and Financial Statements............................  A-11
3.5   Information Provided to Financial Advisor...................  A-11
3.6   Litigation..................................................  A-11
3.7   Merger Sub..................................................  A-12
3.8   Registration Statement; Proxy Statement/Prospectus..........  A-12

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...................  A-12
4.1   Conduct of Business by the Company..........................  A-12
4.2   Conduct of Business by Thermo Electron......................  A-12

ARTICLE V  ADDITIONAL AGREEMENTS..................................  A-12
5.1   Registration Statement; Other Filings.......................  A-12
5.2   Meeting of the Company Stockholders.........................  A-14
5.3   Access to Information.......................................  A-14
5.4   Public Disclosure...........................................  A-14
5.5   Legal Requirements..........................................  A-15
5.6   Notification of Certain Matters.............................  A-15
5.7   Best Efforts and Further Assurances.........................  A-15
5.8   Stock Option Plans; Reservation of Shares...................  A-15
5.9   Thermo Electron Form S-8....................................  A-16
5.10  Indemnification; Insurance..................................  A-16
5.11  Deferred Compensation Plan..................................  A-18

                                                                      PAGE
                                                                    --------
5.12  Compliance by Merger Sub....................................  A-18
5.13  NYSE Listing................................................  A-18
5.14  AMEX Listing................................................  A-18

ARTICLE VI  CONDITIONS TO THE MERGER..............................  A-18
6.1   Conditions to Obligations of Each Party to Effect the
      Merger......................................................  A-18
6.2   Additional Conditions to Obligations of the Company.........  A-18
6.3   Additional Conditions to the Obligations of Thermo Electron
      and Merger Sub..............................................  A-19

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER....................  A-20
7.1   Termination.................................................  A-20
7.2   Notice of Termination; Effect of Termination................  A-21
7.3   Fees and Expenses...........................................  A-21
7.4   Amendment...................................................  A-21
7.5   Extension; Waiver...........................................  A-21

ARTICLE VIII  GENERAL PROVISIONS..................................  A-21
8.1   Non-Survival of Representations and Warranties..............  A-21
8.2   Notices.....................................................  A-21
8.3   Counterparts................................................  A-22
8.4   Entire Agreement............................................  A-22
8.5   Severability................................................  A-23
8.6   Other Remedies; Specific Performance........................  A-23
8.7   Governing Law...............................................  A-23
8.8   Assignment..................................................  A-23
8.9   Headings....................................................  A-23

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of
December 14, 1999 is by and among Thermo Electron Corporation ("Thermo Electron"), a Delaware corporation, ThermoLase Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of ThermoTrex Acquisition Corporation which in turn is a wholly owned subsidiary of Thermo Electron, and ThermoLase Corporation (the "Company"), a Delaware corporation.

                                    RECITALS

    A. Thermo Electron owns approximately 13.91%, and ThermoTrex Corporation ("ThermoTrex"), a Delaware corporation and majority owned subsidiary of Thermo Electron, owns approximately 71.06%, of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), and Thermo Electron desires to acquire all of the remaining outstanding shares of Company Common Stock.

    B. Thermo Electron has formed the Merger Sub as an indirect subsidiary with the intent of causing it to merge with the Company, as described in this Agreement.

    C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermo Electron and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

    D. The Board of Directors of Thermo Electron (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Electron and is in the best interests of Thermo Electron and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    E. The Board of Directors of the Company, on the recommendation of a special committee of the Board of Directors (the "Special Committee"), consisting of two directors of the Company who are not employees, officers or directors of Thermo Electron and its subsidiaries (other than the Company), and who are not officers or employees of the Company, (i) has determined that this Agreement, including the Exchange Ratio (as defined below), and the transactions contemplated by this Agreement, are fair to the stockholders of the Company (other than Thermo Electron and ThermoTrex) from a financial point of view,
(ii) has approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company.

    F. Stonebridge Associates LLC (the "Financial Advisor") has delivered to the Special Committee, for its consideration and for inclusion in its entirety in the Proxy Statement to be delivered to the stockholders of the Company relating to the Merger, its written opinion that, subject to the various assumptions and limitations set forth therein, as of the date of such opinion the consideration to be received by the stockholders of the Company (other than Thermo Electron and ThermoTrex) is fair to such stockholders from a financial point of view.

    G. Thermo Electron, the Company and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the Surviving Corporation shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as early as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be no later than the tenth business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) the Company shall deliver to Thermo Electron the various certificates and instruments required under Article VI, (ii) Thermo Electron and Merger Sub shall deliver to the Company the various certificates and instruments required under Article VI and
(iii) the Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

    1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4.  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) Subject to the requirements of Section 5.10 hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

        (b) Subject to the requirements of Section 5.10 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5. DIRECTORS AND OFFICERS. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed and qualified.

    1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

        (a)  EXCHANGE OF THE COMPANY COMMON STOCK AND UNITS.

           (i) Subject to the balance of this Section 1.6 and Section 1.11 hereof, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.6(e), and other than shares of Company Common Stock coupled with the right to have the Company redeem such share of Common Stock for $20.25 per share between April 3, 2001 and April 30, 2001 (the "Units")) will be automatically converted into the right to receive that number of validly issued, fully paid and nonassessable shares of the common stock, $1.00 par value, of Thermo Electron (the "Thermo Common Stock"), equal to the Exchange Ratio, determined as set forth in Section 1.6(f). Subject to
       Section 1.6(a)(ii) below, as of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Stock Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

           (ii) At the Effective Time, each issued and outstanding Unit will continue to have, and be subject to, the same terms and conditions applicable to the Units immediately prior to the Effective Time, except that each share of Company Common Stock included as part of the Unit will be automatically converted into that number of validly issued, fully paid and nonassessable shares of Thermo Common Stock equal to one share times the Exchange Ratio, determined as set forth in Section 1.6(f), and except that the redemption right associated with the Thermo Common Stock issued to the Unit holder shall be the right to have Thermo Electron redeem such Thermo Common Stock for cash in an amount per whole share of Thermo Common Stock included in such Unit or Units equal to $20.25 divided by the Exchange Ratio. Each Unit of Thermo Common Stock ("Thermo Units") shall be comprised of the fractional share of Thermo Common Stock determined as set forth in Section 1.6(f), coupled with the redemption right described above. Holders of fractional shares of Thermo Common Stock included in the Thermo Units shall have all of the rights of holders of whole shares of Thermo Common Stock except that the rights associated with fractional shares shall be proportional based on the fraction of a share owned by such holders, including without limitation with respect to voting rights, dividends, and distributions with respect to such fractional shares. As of the Effective Time, all Units shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any Units shall cease to have any rights with respect thereto, except the right to receive the Unit Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such Units in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

        (b) STOCK OPTION PLANS. All options to purchase Company Common Stock outstanding immediately prior to the Effective Time under stock option plans maintained by the Company (the "Company Stock Option Plans"), shall be converted into options to purchase Thermo Common Stock in accordance with
    Section 5.8 hereof.

        (c) CONVERTIBLE DEBENTURES. All Company convertible debentures (the "Convertible Debentures") issued pursuant to a Fiscal Agency Agreement dated as of August 12, 1997 by and among the Company, Thermo Electron, and Bankers Trust Company, as Fiscal Agent, outstanding at the Effective Time shall remain the Convertible Debentures of the Company, provided however, that in lieu of Company Common Stock being issuable upon conversion of such Convertible Debentures, after the Effective Time, Thermo Common Stock shall be issuable upon conversion of such Convertible Debentures in accordance with the terms of the Fiscal Agency Agreement. At the Effective Time, the price at which Convertible Debentures then outstanding will be convertible into Thermo Common Stock shall be adjusted in accordance with the terms of the Fiscal Agency Agreement.

        (d) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (e) TREASURY STOCK; STOCK HELD BY THERMO ELECTRON AND THERMOTREX. Notwithstanding any other provision of this Agreement, each share of Company Common Stock issued and outstanding and owned by Thermo Electron, ThermoTrex or any wholly-owned subsidiary of Thermo Electron, together with all shares owned by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall cease to be outstanding, and shall automatically be cancelled and retired without payment of any consideration therefor, cash or otherwise, and cease to exist.

        (f) DETERMINATION AND ADJUSTMENT OF EXCHANGE RATIO. The Exchange Ratio shall be determined as follows:

        The "Exchange Ratio" means the product obtained by multiplying (x) .158 by (y) the quotient obtained by dividing $14.906 by the Average Closing Price and rounding to the nearest 1/10,000; provided, however that in the event that the Average Closing Price is less than $11.925, or greater than $17.887, then the Exchange Ratio shall be set at .198 and .132, respectively. The "Average Closing Price" shall be an amount equal to the average per share closing price of Thermo Common Stock, as reported on the consolidated transaction reporting system for the 20 trading days ending with the trading day immediately preceding the Effective Date.

        The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Company Common Stock or Thermo Common Stock, as the case may be), recapitalization or other like change without receipt of consideration with respect to either the Company Common Stock or the Thermo Common Stock occurring on or after the date hereof and prior to the Effective Time.

    1.7.  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Prior to the Effective Time, Thermo Electron shall authorize Boston EquiServe to act as the exchange agent (the "Exchange Agent") in the Merger. Immediately following the Effective Time, Thermo Electron shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Units, for exchange in accordance with the provisions of this Article I, certificates representing the shares of Thermo Common Stock and Thermo Units issuable pursuant to this Agreement in exchange for certificates representing outstanding shares of Company Common Stock and outstanding Units, and cash sufficient to make payments pursuant to Section 1.11 for fractional shares of Thermo Common Stock and fractional Thermo Units. The Thermo Common Stock and Thermo Units into which Company Common Stock and Units shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

        (b) EXCHANGE PROCEDURES. As soon as practicable after, and in no event more than five business days after, the Effective Time, Thermo Electron shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate (a "Certificate" or the "Certificates") representing Company Common Stock or Units (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in such form and have such other provisions as Thermo Electron may reasonably specify and as are reasonably acceptable to the Company) and
    (ii) instructions for effecting the exchange of the Certificates for certificates representing shares of Thermo Common Stock or Thermo Units, as the case may be, as provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holders of Company Common Stock (excluding Company Common Stock included in any Units) shall be entitled to receive in exchange for their Certificates, (x) subject to Section 1.11, a certificate representing shares of Thermo Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock represented by such Certificate, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 hereof, and (z) a check issued pursuant to Section 1.11 hereof for any fractional share of Thermo Common Stock (the consideration specified in clauses (x), (y) and (z) above are referred to herein, collectively, as the "Stock Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled; and holders of Units shall be entitled to receive in exchange for their Certificates, (I) subject to
    Section 1.11, Thermo Units in an amount equal to the Exchange Ratio multiplied by the number of Units represented by such Certificate, and
    (II) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 hereof. (the consideration specified in clauses
    (I) and (II) above are referred to herein, collectively, as the "Unit Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled. The term "Merger Consideration" means, collectively, the Stock Merger Consideration and the Unit Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock or Units which is not registered in the transfer records of the Company as of the Effective Time, the Stock Merger Consideration or the Unit Merger Consideration, as the case may be, may be delivered in accordance with this Article I to a transferee if the Certificate evidencing such shares or Units is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Stock Merger Consideration or the Unit Merger Consideration, as the case may be.

        (c) TRANSFERS OF OWNERSHIP. If payment of the Merger Consideration is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Electron or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of Thermo Electron or any agent designated by it that such tax has been paid or is not payable.

        (d)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Thermo Electron, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) RESPONSIBILITY; TERM. During the term of its engagement, the Exchange Agent shall be responsible for delivering certificates representing Thermo Common Stock or Thermo Units and the other Merger Consideration to the holders of properly endorsed Certificates that are returned to the Exchange Agent. Promptly following the date that is six months after the Effective Date, the

    Exchange Agent shall, upon request by Thermo Electron, deliver to Thermo Electron all cash, cancelled Certificates, certificates representing shares of Thermo Common Stock and Thermo Units and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Common Stock or Units may surrender such Certificate to Thermo Electron and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration represented by such Certificate, without any interest thereon.

    1.8. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK OR UNITS. The Thermo Common Stock or Thermo Units, as the case may be, and cash, if any, delivered to the holders of Company Common Stock or Units upon the surrender of shares of Company Common Stock or Units in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock or Units.

    1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the certificates representing Thermo Common Stock or Thermo Units, as the case may be, and the other Merger Consideration in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Electron or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Thermo Electron or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Electron waives such requirement in writing.

    1.10. DIVIDENDS. No dividends or other distributions that are payable to the holders of record of Thermo Common Stock or Thermo Units as of a date on or after the Effective Time shall be paid to the holders of Company Common Stock or Units entitled by reason of the Merger to receive Thermo Common Stock or Thermo Units, as the case may be, until such holders surrender their Certificates in accordance with Section 1.7(b) or provide an affidavit and indemnity in accordance with Section 1.9. Upon such surrender, the Exchange Agent or Thermo Electron (in the event that the Exchange Agent's term has expired), shall pay or deliver to the persons in whose name the certificates representing such Thermo Common Stock or Thermo Units, as the case may be, are issued any dividends or other distributions that are payable to the holders of record of Thermo Common Stock or Thermo Units as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions (except as expressly provided in any securities or other property that may be so dividended or distributed).

    1.11. FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Thermo Common Stock shall be issued to holders of Company Common Stock upon the surrender for exchange of Certificates, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Thermo Electron with respect to any fractional shares of Thermo Common Stock that would otherwise be issued to such holders. In lieu of any fractional shares of Thermo Common Stock that would otherwise be issued, each holder of Company Common Stock that would have been entitled to receive a fractional share of Thermo Common Stock shall, upon proper surrender of such person's Certificates, receive a cash payment (rounded up to the nearest cent) equal to the closing price per share of Thermo Common Stock, as reported in the consolidated transaction reporting system on the trading day immediately preceding the Closing Date, multiplied by the fraction of a share that such holder would otherwise be entitled to receive. Fractional shares of Thermo Common Stock may be issued to holders of Units.

    1.12. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Units shall thereafter be made. If, after the Effective Time, Certificates are presented to Thermo Electron, they shall be canceled and exchanged for Merger Consideration in accordance with Article I.

    1.13. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Thermo Electron and Merger Sub as follows:

    2.1. ORGANIZATION OF THE COMPANY. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by the Company to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. In this Agreement, the term "Material Adverse Effect" used in reference to the Company means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of the Company and its subsidiaries, taken as a whole.

    2.2. COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which there were 39,347,996 shares issued and outstanding as of October 31, 1999 (including 2,000,000 shares that are included in the outstanding Units), and 1,481,136 shares in treasury. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of October 27, 1999, an aggregate of 2,985,320 shares of Company Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to Company Stock Option Plans, under which options were outstanding for an aggregate of 1,642,283 shares as of such date. As of October 27, 1999, 6,614,897 shares of Company Common Stock were reserved for issuance upon the conversion of the Convertible Debentures and 100,000 shares of Company Common Stock were reserved for issuance under the Company Directors Deferred Compensation Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

    2.3.  AUTHORITY.

        (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company's stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Vote") and the filing and recording of the Certificate of Merger pursuant to the DGCL. Under the DGCL, the Company's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Thermo Electron and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or (ii) subject to obtaining the Company Vote and compliance with the requirements set forth in
    Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its material subsidiaries or by which its or their respective properties is bound, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on the Company or the Surviving Corporation.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware,
    (ii) the filing by the Company and Thermo Electron of the Proxy Statement and the Registration Statement (as defined in Section 5.1), respectively, with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
    (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    2.4. BOARD APPROVAL. The Board of Directors of the Company, upon recommendation of the Special Committee that this Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the Company and its stockholders (other than Thermo Electron and ThermoTrex), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to the stockholders of the Company and in the best interests of the Company, and
(iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement.

    2.5. FAIRNESS OPINION. The Special Committee has received an opinion from the Financial Advisor dated December 14, 1999 that, as of such date, the consideration to be received by the Company's stockholders in the Merger is fair, from a financial point of view, to the Company's stockholders other than Thermo Electron, ThermoTrex and their affiliates (other than the Company).

    2.6 REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 5.1(a)) (including any information incorporated by reference in the Registration Statement from other filings made by the Company with the SEC) shall not at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Other than with respect to the information supplied by Thermo Electron or the Merger Sub, the Proxy Statement (as defined in Section 5.1(a)) shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting (as defined in Section 5.1(b)) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (other than with respect to information relating to Thermo Electron and/or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB

    Thermo Electron and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

    3.1. ORGANIZATION. Thermo Electron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Thermo Electron. In this Agreement, the term "Material Adverse Effect" used in reference to Thermo Electron means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of Thermo Electron and its subsidiaries, taken as a whole.

    3.2.  AUTHORITY.

        (a) Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermo Electron and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermo Electron and Merger Sub do not, and the performance of this Agreement by each of Thermo Electron and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Electron or the Certificate of Incorporation or Bylaws of Merger Sub or of any material subsidiary, direct or indirect, of Thermo Electron (including Merger Sub, but excluding the Company and its subsidiaries) (each, a "Material Thermo Subsidiary"), (ii) subject to compliance with the requirements set forth in
    Section 3.2(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Electron or any Material Thermo Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Electron's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Electron or any Material Thermo Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Electron or any Material Thermo Subsidiaries is a party or by which Thermo Electron or any Material Thermo Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clause (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Thermo Electron.

        (b) All shares of Thermo Common Stock and Thermo Units issuable in accordance with this Agreement, and shares of Thermo Common Stock which will be subject to issuance pursuant to Company Stock Option Plans or the Convertible Debentures will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or Merger Sub or any other agreement or document to which either is a party or by which either is bound.

        (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement and the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the Securities Act and the Exchange Act, and
    (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    3.3  CAPITALIZATION.

        (a) The authorized capital stock of Thermo Electron consists of 350,000,000 shares of Thermo Common Stock, par value $1.00 per share, of which there were 158,236,781 shares issued and outstanding as of October 2, 1999, and 9,011,451 shares in treasury as of October 2, 1999, and 50,000 shares of preferred stock, $100 par value per share, of which 40,000 shares have been designated Series B Junior Participating Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Thermo Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any agreement or document to which Thermo Electron or any subsidiary of Thermo Electron is a party or by which it is bound. As of October 2, 1999, an aggregate of 15,653,373 shares of Thermo Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to stock option plans maintained by Thermo Electron or any subsidiary of Thermo Electron, under which options are outstanding for an aggregate of 11,912,116 shares. As of October 2, 1999, an aggregate of 15,476,191 shares of Thermo Common Stock were reserved for issuance upon the conversion of convertible debentures issued by Thermo Electron. All shares of Thermo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Thermo Electron issued and outstanding which have rights to vote in the election of directors of Thermo Electron. Except as described in the Thermo Reports (as defined in Section 3.4) filed prior to the date of this Agreement, there are no other material outstanding options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

        (b) Thermo Electron has also assumed the obligations of certain of its subsidiaries under stock option plans which have been modified to provide that option holders have the right to acquire shares of Thermo Electron common stock on certain terms and conditions. The options to acquire additional shares of Thermo Common Stock assumed by Thermo Electron in connection with signed merger agreements with its majority owned subsidiaries which options are not reflected in the number of shares identified in Section 3.3(a) as reserved for issuance pursuant to Thermo Electron Stock Option Plans, constitute less than one percent of the issued and outstanding shares of Thermo Common Stock issued and outstanding as of October 2, 1999. Since October 2, 1999, other than pursuant to merger agreements with its majority owned subsidiaries, Thermo Electron has not issued additional options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron obligating Thermo Electron to grant or enter into options, warrants, equity securities, calls, rights, commitments or agreements.

        (c) As of the date of this Agreement, no Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date has occurred (as such terms are defined in the Rights Agreement dated
    January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A. (the "Rights Agreement")), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's
    Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    3.4 REPORTS AND FINANCIAL STATEMENTS. Thermo Electron has filed all material forms, reports and documents required to be filed with the SEC since January 1, 1997. Thermo Electron has made available to the Company complete and accurate copies, as amended or supplemented, of (a) its Annual Report on Form 10-K for the fiscal year ended January 2, 1999 as filed with the SEC, and
(b) all other reports filed by Thermo Electron with the SEC under Sections 13 or 14 of the Exchange Act since January 2, 1999 (such reports are collectively referred to herein as the "Thermo Reports"). Since October 2, 1999, there has been no change in the business, financial condition or results of operations of Thermo Electron that has resulted or is reasonably likely to result in a Material Adverse Effect on Thermo Electron. As of their respective dates, the Thermo Reports (i) complied in all material respects with the requirements of the Exchange Act and the applicable rules of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Thermo Electron included in the Thermo Reports (in each case including the notes thereto) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present, in all material respects, the consolidated financial condition, results of operation and cash flows of Thermo Electron as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Thermo Electron. There are no liabilities of Thermo Electron which are not disclosed in the Thermo Reports which would be reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.5 INFORMATION PROVIDED TO FINANCIAL ADVISOR. To the knowledge of Thermo Electron, the information provided by Thermo Electron and the Company to the Financial Advisor in connection with the Merger does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing sentence, any projections or forward-looking statements shall not be deemed to be statements of material fact; however, the projections were prepared in good faith and based on assumptions that were reasonable at the time such projections were prepared, given the information known by management at such time. Furthermore, it is recognized that such projections and forward-looking statements do not constitute any warranty as to the future performance of Thermo Electron or the Company and that actual results may vary from projected results.

    3.6 LITIGATION. Except as discussed in the Thermo Reports, there are no suits, actions, arbitrations, demands, claims or proceedings pending, or to the knowledge of Thermo Electron, threatened against Thermo Electron or any subsidiary of Thermo Electron which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.7 MERGER SUB. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and has incurred no material liabilities or obligations other than those arising under this Agreement.

    3.8 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Other than with respect to the information supplied by the Company, the Registration Statement shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Thermo Electron for inclusion in the Proxy Statement (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Thermo Electron) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1. CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, and except as consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    4.2. CONDUCT OF BUSINESS BY THERMO ELECTRON. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Electron shall not, and shall not permit any Material Thermo Subsidiary to, take any action which would make any of the representations and warranties of Thermo Electron contained herein untrue or cause Thermo Electron not to be in compliance with any covenant set forth herein.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1.  REGISTRATION STATEMENT; OTHER FILINGS.

        (a) As promptly as practicable after the execution of this Agreement, the Company and Thermo Electron will jointly prepare and file with the SEC a preliminary proxy statement (with appropriate requests for confidential treatment) relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and Thermo Electron will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus. Thermo Electron will use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Thermo Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

        (b) The information supplied by the Company for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by the Company with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the adoption of this Agreement and approval of the Merger (the "Company Stockholders' Meeting") (including any information incorporated by reference in the Proxy Statement from other filings made by the Company with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading.

        (c) The information supplied by Thermo Electron and Merger Sub for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by Thermo Electron with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Thermo Electron and Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders' Meeting (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading.

        (d) The Proxy Statement will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines after consultation with outside legal counsel that failure to do so would violate the Special Committee's fiduciary duties under applicable law).

        (e) The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement (except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board determines after consultation with outside legal counsel that failure to do so would violate the Board's fiduciary duties under applicable law).

        (f) To the extent that the Special Committee or the Board withdraws, modifies or refrains from making their respective recommendations pursuant to Sections 5.1(d) or (e) hereof, the Proxy Statement will reflect such action.

    5.2. MEETING OF THE COMPANY STOCKHOLDERS. Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as reasonably practicable for the purpose of voting upon this Agreement. Unless the Special Committee determines after consultation with outside legal counsel that to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the Company Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

    5.3. ACCESS TO INFORMATION. Subject to applicable legal restrictions, each of the parties hereto will afford the other (including, in the case of the Company, the Special Committee) and each of their respective accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of each of them during the period prior to the Effective Time to obtain all information concerning their respective businesses, including the status of their respective product development efforts, properties, results of operations and personnel, as each of them may reasonably request. Each of the parties hereto agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the parties hereto shall be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by the disclosing party in violation of this Agreement or (ii) which becomes available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or any officer or director of such party.

    5.4. PUBLIC DISCLOSURE. Thermo Electron and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Promptly upon the execution hereof, the parties shall jointly make a press release with respect to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Special Committee.

    5.5. LEGAL REQUIREMENTS. Subject to the terms of this Agreement, each of Thermo Electron, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Subject to the terms of this Agreement, Thermo Electron and Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From the date of this Agreement until the Effective Time, Thermo Electron will give prompt notice to the Company and the Special Committee of any written offers or indications of interest it receives from a prospective purchaser of any material properties or assets of the Company or its subsidiaries, which set forth a proposed purchase price greater than $50 million or in which the book value of the assets being sold is greater than $10 million, other than sales of assets and services in the ordinary course of business. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Electron and the Company under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Subject to the terms hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.8.  STOCK OPTION PLANS; RESERVATION OF SHARES.

        (a) At the Effective Time, each outstanding option to purchase shares of the Company Common Stock (each a "Company Stock Option") under the Company Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Company Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the

    Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by Thermo Electron.

        (b) Thermo Electron will reserve sufficient shares of Thermo Common Stock for issuance under this Section 5.8 and pursuant to conversion of the Convertible Debentures.

    5.9. THERMO ELECTRON FORM S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if possible, an amendment to Thermo Electron's then effective registration statement on Form S-8, for the shares of Thermo Common Stock issuable with respect to the assumed Company Stock Options within five (5) business days after the Effective Time and shall use its best efforts to keep such registration statement effective for so long as any such options remain outstanding.

    5.10.  INDEMNIFICATION; INSURANCE.

        (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the date hereof or at any time from the date hereof to the Effective Time, were directors or officers of the Company, unless such modification is required by law. The Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of the Company pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Company as in effect on the date of this Agreement.

        (b) For a period of six (6) years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those Company directors and officers currently covered by Thermo Electron's liability insurance policy with coverage no less favorable in amount and scope than existing coverage for such Company directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable and payable by the Company (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

        (c) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless each of Carliss Y. Baldwin and I. MacAllister Booth (collectively, the "Outside Directors") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in the Outside Directors' capacity as directors (including, without limitation, as members of the Special Committee) or fiduciaries of the Company (including, without limitation, in connection with the transactions contemplated by this Agreement) occurring on, before or after the Effective Time (or, if this Agreement is terminated without the Merger becoming effective, occurring on, before or after the date of such termination), until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to the Outside Directors to the fullest extent permitted under applicable law, upon receipt from the Outside Directors of an undertaking (which need not be secured or subject to a bond or other requirement) to repay any advanced expenses if it shall ultimately be determined that the Outside Directors are not entitled to be indemnified against such expenses). If the Merger becomes effective, Thermo Electron shall be jointly and severally responsible, to the fullest extent permitted by applicable law (it being understood that applicable law may permit Thermo Electron to indemnify or advance expenses to the Outside Directors under circumstances in which the Company could not do so), for the indemnification and advancement of expenses obligations provided for in the first sentence of this Section 5.10(c). If the Merger does not become effective, Thermo Electron shall have the same responsibilities set forth in the immediately preceding sentence, except that Thermo Electron shall have no responsibility for indemnifying or advancing expenses to the Outside Directors with respect to matters that do not arise out of or pertain to the work of the Special Committee, this Agreement or the transactions contemplated hereby. In the event of any claim, action, suit, proceeding or investigation covered by this Section 5.10(c), (i) the Company, Thermo Electron and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Outside Directors, promptly after statements therefor are received, and (ii) the Company, Thermo Electron and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor Thermo Electron nor the Surviving Corporation shall be liable for any settlement effected without Thermo Electron's prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that, in the event any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In connection with Thermo Electron or the Surviving Corporation making any payment or advancing any funds pursuant to this Section 5.10(c), Thermo Electron or the Surviving Corporation, as the case may be, shall be entitled to require the Outside Directors to use commercially reasonable efforts, at the cost and expense of Thermo Electron and the Surviving Corporation, to cause Thermo Electron or the Surviving Corporation, as the case may be, to be subrogated to the Outside Directors' rights under any insurance coverage maintained by the Surviving Corporation, Thermo Electron or any of their respective affiliates with respect to the underlying subject matter of, and to the extent of, such payment or advance.

        (d) In the event the Company, Thermo Electron or the Surviving Corporation or any of their respective successors or assigns
    (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Thermo Electron and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

        (e) This Section 5.10 shall survive the Effective Time for a period of six (6) years and is intended to benefit the Company, the Surviving Corporation and those individuals who, at or prior to the Effective Time, were directors or officers of the Company and their respective heirs and representatives (each of whom shall be entitled to enforce this Section 5.10 against Thermo Electron or the Surviving Corporation) and shall be binding on all successors and assigns of Thermo Electron and the Surviving Corporation.

        (f) The rights of the officers and directors of the Company (including, without limitation, the Outside Directors) under this Section 5.10 are in addition to any rights of such persons under separate indemnification agreements any such persons may have with the Company and/or Thermo Electron, under the Certificate of Incorporation or Bylaws of the Company or Thermo Electron or otherwise.

    5.11. DEFERRED COMPENSATION PLAN. At the Effective Time, the Company Directors Deferred Compensation Plan will terminate, and the Company will distribute to each participant Thermo Common Stock in amounts determined by multiplying the Exchange Ratio by the balance of the stock units credited to such participant's deferred compensation account under the Company Directors Deferred Compensation Plan as of the Effective Time, adjusted as described in
Section 1.6(f) and Section 1.11 of this Agreement.

    5.12 COMPLIANCE BY MERGER SUB. Thermo Electron shall cause Merger Sub to timely perform and comply with all of its obligations under or related to this Agreement.

    5.13 NYSE LISTING. Thermo Electron shall use its best efforts to cause all shares of Thermo Common Stock issuable (i) to holders of Company Common Stock as a result of the Merger, (ii) upon conversion of the Convertible Debentures, and
(iii) pursuant to Company Stock Option Plans as assumed by Thermo Electron pursuant to this Agreement, to be authorized for listing on the New York Stock Exchange.

    5.14 AMEX LISTING. Thermo Electron shall use its best efforts to cause all Thermo Units to be authorized for listing on the American Stock Exchange.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (b) REGISTRATION STATEMENTS. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (c) NYSE AND AMEX LISTINGS. The Thermo Common Stock issuable (i) to holders of Company Common Stock, (ii) upon conversion of the Convertible Debentures, and (iii) pursuant to Company Stock Option Plans as assumed by Thermo Electron pursuant to this Agreement, shall have been authorized for listing on the New York Stock Exchange; and the Thermo Units shall have been authorized for listing on the American Stock Exchange.

        (d) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of the Company.

        (e) RIGHTS AGREEMENT. No Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date shall have occurred (as such terms are defined in the Rights Agreement), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company (provided that the Special Committee shall have consented in writing to any such waiver):

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes expressly contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time; and the Company shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

        (b) AGREEMENTS AND COVENANTS. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

        (c) FAIRNESS OPINION. At the time of mailing of the Proxy Statement to the stockholders of the Company and at the Effective Time, the Financial Advisor shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and the Financial Advisor shall not have withdrawn such opinion.

        (d) STATE SECURITIES LAWS. Any and all necessary state securities approvals for the issuance of Thermo Common Stock pursuant to this Agreement shall have been obtained.

        (e) CERTIFICATE REGARDING NO MATERIAL ADVERSE CHANGE. The Company shall have received a certificate signed on behalf of Thermo Electron by its President, Chief Executive Officer or Vice President stating that there has been no change in the business, financial condition, or results of operations of Thermo Electron that has resulted in or is reasonably likely to result in a Material Adverse Effect on Thermo Electron.

    6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO ELECTRON AND MERGER SUB. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron and Merger Sub:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Material Adverse Effect on the Company; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company.

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company.

        (c) NO WITHDRAWAL OF SPECIAL COMMITTEE RECOMMENDATION. The Special Committee shall not have withdrawn its recommendation to the Board of Directors to approve this Agreement and the Merger as set forth in
    Section 2.4 hereof.

        (d) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the Company Vote.

        (e) CERTIFICATE REGARDING NO MATERIAL ADVERSE CHANGE. Thermo Electron and Merger Sub shall have received a certificate signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company stating that there has been no change in the business, financial condition, or results of operations of the Company that has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Merger Sub and the Company (with the concurrence of the Special Committee);

        (b) by either the Company (with the concurrence of the Special Committee) or Merger Sub if the Merger shall not have been consummated by September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

        (c) by either the Company (with the concurrence of the Special Committee) or Merger Sub if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by either the Company (with the concurrence of the Special Committee) or Merger Sub if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain stockholder approval of the Company shall have been caused by the action or failure to act of the Company in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Electron or Merger Sub where the failure to obtain the requisite vote by the stockholders of the Company shall have been caused by the action or failure to act of Thermo Electron or Merger Sub in breach of this Agreement or by the failure of Thermo Electron or any direct or indirect subsidiary of Thermo Electron (whether or not wholly-owned) to vote its shares of Company Common Stock in favor of the Merger and this Agreement);

        (e) by the Company (with the concurrence of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron or Merger Sub set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or
    Section 6.2(b) would not be satisfied as of the time of such breach and
    (ii) such
    breach shall not have been cured by Thermo Electron or Merger Sub within ten
    (10) business days following receipt by Thermo Electron of written notice of such breach from the Company;

        (f) by Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, if (i) as a result of such breach the conditions set forth in
    Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by the Company within ten (10) business days following receipt by the Company of written notice of such breach from Merger Sub;

        (g) by the Company if the Board of Directors determines after consultation with outside legal counsel that failure to do so would violate the Board's fiduciary duties under applicable law;

        (h) by Merger Sub upon the Company's inability to provide the certificate required by Section 6.3(e) hereof and its continuing inability to provide such certificate within fifteen (15) business days following receipt by the Company of written notice from Merger Sub; or

    7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto (or, in the case of a termination pursuant to Section 7.1(e), 7.1(f), or 7.1(h), the expiration of the ten or fifteen business day period referred to therein). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) the confidentiality obligations of each party hereto contained in Section 5.3, the covenants and obligations set forth in Section 5.10 and the provisions of Sections 7.2, 7.3 and 8.1 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement.

    7.3. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Thermo Electron, whether or not the Merger is consummated.

    7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the Company may not amend this Agreement without the concurrence of the Special Committee.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that the Company may not take any such actions without the concurrence of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Thermo Electron and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms, or as the context requires, survive the Effective Time shall survive the Effective Time.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a)  if to Thermo Electron or Merger Sub, to:

         Thermo Electron Corporation
         81 Wyman Street
         Waltham, MA 02454
         Attention: President
         Telephone: (781) 622-1000
         Facsimile: (781) 622-1283

         with a copy to:

         Thermo Electron Corporation
         81 Wyman Street
         Waltham, MA 02454
         Attention: General Counsel
         Telephone: (781) 622-1000
         Facsimile: (781) 622-1283

    (b)  if to the Company, to

         ThermoLase Corporation
         2055-C Luna Road
         Carrollton, TX 75006
         Attention: President
         Telephone: (972) 488-0710
         Facsimile: (972) 241-0669

         with a copy (which shall not constitute notice to the Company) to:

         Sullivan & Worcester LLP
         One Post Office Square
         Boston, MA 02109
         Attention: Harvey E. Bines. Esq.
         Telephone: (617) 338-2800
         Facsimile: (617) 338-2880

    8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, with the exception of the agreements relating to the Convertible Debentures, the Units, the Company Stock Option Plans and any agreements relating to the indemnification of members of the Board; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein. Notwithstanding the foregoing, Section 5.10 hereof is intended to be for the benefit of, and may be enforced by, those individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of the Company.

    8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

    8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

    8.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  [remainder of page intentionally left blank]

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                                       THERMO ELECTRON CORPORATION

                                                       BY:  /S/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                       Name: Theo Melas-Kyriazi
                                                       Title:  Vice President and
                                                             Chief Financial Officer

                                                       THERMOLASE ACQUISITION
                                                       CORPORATION

                                                       BY:  /S/ JOHN T. KEISER
                                                            -----------------------------------------
                                                       Name: John T. Keiser
                                                       Title:  President

                                                       THERMOLASE CORPORATION

                                                       BY:  /S/ KENNETH J. APICERNO
                                                            -----------------------------------------
                                                       Name: Kenneth J. Apicerno
                                                       Title:  Treasurer

                                                                      APPENDIX B

                                  STONEBRIDGE
                                ASSOCIATES, LLC

              Ten Post Office Square, Boston, Massachusetts 02109

                               Investment Bankers

                                                      December 14, 1999

The Special Committee
of the Board of Directors
ThermoLase Corporation
2055-C Luna Road
Carrollton, TX 75006

Attention: Ms. Carliss Y. Baldwin
       Mr. I. MacAllister Booth

Dear Ms. Baldwin and Mr. Booth:

    We understand that ThermoLase Corporation (the "Company") proposes to enter into an Agreement and Plan of Merger by and among the Company, Thermo Electron Corporation ("Thermo Electron") and ThermoLase Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of ThermoTrex Acquisition Corporation, which in turn is a wholly-owned subsidiary of Thermo Electron (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation (the "Merger").

    At the effective time of the merger ("Effective Time"), each shareholder of the Company, other than Thermo Electron and ThermoTrex Corporation ("ThermoTrex") and other than shareholders of Company common stock coupled with certain redemption rights ("Company Units") will be entitled to receive common stock of Thermo Electron for each share of Company common stock owned by such shareholder at an exchange ratio equal to .158 multiplied by the quotient obtained by dividing $14.906 by the 20 day average closing price of Thermo Electron stock at the Effective Time ("Average Closing Price") (the "Exchange Ratio"). In the event that the Average Closing Price is less than $11.925 or greater than $17.887, then the Exchange Ratio shall be set at .198 or .132, respectively.

    Also at the Effective Time, Company Units will continue to have the same terms and conditions applicable to Company Units prior to the Effective Time except that each share of Company common stock included as part of the Company Unit will be converted into Thermo Electron common stock at the Exchange Rate, and that the redemption right associated with the Thermo Electron common stock issued to the Company Unit holders shall be the right to have Thermo Electron redeem such Thermo Electron common stock included in the Thermo Electron Unit (as herein defined) for cash in an amount per whole share of Thermo Electron common stock included in the Thermo Electron Unit equal to $20.25 divided by the Exchange Ratio. Shares of Thermo Electron common stock issued at the Exchange Ratio for each share of Company common stock, assuming the Exchange Ratio to be calculated as of the date of this opinion, are herein referred to as the "Merger Consideration Per Share."

    In connection with the Merger, you have asked us to render our opinion, as investment bankers, as to the fairness to the holders of the Company common stock, other than Thermo Electron and ThermoTrex, from a financial point of view of the Merger Consideration Per Share. We have not been requested to opine as to, and our opinion has not in any manner addressed, any other terms or provisions of the Merger or the Merger Agreement, or the Company's underlying decision to proceed with the Merger.

    As you are aware, we have acted as financial advisor to a Special Committee of the Company's Board of Directors (the "Committee") in connection with the Merger and will receive a fee for our services which include the rendering of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of providing these services and the rendering of this opinion.

    In connection with rendering the opinion, we have reviewed and examined, among other items, the following: (i) a draft of the Merger Agreement dated December 10, 1999, (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three year period ended October 3, 1998 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended January 2, 1999, April 3, 1999 and July 3, 1999, (iii) unaudited financial statements for the Company for the fiscal year ended October 2, 1999;
(iv) certain publicly available information concerning Thermo Electron, including the Annual Reports on Form 10-K and proxy statements for Thermo Electron for each of the fiscal years in the three year period ended January 2, 1999, and the Quarterly Reports on Form 10-Q for the quarters ended April 3, 1999, July 3, 1999, and October 2, 1999; (v) unaudited financial results for Thermo Electron through November 30, 1999; (vi) the terms and conditions of real estate lease agreements to which the Company is a party; (vii) the terms and conditions of the Company Units issued in April 1997; (viii) the terms and conditions of the Company's 4 3/8% Subordinated Convertible Debentures issued in August 1997; (ix) financial and operating information with respect to the business, operations and prospects of the Company and Thermo Electron;
(x) certain internal business plans and financial budgets prepared by the respective managements of the Company and of Thermo Electron ("Management"); and
(xi) certain publicly available information concerning other aesthetic laser service companies, private label health and beauty aid companies, and diversified conglomerates in the scientific instrument and equipment industry, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions we believe to be relevant to our inquiry. During the course of our review, we met and had discussions with the Management concerning each company's business and operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which each is engaged and other matters which we believe to be relevant.

    As part of our investment banking business, we are continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, leveraged buyouts and private placements of debt and equity securities. In our review and in arriving at our opinion, we have relied upon the accuracy and completeness of all financial and other information that was available to us from public sources, that was provided to us by the Company and Thermo Electron or their representatives or that was otherwise reviewed by us. We have not attempted independently to verify any such information and have relied upon the assurances of Management that they are unaware of any facts that would make the information provided to or reviewed by us misleading. We have assumed that Management's financial and business forecasts for the Company and Thermo Electron have been reasonably prepared incorporating Managements' best, currently available judgments as to the future operating and financial performance of the businesses and that said forecasts will be realized in the amounts and in the time periods currently estimated by Management. We have not made any independent evaluation or appraisal of the assets or liabilities of the Company or Thermo Electron. We have relied upon the representations of the Company contained in the Merger Agreement with respect to legal and other matters.

    In conducting our review and analysis and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed to be relevant, including, among others, (i) a review of the trading history of the

Company's and Thermo Electron's common stock, (ii) a review of the historical and current financial condition and operating characteristics of the Company as compared with those of other companies we deemed comparable, (iii) a review of equity market valuation parameters for securities of companies we deemed comparable, (iv) a review of the nature and financial terms of certain transactions that we considered relevant for comparison with the financial terms of the Merger, and (v) a discounted cash flow analysis of the ongoing business of the Company and Thermo Electron. In addition, we performed such other analyses and examinations and considered such information and financial economic and market data as we deemed relevant, including preparing an assessment of the market opportunity relating to licensing of the Company's patented laser technology.

    In rendering our opinion, we have taken into account our assessment of general economic, market, financial and other conditions, as well as our experience in connection with similar transactions and securities evaluation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. We were not engaged to solicit, and have not solicited, potential purchasers for the Company. In addition, we have assumed that the Merger Agreement in the form finally entered into will not differ in any material respect from the draft furnished to us and that the Merger will be consummated on the terms set forth in the Merger Agreement (including the assumed Exchange Ratio as of the date of this opinion) without waiver or amendment of any of the terms thereof. This opinion is not intended to be and does not constitute a recommendation to any holder of the Company's common stock as to whether or not to vote in favor of the Merger.

    It is understood that this opinion is for the information of the Committee only in connection with its evaluation of the Merger. This opinion may not be reproduced, disclosed, referred to, or quoted (in whole or part) in any manner for any purpose whatsoever except with our prior written consent in each instance or as otherwise provided in our engagement letter with the Committee. This opinion may be reproduced in full in any proxy statement mailed to shareholders of the Company.

    Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration Per Share is fair to the Company's shareholders other than Thermo Electron and ThermoTrex from a financial point of view.

                                          Very truly yours,

                                          /s/ Stonebridge Associates, LLC

                                          STONEBRIDGE ASSOCIATES, LLC

                                                                      APPENDIX C

                    ANNUAL REPORT ON FORM 10-K OF THERMOLASE
                   FOR THE FISCAL YEAR ENDED OCTOBER 2, 1999

                                                                      Appendix C

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 10-K

(mark one)

[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended October 2, 1999

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Commission file number 1-13104

                             THERMOLASE CORPORATION
             (Exact name of Registrant as specified in its charter)

Delaware                                                                                                              06-1360302
(State or other jurisdiction of incorporation or organization)                              (I.R.S. Employer Identification No.)

2055-C Luna Road
Carrollton, Texas                                                                                                          75006
(Address of principal executive offices)                                                                              (Zip Code)

       Registrant's telephone number, including area code: (781) 622-1000

           Securities registered pursuant to Section 12(b) of the Act:

         Title of each class               Name of exchange on which registered
-------------------------------------     --------------------------------------
    Common Stock, $.01 par value                  American Stock Exchange

Units (each unit consisting of
one share of common stock
and one redemption right)                         American Stock Exchange


          Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to the filing requirements for at least the past 90 days. Yes /X/ No / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. / /

The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of October 29, 1999, was approximately $10,699,000.

As of October 29, 1999, the Registrant had 39,347,996 shares of Common Stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended October 2, 1999, are incorporated by reference into Parts I and II.

                                     PART I

Item 1.    BUSINESS

(a)    GENERAL DEVELOPMENT OF BUSINESS

       ThermoLase Corporation, which we also refer to as "the company" or the "registrant," operates in two business segments: Hair-removal and Related Activities (Hair Removal) and Health and Beauty Products. The company's Hair Removal segment has developed SoftLight(R), a proprietary system for the removal of unwanted hair. In April 1995, we received clearance from the U.S. Food and Drug Administration (FDA) to commercially market hair-removal services using this system and, in May 1998, the FDA cleared our SoftLight Laser Peel for skin-resurfacing. Due to the company's continuing losses, in fiscal 1999*, we decided to substantially exit this business, as discussed below.

       Our Creative Beauty Innovations, Inc. (CBI) subsidiary represents the Health and Beauty Products segment, which manufactures and markets skin-care, bath, and body products, and markets dietary supplements.

HAIR-REMOVAL AND RELATED ACTIVITIES

SPAS

       To provide our laser-based hair-removal and skin-resurfacing services, ThermoLase developed a network of 14 high-end day spas, originally called Spa Thira. In June 1998, the company acquired The Greenhouse Spa, Inc., a destination spa located in Arlington, Texas. During fiscal 1998, the company announced the closure of three of the day spas and converted the other 11 into full-service day spas that were operated under The Greenhouse Spa name. In addition to hair-removal and skin-resurfacing services, these spas offered more traditional day spa services such as massages and facials. During the third quarter of fiscal 1999, ThermoLase closed two additional spas and sold the nine remaining day spas, as well as The Greenhouse Spa, Inc. In connection with the sale and closures announced in fiscal 1999, as well as other actions, the company recorded restructuring and related costs of $67.7 million.

LICENSING PROGRAMS

       In June 1996, ThermoLase began a program to license the SoftLight technology to physicians and others who wanted to offer SoftLight as part of their practices. Through these arrangements, we received a per-procedure or minimum royalty and/or a flat periodic fee. The company also entered into a variety of joint ventures and licensing agreements to bring the technology to international markets. During fiscal 1998, we closed the spa in France, which operated under a joint venture agreement, and during fiscal 1999, we terminated or renegotiated the terms of the remaining international licensing arrangements to minimize our ongoing management, maintenance, and service obligations. In fiscal 1999, the company offered licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing licensing fees.

       We purchased our SoftLight laser systems and components from Trex Medical Corporation, a majority-owned subsidiary of ThermoTrex Corporation, at an aggregate cost of $3,414,000 in fiscal 1999, $2,902,000 in fiscal 1998, and $11,390,000 in fiscal 1997.

-----------------
* References to fiscal 1999, 1998, and 1997, in this document are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997, respectively.

PROPOSED REORGANIZATION

       In fiscal 1999, Thermo Electron Corporation announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the company. In December 1999, the boards of directors of the company and Thermo Electron approved a definitive plan of merger under which Thermo Electron would acquire all of the outstanding shares of company common stock (other than shares held by Thermo Electron or ThermoTrex) in exchange for Thermo Electron common stock. As a result, the company would become a wholly owned subsidiary of Thermo Electron. The terms of the exchange, and certain conditions as to which the completion of the merger is subject to, are outlined in Note 14 to Consolidated Financial Statements in our Fiscal 1999 Annual Report to Shareholders. This information is incorporated in this document by reference.

STOCK OWNERSHIP

       On October 2, 1999, our parent company, ThermoTrex owned 27,960,996 shares of our common stock, representing 71% of ThermoLase's outstanding shares on that date. ThermoTrex is a majority-owned public subsidiary of Thermo Electron. In addition to the products and services that ThermoLase offers, ThermoTrex, through its majority-owned and wholly owned subsidiaries, manufactures mammography and other specialized and general-purpose X-ray equipment, as well as dental imaging systems. ThermoTrex also conducts advanced-technology research in communications, avionics, X-ray detection, signal processing, and lasers. On October 2, 1999, Thermo Electron owned 5,473,935 shares of ThermoLase's common stock, representing 14% of our outstanding stock on that date. During fiscal 1999, Thermo Electron purchased 1,233,200 shares of ThermoLase's common stock in the open market for $5,117,000, and 1,620,127 units for $28,572,000. These units represent one share of company common stock and one redemption right, which entitles the holder to sell the related share of common stock to the company for $20.25 during the period from April 3, 2001, through April 30, 2001. As of October 2, 1999, Thermo Electron owned 1,620,127 units, representing 81% of our outstanding units on that date. Thermo Electron is a leading provider of analytical and monitoring instruments, used in everything from life sciences research to food and beverage production, and a recognized leader in heart-assist devices, respiratory-care equipment, neurodiagnostics, and mammography systems. In addition, Thermo Electron develops and operates power plants, offers a range of environmental consulting and resource management services, is a major producer of paper-recycling equipment, provides water-clarification and fiber-recovery products and services, and conducts a broad range of advanced technology R&D.

FORWARD-LOOKING STATEMENTS

       We make forward-looking statements throughout this document. We typically use the words "believe," "anticipate," "plan," "expect," "seek," "estimate," and similar expressions to identify forward-looking statements. Unless a passage describes an historical event, you should consider it to be a forward-looking statement. As you make decisions about your investments in ThermoLase, we caution you, in keeping with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995, that forward-looking statements regarding the company's future expectations and projections are not guarantees of future performance. They involve risks, uncertainties, and assumptions, and many of the factors that will determine the company's future results are beyond our ability to control or predict. Therefore, our actual results may differ significantly from those suggested by forward-looking statements. You can find these risk factors detailed under the heading "Forward-looking Statements" immediately following the Management's Discussion and Analysis of Financial Condition and Results of Operations in our Fiscal 1999 Annual Report to Shareholders, which is incorporated in this document by reference.

(b)    FINANCIAL INFORMATION ABOUT SEGMENTS

       Financial information concerning the company's segments is summarized in
Note 12 to Consolidated Financial Statements in our Fiscal 1999 Annual Report to Shareholders. This information is incorporated in this document by reference.

(c)    DESCRIPTION OF BUSINESS

       (i) PRINCIPAL PRODUCTS AND SERVICES

HEALTH AND BEAUTY PRODUCTS

       CBI has built its reputation as a manufacturer of private-label and custom-designed personal-care products by combining European herbalist traditions with botanical-based technology. CBI develops, manufactures, and packages most of its products, which include shampoos, lotions, shower creams, bath salts, and facial treatments. It does not manufacture packaging materials, such as containers and boxes, but contracts with third parties for these supplies. During fiscal 1998, CBI began to diversify from being primarily a private-label manufacturer to marketing products under its own brand names. During fiscal 1999, CBI discontinued certain branded product lines. CBI sales accounted for 64% of our total revenue in fiscal 1999, 57% in fiscal 1998, and 53% in fiscal 1997.

       (ii)   NEW PRODUCTS

       During fiscal 1999, ThermoLase submitted a 510k application with the FDA to use its lasers for tattoo removal.

       (iii)  RAW MATERIALS

       The raw materials, components, and supplies we purchase are available from a number of different suppliers. If necessary, we believe that we could develop alternative sources without a material adverse effect on our results. To date, we have not experienced any difficulty in obtaining materials, components, or supplies.

       (iv)   PATENTS, LICENSES, AND TRADEMARKS

       CBI relies primarily on trade secret protection for the proprietary formulations that form its products. CBI generally retains the proprietary rights to the formulations it develops, either for itself or for a specific customer.

       (v)    SEASONAL INFLUENCES

       Wholesale sales of CBI's products decrease, while retail sales increase, during the December holiday season.

       (vi)   WORKING CAPITAL REQUIREMENTS

       There are no special inventory requirements or credit terms extended to customers that would have a material adverse effect on our working capital.

       (vii)  DEPENDENCY ON A SINGLE CUSTOMER

       No single customer accounted for more than 10% of our total revenue in fiscal 1999.

       (viii)  BACKLOG

       Our backlog of firm orders at the Health and Beauty Products segment was $4,537,000 at October 2, 1999, compared with $4,116,000 at October 3, 1998. We anticipate that substantially all of our fiscal 1999 backlog will be shipped or completed during fiscal 2000.

       (ix)   GOVERNMENT CONTRACTS

       Not applicable.

       (x)    COMPETITION

       The professional skin-care, bath, and body product, and dietary supplement markets are highly competitive and fragmented, with no single competitor dominating the market. Many small manufacturers, as well as divisions of larger companies, may have substantially greater financial, marketing, and research and development resources than ThermoLase. CBI competes primarily on the basis of quality and price.

       (xi)   RESEARCH AND DEVELOPMENT

       We spent $1,519,000 on research and development in fiscal 1999, $3,028,000 in fiscal 1998, and $5,704,000 in fiscal 1997. Research and development funds supported development of our SoftLight Laser Peel and CBI's branded product lines.

       (xii)  ENVIRONMENTAL PROTECTION REGULATIONS

       We believe that compliance with federal, state, and local environmental regulations will not have a material adverse effect on our capital expenditures, earnings, or competitive position.

       (xiii) NUMBER OF EMPLOYEES

       As of October 2, 1999, ThermoLase employed 211 people.

(d)    FINANCIAL INFORMATION ABOUT EXPORTS BY DOMESTIC OPERATIONS

       Not applicable.

(e)    EXECUTIVE OFFICERS OF THE REGISTRANT

       Name                      Age    Present Title (Fiscal Year First Became Executive Officer)
       ------------------------ ------- -----------------------------------------------------------------
       Gerald Feldman             49    President and Chief Executive Officer (1998)
       Theo Melas-Kyriazi         40    Chief Financial Officer (1999)
       Richard E. Weitzel         51    Vice President, Marketing (1998)
       Paul F. Kelleher           57    Chief Accounting Officer (1992)

       Each executive officer serves until his successor is chosen or appointed by the board of directors and qualified, or until earlier resignation, death, or removal. Mr. Feldman has been president and chief executive officer of the company since August 1998. He came to ThermoLase from International Technidyne Corporation (ITC), a maker of near-patient, whole-blood coagulation testing equipment and related disposables, where he served as president since 1987. ITC has been a Thermo Electron company since 1991. Mr. Melas-Kyriazi was appointed chief financial officer of the company and Thermo Electron on January 1, 1999. He joined Thermo Electron in 1986 as assistant treasurer, and became treasurer in 1988. He was named president and chief executive officer of ThermoSpectra Corporation, a public subsidiary of Thermo Instrument Systems Inc., in 1994, a position he held until becoming vice president of corporate strategy for Thermo Electron in 1998. Mr. Melas-Kyriazi remains a vice president of Thermo Electron. Mr. Weitzel was appointed vice president, marketing in 1998. Prior to joining ThermoLase, Mr. Weitzel was employed at Arthur Andersen LLP, where he served as the director of business development. Prior to joining Arthur Andersen in 1998, he served as the vice president of marketing for various companies from 1995 through 1998. From 1989 to 1994, Mr. Weitzel served as president and chief operating officer of CITATION Professional Services, Inc. Mr. Kelleher has held comparable positions for at least five years with Thermo Electron. Mr. Melas-Kyriazi and Mr. Kelleher are full-time employees of Thermo Electron, but they devote as much time to the affairs of the company as is reasonably required.

Item 2.    PROPERTIES

       The Health and Beauty Products segment occupies approximately 201,000 square feet of office and manufacturing space in Carrollton, Texas, under a lease expiring in 2004. We believe that this facility is in good condition and is suitable and adequate to meet our current needs.

Item 3.    LEGAL PROCEEDINGS

       Not applicable.

Item 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       Not applicable.

                                     PART II

Item 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       Information concerning the market and market price for the Registrant's Common Stock, $.01 par value, and dividend policy is included under the sections labeled "Common Stock Market Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated in this document by reference.

Item 6.    SELECTED FINANCIAL DATA

       The information required under this item is included under the sections labeled "Selected Financial Information" and "Dividend Policy" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated in this document by reference.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The information required under this item is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated in this document by reference.

Item 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The information required under this item is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 1999 Annual Report to Shareholders and is incorporated in this document by reference.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

       The Registrant's Consolidated Financial Statements and Supplementary Data are included in the Registrant's Fiscal 1999 Annual Report to Shareholders and are incorporated in this document by reference.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

       Not applicable.

                                    PART III

Item 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

       Set forth below are the names of the directors; their ages; their offices in the company, if any; their principal occupation or employment for the past five years; the length of their tenure as directors; and the names of other public companies in which such persons hold directorships.

---------------------------------------------------------------------------------------------------------------------------------
CARLISS Y. BALDWIN          Dr. Baldwin, 49, has been a director of the company since June 1994.  She has been the William L.
                            White Professor of Business Administration, Harvard Business School, since 1988.
---------------------------------------------------------------------------------------------------------------------------------
I. MACALLISTER BOOTH        Mr. Booth, 67, has been a director of the company since June 1999.  He was president, chairman, and chief executive officer of Polaroid Corporation, a manufacturer of instant and digital imaging and related products, from 1986 until 1995.  He is also a director of John Hancock Mutual Life
                            Insurance Company, State Street Bank and State Street Holding Company, and Western Digital
                            Corporation.
---------------------------------------------------------------------------------------------------------------------------------
GERALD FELDMAN              Mr. Feldman, 49, has been a director of the company since September 1998.  He has also served as the president and chief executive officer of the company since August 1998.  Mr. Feldman has been the president of International Technidyne Corporation, a wholly owned subsidiary of Thermo
                            Cardiosystems Inc. (an indirect majority-owned subsidiary of Thermo Electron), since October 1987;
                            and a director since September 1991.  International Technidyne develops, manufactures, and markets hemostasis management products.
---------------------------------------------------------------------------------------------------------------------------------
ELIAS P. GYFTOPOULOS        Dr. Gyftopoulos, 72, has been a director of the company since September 1994. He is Professor Emeritus of the Massachusetts Institute of Technology, where he was the Ford
                            Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. He is also a director of Thermo BioAnalysis Corporation, Thermo
                            Cardiosystems, Thermo Electron, ThermoRetec Corporation, Trex Medical, and Thermo Vision
                            Corporation.
---------------------------------------------------------------------------------------------------------------------------------
JOHN T. KEISER              Mr. Keiser, 63, has been a director of the company since September 1998.  He has been the chief operating officer, biomedical, of Thermo Electron, a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, since September 1998; and was a vice president from April 1997 until his promotion.
                            He has been the  president of Thermedics Inc. since March 1998, and was named chief executive officer in December 1998.  He was a senior vice president of Thermedics from 1994 until his promotion to president.  Mr. Keiser has also been the president of Thermo Electron's wholly owned biomedical group, a manufacturer of medical equipment and instruments, since 1994.  He is a director of Metrika Systems Corporation, Thermedics, Thermedics Detection Inc., Thermo
                            Cardiosystems, Thermo Sentron Inc., ThermoTrex, and Trex Medical.
---------------------------------------------------------------------------------------------------------------------------------
PAUL F. KELLEHER            Mr. Kelleher, 57, has been chief accounting officer of the company since its inception in December 1992, and a director since March 1994. He has been senior vice president, finance and administration, of Thermo Electron since June 1997; and served as its vice president, finance, from 1987 to 1997, and as its controller from 1982 to January 1996.
---------------------------------------------------------------------------------------------------------------------------------
NICHOLAS T. ZERVAS          Dr. Zervas, 70, has been a director of the company since its inception in December 1992, and has been Chief of Neurological Service at Massachusetts General Hospital since 1977.  Dr. Zervas is also a director of Thermedics, Thermo Cardiosystems, and ThermoTrex.
---------------------------------------------------------------------------------------------------------------------------------

EXECUTIVE OFFICERS

       Reference is made to Item 1(e) - Executive Officers of the Registrant for information regarding the Executive Officers of the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's directors, executive officers, and beneficial owners of more than 10% of the company's common stock (the Common Stock), such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1999, except in the following instances: Thermo Electron filed one Form 4 late reporting a total of 15 transactions, including one open market purchase of Units (each Unit consisting of one share of Common Stock and one redemption right) and 14 transactions associated with the cancellation and grant of options to purchase Common Stock granted to employees under its stock option program.

Item 11.   EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    CASH COMPENSATION

       Outside directors receive an annual retainer of $2,000, a fee of $1,000 per day for attending regular meetings of the board of directors, and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Mr. Feldman, Mr. Keiser, and Mr. Kelleher are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the company for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

       The board of directors established a special committee (the Special Committee) consisting solely of outside directors for the purpose of evaluating the merits and negotiating the terms of the proposed transaction with Thermo Electron pursuant to which the company would be taken private. Dr. Baldwin and Mr. Booth were appointed as the members of the Special Committee.

       The members of the Special Committee receive a one-time retainer of $20,000, a fee of $1,000 per day for attending regular meetings of the Special Committee, and $500 per day for participating in meetings of the Special Committee held by means of conference telephone.

    DEFERRED COMPENSATION PLAN FOR DIRECTORS

       Under the company's deferred compensation plan for directors (the Deferred Compensation Plan), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies, or retires from his principal occupation. In the event of a change in control or proposed change in control of the company that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following is deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999, or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization, or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of October 2, 1999, deferred units equal to approximately 3,435 full shares of Common Stock were accumulated for current directors under the Deferred Compensation Plan.

    DIRECTORS STOCK OPTION PLAN

       The company's directors stock option plan (the Directors Plan) provides for the grant of stock options to purchase shares of Common Stock of the company and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually. The annual grant is made at the close of business on the date of each Annual Meeting of the Stockholders of the company to each outside director then holding office. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and prior to the earliest to occur of (i) the expiration of the option on the third anniversary of the grant date; (ii) two years after the director ceases to serve as a director of the company; or (iii) the date of dissolution or liquidation of the company. Shares acquired upon exercise of the options are subject to repurchase by the company at the exercise price if the recipient ceases to serve as a director of the company or another Thermo Electron company prior to the first anniversary of the grant date.

       The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. As of October 2, 1999, options to purchase 127,400 shares of Common Stock had been granted and were outstanding under the Directors Plan, 1,000 options had lapsed or been exercised, and options to purchase 273,600 shares of Common Stock were reserved and available for grant.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

       The human resources committee of the board of directors (the Committee) has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the company is required to comply with a separate stock holding policy established by the Committee, which is described below.

       In addition, the Committee has adopted a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax-withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described below.

SUMMARY COMPENSATION TABLE

       The following table summarizes compensation during the last three fiscal years for services to the company in all capacities awarded to, earned by, or paid to the company's chief executive officer and its other executive officers, whose total annual salary and bonus, as determined in accordance with the rules of the Securities and Exchange Commission, was greater than $100,000, and who were employed by the company as of the end of fiscal 1999. The table also includes information as to one executive who was not serving as an executive officer as of the end of fiscal 1999. These executive officers are together referred to as the "named executive officers."

       The company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the company, in accordance with the Thermo Electron Corporate Charter (the Charter). The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the company's affairs is provided to the company under the Corporate Services Agreement (the Services Agreement) between the company and Thermo Electron. See
Item 13 Certain Relationships and Related Transactions. Accordingly, the compensation for these individuals is not reported in the following table.

                                                   SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------------------
                                               ANNUAL COMPENSATION (1)           LONG TERM COMPENSATION
                                             ----------------------------     -----------------------------
                                                                              RESTRICTED        SECURITIES
                                 FISCAL                                            STOCK        UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR        SALARY          BONUS (2)       AWARD (3)       OPTIONS (4)       COMPENSATION (5)
----------------------------------------------------------------------------------------------------------------------------------
Gerald Feldman (6)
  President and Chief Executive
     Officer                      1999       $210,000                 N/A    $224,975 (TMO)    27,800 (TMO)            $   6,715
                                  1998      $  35,000            $103,000            -        225,000 (TLZ)            $   5,625
                                                                                               55,000 (TMO)
                                                                                               45,000 (TKN)
----------------------------------------------------------------------------------------------------------------------------------
Gina M. Goodrich (7)
  Former Vice President,
     Licensees                    1999      $  99,828                 N/A            -                -             $80,000 (8)
                                  1998      $  97,958           $  20,250            -         27,400 (TLZ)            $  4,874
----------------------------------------------------------------------------------------------------------------------------------
Richard E. Weitzel (9)
  Vice President,  Marketing      1999       $104,423                 N/A            -         20,000 (TLZ)                   -
----------------------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for the named executive officers is reviewed and determined on a calendar year basis, even though the company's fiscal year ends in September.

(2) Bonuses are generally determined and paid following the end of the calendar year based on performance during the calendar year in which the corporation's fiscal year end occurred. The bonus amount represents the bonus paid for performance during the calendar year in which the company's fiscal year-end occurred. As of the date hereof, bonuses for calendar 1999 have not yet been determined. The Committee expects to determine bonuses in March 2000 when audited financial statements of the company's parent company will be available.

(3) In fiscal 1999, Mr. Feldman was awarded 11,500 shares of restricted stock of Thermo Electron with a value of $224,975 on the grant date. The restricted stock awards vest 33%, 33%, and 34% on each of May 20, 2000, 2001, and 2002, respectively. Any dividends paid on restricted stock are entitled to be retained by the recipient without regard to vesting. At the end of fiscal 1999, Mr. Feldman held 11,500 shares of restricted stock with an aggregate value of $155,969.

(4) Options granted by the company are designated in the table as "TLZ." In addition, the named executive officers have also been granted options to purchase common stock of Thermo Electron and its majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO) and ThermoTrex (designated in the table as TKN).

(5) Represents the amount of matching contributions made on behalf of the named executive officer participating in the Thermo Electron 401(k) Plan, except as noted.

(6) Mr. Feldman was appointed president and chief executive officer of the company on August 3, 1998. The salary reported for fiscal year 1998 represents the amount paid from the commencement of his employment through October 3, 1998.

(7) Ms. Goodrich was elected a vice president of the company on August 3, 1998. The salary reported for fiscal year 1998 represents compensation for the entire fiscal year. Ms. Goodrich resigned as a vice president of the company effective July 31, 1999.

(8) In addition to a $6,667 matching contribution referred to in footnote (5) in fiscal 1999, this amount includes a payment of $73,333 as part of a severance agreement.

(9) Mr. Weitzel was elected a vice president of the company on December 16, 1998. The salary reported for fiscal year 1999 represents the amount paid from the commencement of his employment through October 2, 1999.

STOCK OPTIONS GRANTED DURING FISCAL 1999

       The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the company's named executive officers. It has not been the company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

                                                  OPTION GRANTS IN FISCAL 1999
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            POTENTIAL REALIZABLE
                                                                   PERCENT OF                                   VALUE AT ASSUMED
                                                                TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                                        NUMBER OF SECURITIES       GRANTED TO    EXERCISE                 PRICE APPRECIATION FOR
                                          UNDERLYING OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION           OPTION TERM (2)
NAME                                 GRANTED AND COMPANY (1)      FISCAL YEAR       SHARE         DATE           5%          10%
----------------------------------------------------------------------------------------------------------------------------------
Gerald Feldman                                25,400 (TMO)          0.5% (3)       $17.06     12/02/03     $119,720    $ 264,549
                                               2,400 (TMO)         0.05% (3)       $14.81     09/22/04     $  9,820    $  21,700
----------------------------------------------------------------------------------------------------------------------------------
Gina M. Goodrich                                   -                   -                -            -            -            -
----------------------------------------------------------------------------------------------------------------------------------
Richard E. Weitzel                            20,000 (TLZ)          9.6%           $ 4.41     12/16/05     $ 35,910    $  83,676
----------------------------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over a one to five year period, depending on the option term, which in the present case is five to seven years, provided the optionee continues to be employed by the granting company or any other Thermo Electron company. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. See footnote
      (4) under Summary Compensation Table above for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period, and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

       The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the company's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1999.


                       AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 YEAR-END OPTION VALUES
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       VALUE OF
                                                                                                 NUMBER OF          UNEXERCISED
                                                                                               UNEXERCISED         IN-THE-MONEY
                                                                                         OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                             SHARES                               YEAR-END             YEAR-END
                                                        ACQUIRED ON            VALUE         (EXERCISABLE/        (EXERCISABLE/
NAME                                  COMPANY (1)          EXERCISE     REALIZED (2)    UNEXERCISABLE) (1)       UNEXERCISABLE)
--------------------------------------------------------------------------------------------------------------------------------
Gerald Feldman (3)                          (TLZ)                 -                -          225,000  /-                $0  /-
                                            (TMO)                 -                -           82,800  /-                $0  /-
                                            (TKN)                 -                -           45,000  /-                $0  /-
--------------------------------------------------------------------------------------------------------------------------------
Gina M. Goodrich                            (TLZ)                 -                -           10,750  /-                $0  /-
--------------------------------------------------------------------------------------------------------------------------------
Richard E. Weitzel                          (TLZ)                 -                -           20,000  /-                $0  /-
--------------------------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a four- to five-year period, depending on the option term, which may vary from five to seven years, provided that the optionee continues to be employed by the granting company or another Thermo Electron company. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. See footnote (4) under Summary Compensation Table above for the company abbreviations used in this table.

(2) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the named executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(3) Mr. Feldman became president and chief executive officer of the company in August 1998. Prior to that date, he had been employed by International Technidyne, a wholly owned subsidiary of Thermo Cardiosystems, an indirect majority-owned subsidiary of Thermo Electron, and had been granted options to purchase shares of common stock of Thermo Electron and its subsidiaries, other than the company, as compensation for his services to Thermo Electron. These options are not reported in the table as they were granted as compensation for service to Thermo Electron companies other than the company.

EXECUTIVE RETENTION AGREEMENTS

       Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon
(i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo

Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization, or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

       In 1998, Thermo Electron authorized an executive retention agreement with Mr. Feldman. This agreement provides that in the event Mr. Feldman's employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12-month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12-month period during the prior five-year period. In addition, he would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that he holds in Thermo Electron and its subsidiaries, including the company, as of the date of the change in control. Finally, Mr. Feldman would be entitled to a cash payment equal to $15,000, to be used toward outplacement services.

       Assuming that the severance benefits would have been payable as of October 2, 1999, the lump sum salary and bonus payment under such agreement to Mr. Feldman would have been approximately $313,000. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended, Mr. Feldman would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.

STOCK OWNERSHIP POLICIES

       The Committee established a stock holding policy for executive officers of the company that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference incentive compensation for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

       In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the company is authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee.

       The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Item 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoTrex, as of October 2, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table set forth in Item 11 - Executive Compensation, and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of October 2, 1999, with respect to each person who was known by the company to own beneficially more than 5% of the outstanding shares of Common Stock.

       While certain directors or executive officers of the company are also directors and executive officers of Thermo Electron or its subsidiaries other than the company, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                                                    THERMOLASE                THERMOTREX          THERMO ELECTRON
NAME (1)                                                       CORPORATION (2)           CORPORATION (3)          CORPORATION (4)
----------------------------------------------------------------------------------------------------------------------------------
Thermo Electron Corporation (5)                                     33,908,040                        N/A                     N/A
Carliss Y. Baldwin                                                      62,400                          0                   1,000
I. MacAllister Booth                                                         0                          0                       0
Gerald Feldman                                                         225,000                     45,000                 152,161
Gina M. Goodrich                                                         1,120                          0                      63
Elias P. Gyftopoulos                                                    64,754                          0                  73,272
John T. Keiser                                                               0                     90,000                 290,487
Paul F. Kelleher                                                        83,300                      8,916                 205,251
Richard E. Weitzel                                                      20,000                          0                       0
Nicholas T. Zervas                                                      89,554                     10,647                       0
All directors and current executive officers as a group
  (10 persons)                                                         546,345                    154,563               1,032,177

(1) Except as reflected in the footnotes to this table, shares of Common Stock and the common stock of ThermoTrex and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Dr. Baldwin, Mr. Feldman, Dr. Gyftopoulos, Mr. Kelleher, Mr. Weitzel, Dr. Zervas, and all directors and current executive officers as a group include 62,400, 225,000, 62,400, 77,000, 20,000, 68,318, and 515,118 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos, Dr. Zervas, and all directors and current executive officers as a group include 1,354, 2,080, and 3,434, shares, respectively, allocated through October 2, 1999, to their respective accounts maintained pursuant to the company's Deferred Compensation Plan for Directors. No director or named executive officer beneficially owned more than 1% of the Common Stock as of October 2, 1999; all directors and current executive officers as a group beneficially owned 1.38% of the Common Stock outstanding as of such date.

(3) Shares of ThermoTrex common stock beneficially owned by Mr. Feldman, Mr. Keiser, Mr. Kelleher, Dr. Zervas, and all directors and current executive officers as a group include 45,000, 90,000, 5,000, 5,850, and 145,850 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 4,797 shares allocated through October 2, 1999, to Dr. Zervas's account maintained pursuant to ThermoTrex's Deferred Compensation Plan for Directors. No director or named executive officer beneficially owned more than 1% of the common stock of ThermoTrex as of October 2, 1999; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of ThermoTrex outstanding as of such date.

(4) Shares of Thermo Electron common stock beneficially owned by Mr. Feldman, Dr. Gyftopoulos, Mr. Keiser, Mr. Kelleher, and all directors and current executive officers as a group include 124,920, 9,673, 243,334, 172,333, and 821,032 shares, respectively, that such person or group has the right to acquire within 60 days of October 2, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Kelleher and all directors and current executive officers as a group include 1,426 and 2,497 shares, respectively, allocated through October 2, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of October 2, 1999, executive officers of Thermo Electron. Shares beneficially owned by Dr. Gyftopoulos and all directors and current executive officers as a group include 1,020 shares allocated through October 2, 1999, to Dr. Gyftopoulos' account maintained pursuant to Thermo Electron's Deferred Compensation Plan for Directors. No director or named executive officer beneficially owned more than 1% of Thermo Electron's common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of Thermo Electron outstanding as of such date.

(5) Thermo Electron beneficially owned 85.99% of the Common Stock outstanding as of October 2, 1999, of which 71.06 % is owned through ThermoTrex, a majority-owned subsidiary of Thermo Electron. Shares beneficially owned by Thermo Electron include 473,109 shares issuable upon conversion of $8,225,000 principal amount of the company's 4 3/8% Convertible Subordinated Debenture due in 2004. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of October 2, 1999, Thermo Electron, through ThermoTrex, had the power to elect all of the members of the company's board of directors.

Item 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Thermo Electron has, from time to time, caused its subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Electron has created the company as a majority-owned, publicly-held subsidiary. The company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

       Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the company, have adopted the Thermo Electron Corporate Charter to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly;
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined; (3) each company has access to the combined resources and financial, managerial, and technological strengths of the others; and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

       To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies, and provides for centralized administrative, banking, and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the Thermo Group) to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning, and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

       The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

       As provided in the Charter, the company and Thermo Electron have entered into a Corporate Services Agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and financial and other services to the company. The company was assessed an annual fee equal to 0.8% of the company's revenues for these services in fiscal 1999. The annual fee will remain at 0.8% of the company's revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the company and Thermo Electron. During fiscal 1999, Thermo Electron assessed the company $290,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the company. In fiscal 1999, the company was billed an additional $87,000 by Thermo Electron for certain administrative services required by the company that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the company will be required to pay a termination fee equal to the fee that was paid by the company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the company or as required in order to meet the company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the company a fee equal to the market rate for comparable services if such services are provided to the company following termination.

       The company has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the company will be included in Thermo Electron's consolidated federal and state income tax returns. Under current law, the company will be included in such tax returns so long as Thermo Electron (and/or its 80% owned subsidiaries) owns 80% of the Common Stock. If Thermo Electron's equity ownership of the company were to drop below 80%, the company would file its own tax returns. The agreement provides that Thermo Electron charges or pays the company amounts based on the company's relative contribution to Thermo Electron's tax liability at the time that Thermo Electron pays its tax liability or receives a tax benefit. Due to the tax losses incurred by the company since June 1999 when the company became part of a consolidated tax group with Thermo Electron, Thermo Electron will pay to the company with respect to fiscal 1999, an amount equal to the tax benefit received by Thermo Electron with respect to such tax losses.

       As of October 2, 1999, Thermo Electron and its other subsidiaries owed the company an aggregate of $486,000 for products and services and miscellaneous items, net of amounts owed by the company to Thermo Electron and its other subsidiaries for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items excluding the debentures described below. The largest amount of such net indebtedness owed by the company to Thermo Electron and its other subsidiaries since October 3, 1998 was $4,038,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

       Gina Goodrich, former Vice President, Licensees, of the company resigned in July 1999. In connection with her resignation, the company entered into a separation agreement pursuant to which the company paid Ms. Goodrich $73,333 as severance pay, and $3,569 for certain medical and dental benefits.

       From time to time, the company may transact business with other companies in the Thermo Group. In fiscal 1999, such transactions included the following:

       In fiscal 1999, the company subleased office and research facilities from ThermoTrex and was charged for the actual square footage occupied at approximately the same cost-per-square-foot paid by ThermoTrex under its prime lease. The accompanying statement of operations includes expenses from this sublease of $111,000 in fiscal 1999.

       During fiscal 1999, the company purchased laser systems and components at an aggregate cost of $3,414,000 from Trex Medical, a majority-owned subsidiary of ThermoTrex.

       As of October 2, 1999, the company owed Thermo Electron $8,225,000 principal amount, pursuant to a 4 3/8% subordinated convertible debenture due 2004, convertible into shares of the company's common stock at $17.385 per share.

       During fiscal 1999, the company purchased products totaling $169,000 from Bird Products Corporation, a wholly owned subsidiary of Thermo Electron.

       As of October 3, 1998, $51,246,000 of the company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The company's funds subject to the repurchase agreement were readily convertible into cash by the company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement.

       As of October 2, 1999, $15,387,000 of the company's cash equivalents were invested in a cash management arrangement with Thermo Electron, which was effective June 1999. Under the cash management arrangement, the company lends its excess cash to Thermo Electron and has the contractual right to withdraw its invested funds upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all the funds invested under the arrangement by all Thermo Electron subsidiaries other than wholly-owned subsidiaries. The company's funds invested in the cash management arrangement earn a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 50 basis points, set at the beginning of each month.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the company. Under this plan, the company would be merged into Thermo Electron. As a result, the company would become a wholly owned subsidiary of Thermo Electron. In December 1999, the boards of directors of the company and Thermo Electron approved a definitive agreement and plan of merger pursuant to which Thermo Electron would acquire all of the outstanding common stock, $.01 par value per share (Common Stock), held by the shareholders of the company other than Thermo Electron and ThermoTrex in exchange for shares of Thermo Electron's common stock (TMO Common Stock). The company's board of directors approved the merger agreement based on a recommendation of its special committee, which was charged with representing the interests of the company's public shareholders.

       Under the agreement, the number of shares of TMO Common Stock to be issued to the company's public shareholders will be determined at the completion of the merger (the effective date), as described below.

(1) If the average closing price of TMO Common Stock is between $11.925 and $17.887 for the 20 trading days prior to the effective date of the merger, a preliminary exchange ratio of 0.158 shares of TMO Common Stock for each share of Common Stock would be adjusted on the effective date by multiplying 0.158 by a fraction of which the numerator would be $14.906 (the average per-share closing price of TMO Common Stock for the 20 trading days ended December 13, 1999), and of which the denominator would be the average per-share closing price of TMO Common Stock for the 20 trading days ending on the day before the effective date.

(2) If the average closing price of TMO Common Stock for the 20 trading days prior to the effective date is below $11.925, the exchange ratio would be fixed at 0.198 shares of TMO Common Stock per share of Common Stock.

(3) If the average closing price of TMO Common Stock for the 20 trading days prior to the effective date is above $17.887, the exchange ratio would be fixed at 0.132 shares of TMO Common Stock per share of Common Stock.

       In addition, under the agreement, units of the company (currently consisting of one share of Common Stock coupled with the right to have the company redeem that share for $20.25 in April 2001) would be modified so that, following the merger, each unit would consist of a fractional share of TMO Common Stock (in an amount determined using the exchange ratio described above), which would be redeemable in April 2001 for $20.25. The cash value of the redemption right would remain constant before and after the merger.

       This proposal is subject to certain conditions including the completion of review by the Securities and Exchange Commission of certain required filings regarding the proposed transaction and listing on the New York Stock Exchange of TMO Common Stock to be issued in connection with the merger.

                                     PART IV

Item 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a, d) FINANCIAL STATEMENTS AND SCHEDULES

     (1) The consolidated financial statements set forth in the list below are filed as part of this Report.

     (2) The consolidated financial statement schedule set forth in the list below is filed as part of this Report.

     (3) Exhibits filed herewith or incorporated in this document by reference are set forth in Item 14(c) below.

     LIST OF FINANCIAL STATEMENTS AND SCHEDULES REFERENCED IN THIS ITEM 14

     Information incorporated by reference from Exhibit 13 filed herewith:

           Consolidated Statement of Operations
           Consolidated Balance Sheet
           Consolidated Statement of Cash Flows
           Consolidated Statement of Comprehensive Income and Shareholders'
             Investment
           Notes to Consolidated Financial Statements
           Report of Independent Public Accountants

       Financial Statement Schedules filed herewith:

           Schedule II:  Valuation and Qualifying Accounts

       All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the financial statements or in the notes thereto.

(b)    REPORTS ON FORM 8-K

       On December 17, 1999, the company filed a Current Report on Form 8-K dated December 17, 1999, with respect to the execution of an Agreement and Plan of Merger.

       On July 12, 1999, the company filed a Current Report on Form 8-K dated as of June 27, 1999, with respect to the disposition of the company's spa business.

(c)    EXHIBITS

       See Exhibit Index on the page immediately preceding exhibits.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Date:  December 23, 1999             THERMOLASE CORPORATION

                                     By:  /s/ GERALD FELDMAN
                                          -------------------------------------
                                          Gerald Feldman
                                          President and Chief Executive Officer

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, as of December 23, 1999.

SIGNATURE                                                     TITLE
By:   /s/ GERALD FELDMAN                                      President, Chief Executive Officer, and Director
      -------------------------------------
      Gerald Feldman

By:   /s/ THEO MELAS-KYRIAZI                                  Chief Financial Officer
      -------------------------------------
      Theo Melas-Kyriazi

By:   /s/ PAUL F. KELLEHER                                    Chief Accounting Officer and Director
      -------------------------------------
      Paul F. Kelleher

By:   /s/ JOHN T. KEISER                                      Chairman of the Board and Director
      -------------------------------------
      John T. Keiser

By:   /s/ CARLISS Y. BALDWIN                                  Director
      -------------------------------------
      Carliss Y. Baldwin

By:   /s/ I. MACALLISTER BOOTH                                Director
      -------------------------------------
      I. MacAllister Booth

By:   /s/ ELIAS P. GYFTOPOULOS                                Director
      -------------------------------------
      Elias P. Gyftopoulos

By:   /s/ NICHOLAS T. ZERVAS                                  Director
      -------------------------------------
      Nicholas T. Zervas

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoLase Corporation:

       We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in ThermoLase Corporation's Annual Report to Shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated November 9, 1999 (except with respect to the matter discussed in Note 14, as to which the date is December 16, 1999). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 on page 19 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the consolidated financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                       Arthur Andersen LLP



Boston, Massachusetts
November 9, 1999

SCHEDULE II

                             THERMOLASE CORPORATION

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                                  Balance at         Provision         Accounts          Balance
                                                                   Beginning        Charged to          Written           at End
Description                                                          of Year      Expense (a)               Off          of Year
------------------------------------------------------------ ---------------- ----------------- ---------------- ----------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year Ended October 2, 1999                                         $     490        $   1,891         $    (301)       $   2,080

Year Ended October 3, 1998                                         $     402        $      88         $       -        $     490

Year Ended September 27, 1997                                      $     319        $      83         $       -        $     402


                                                                  Balance at       Provision         Activity          Balance
                                                                   Beginning       Charged to       Charged to         at End
Description                                                          of Year      Expense (c)         Reserve          of Year
------------------------------------------------------------ ---------------- ----------------- ---------------- ----------------
ACCRUED RESTRUCTURING COSTS (b)

Year Ended October 2, 1999                                         $   5,153        $  22,285         $  (8,597)       $  18,841

Year Ended October 3, 1998                                         $       -        $   5,962         $    (809)       $   5,153

(a) Includes a provision of $1.7 million in fiscal 1999, recorded in connection with certain restructuring actions as described in Note 13 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders.

(b) The nature of activity in this account is described in Note 13 to Consolidated Financial Statements in the Registrant's Fiscal 1999 Annual Report to Shareholders.

(c) Excludes noncash charges of $2.9 million, primarily for the write-off of leasehold improvements and related spa assets and $1.3 million for the write-off of a joint venture in fiscal 1998. Excludes noncash charges of $19.9 million for the loss on the sale of the spa business and $18.1 million, primarily for the write-off of leasehold improvements and equipment in fiscal 1999.

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
--------          ----------------------
    3.1           Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration
                  Statement on Form S-1 [Reg. No. 33-78052] and incorporated herein by reference).

    3.2           By-Laws of the Registrant, as amended and restated (filed as Exhibit 3.2 to the Registrant's
                  Transition Report on Form 10-K for the transition period January 1, 1995, through September 30, 1995
                  [File No. 1-13104] and incorporated herein by reference).

    4.1           Form of Unit Certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-4
                  [Reg. No. 333-19633] and incorporated herein by reference).

    4.2           Guaranty Agreement between the Registrant and Thermo Electron Corporation dated March 5, 1997 (filed as Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997,
                  [File No. 1-13104] and incorporated herein by reference).

    4.3           Fiscal Agency Agreement dated as of August 12, 1997, among the Registrant, Thermo Electron
                  Corporation, and Bankers Trust Company as Fiscal Agent, relating to $115,000,000 principal amount of 4
                  3/8% Convertible Subordinated Debentures due 2004 (filed as Exhibit 4.3 to the Registrants Annual
                  Report on Form 10-K for the fiscal year ended September 27, 1997 [File No. 1-13104] and incorporated herein by reference).

   10.1           Corporate Services Agreement dated as of January 13, 1993, between Thermo Electron Corporation and the
                  Registrant (filed as Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 [Reg. No.
                  33-78052] and incorporated herein by reference).

   10.2           Thermo Electron Corporate Charter, as amended and restated effective January 3, 1993 (filed as Exhibit
                  10.1 to Thermo Electron's Annual Report on Form 10-K for the fiscal year ended January 1, 1994 [File
                  No. 1-8002] and incorporated herein by reference).

   10.3           License Agreement dated as of February 10, 1993, between the Registrant and Nicolai I. Tankovich
                  (filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-1 [Reg. No. 33-78052] and
                  incorporated herein by reference).

   10.4           Lease Agreement dated March 11, 1994, between Lincoln Property Company Acquisition Fund Limited
                  Partnership and CBI Laboratories, Inc. (filed as Exhibit 10.7 to the Registrant's Registration
                  Statement on Form S-1 [Reg. No. 33-78052] and incorporated herein by reference).

   10.5           Form of Indemnification Agreement for Officers and Directors (filed as Exhibit 10.12 to the
                  Registrant's Registration Statement on Form S-1 [Reg. No. 33-78052] and incorporated herein by reference).

   10.6           Incentive Stock Option Plan of the Registrant (filed as Exhibit 10.9 to the Registrant's Registration
                  Statement on Form S-1 [Reg. No. 33-78052] and incorporated herein by reference). (Maximum number of shares issuable in the aggregate under this plan and the Registrant's Nonqualified Stock Option Plan is 2,800,000 shares, after adjustment to reflect share increase approved in 1993 and 2-for-1 stock splits effected in March 1994 and June 1995.)

                  In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of Thermo Electron for services rendered to the Registrant. The terms of such plans are substantially the same as those of the Registrant's Equity Incentive Plan.

Exhibit
Number            Description of Exhibit
--------          ----------------------
   10.7           Amended and Restated Stock Holding Assistance Plan and Form of Promissory Note (filed as Exhibit 10.14 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 27, 1997 [File No.
                  1-13104] and incorporated herein by reference).

   10.8           Operating Agreement of ThermoLase Japan L.L.C. dated as of January 22, 1996, between the Registrant and Fox River Japan Partners, L.P. (filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form
                  10-Q for the quarter ended December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

   10.9           License Agreement dated as of January 22, 1996, between the Registrant and ThermoLase Japan L.L.C.
                  (filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
                  December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

   10.10          Option Agreement dated as of January 22, 1996, between the Registrant and Fox River Japan Partners,
                  L.P. (filed as Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
                  December 30, 1995 [File No. 1-13104] and incorporated herein by reference).

   10.11          Lease dated as of December 8, 1995, between the Registrant and Canon Properties (filed as Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995 [File No.
                  1-13104] and incorporated herein by reference).

   10.12          Lease dated as of January 17, 1996, between the Registrant and Trammell Crow Equity Partners (filed as
                  Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995
                  [File No. 1-13104] and incorporated herein by reference).

   10.13          Loan Agreement between the Registrant and Thermo Electron Corporation dated July 30, 1997 (filed as
                  Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997,
                  [File No. 1-13104] and incorporated herein by reference).

   10.14          Amendment to Operating Agreement of ThermoLase Japan L.L.C. dated as of May 1, 1996, by and among the
                  Registrant, Fox River Partners L.P., and ThermoLase Japan L.L.C. (filed as Exhibit 10.29 to the
                  Registrant's Annual Report on Form 10-K for the fiscal year ended September 27, 1997 [File No.
                  1-13104] and incorporated herein by reference).

   10.15          Form of Terms and Conditions for Purchases of Lasers from Trex Medical Corporation (filed as Exhibit
                  10.30 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 27, 1997
                  [File No. 1-13104] and incorporated herein by reference).

   10.16          Agreement between the Registrant and John C. Hansen (filed as Exhibit 10.1 to the Registrant's
                  Quarterly Report on Form 10-Q for the quarter ended January 3, 1998 [File No. 1-13104] and incorporated herein by reference).

   10.17          Agreement and Plan of Merger dated June 12, 1998, by and among the Registrant, G Acquisition Corp., a
                  Pennsylvania corporation and wholly owned subsidiary of the company, The Greenhouse Spa, Inc., a
                  Pennsylvania corporation, SMK Group LLC, a Delaware limited liability company, The Stuart Katzoff
                  Trust, a Pennsylvania trust, and Lydia Katzoff (filed as Exhibit 10.1 to the Registrant's Quarterly
                  Report on Form 10-Q for the quarter ended July 4, 1998 [File No. 1-13104] and incorporated herein by reference).

Exhibit
Number            Description of Exhibit
--------          ----------------------
   10.18          Master Cash Management, Guarantee Reimbursement, and Loan Agreement dated as of June 1, 1999, between the Registrant and Thermo Electron Corporation (filed as Exhibit 10.1 to the Registrant's Quarterly
                  Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-13104] and incorporated herein by reference).

   10.19          Amended and Restated Directors Stock Option Plan of the Registrant (filed as Exhibit 10.2 to the
                  Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-13104] and incorporated herein by reference).

   10.20          Amended and Restated Deferred Compensation Plan for Directors of the Registrant (filed as Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No.
                  1-13104] and incorporated herein by reference).

   10.21          Amended and Restated Equity Incentive Plan of the Registrant (filed as Exhibit 10.4 to the
                  Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-13104] and incorporated herein by reference).

   10.22          Amended and Restated Nonqualified Stock Option Plan of the Registrant (filed as Exhibit 10.5 to the
                  Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 [File No. 1-13104] and incorporated herein by reference).

   10.23          Tax Allocation Agreement by and between the Registrant and Thermo Electron Corporation dated as of
                  June 1, 1999.

   10.24          Agreement between the Registrant and Gina Goodrich dated July 16, 1999.

   10.25          Agreement and Plan of Merger by and among the Registrant, Thermo Electron Corporation, and ThermoLase
                  Acquisition Corporation dated as of December 14, 1999 (filed as Exhibit 2.1 to the Registrant's
                  Current Report on Form 8-K filed December 17, 1999 [File No. 1-13104] and incorporated herein by reference).

   13             Annual Report to Shareholders for the fiscal year ended October 2, 1999 (only those portions incorporated herein by reference).

   21             Subsidiaries of the Registrant.

   23             Consent of Arthur Andersen LLP.

   27             Financial Data Schedule.

                                                                      EXHIBIT 13


                             ThermoLase Corporation

                        Consolidated Financial Statements

                                Fiscal Year 1999

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                                  Year Ended
                                                                               --------------------------------------------------
                                                                                October 2,         October 3,      September 27,
(In thousands except per share amounts)                                               1999               1998               1997
------------------------------------------------------------------------ ------------------ ------------------ ------------------
REVENUES (Note 12)
 Product revenues                                                               $   26,059         $   22,765         $   24,196
 Service revenues                                                                   10,196             17,326             21,037
                                                                                ----------         ----------         ----------

                                                                                    36,255             40,091             45,233
                                                                                ----------         ----------         ----------

Costs and Operating Expenses:
 Cost of product revenues (Note 13)                                                 20,590             15,590             16,499
 Cost of service revenues                                                           24,010             22,285             19,628
 Selling, general, and administrative expenses (Notes 8
    and 13)                                                                         16,083             22,306             22,972
 Research and development expenses                                                   1,519              3,028              5,704
 Restructuring and nonrecurring costs (Note 13)                                     60,326             10,155                  -
                                                                                ----------         ----------         ----------

                                                                                   122,528             73,364             64,803
                                                                                ----------         ----------         ----------

Operating Loss                                                                     (86,273)           (33,273)           (19,570)

Interest Income                                                                      2,061              4,512              2,110
Interest Expense (includes $290 and $39 to related party in
 fiscal 1999 and 1998; Note 9)                                                      (5,361)            (5,343)              (637)
Equity in Losses of Joint Ventures (Note 4)                                           (200)            (1,203)              (700)
Other Expense (Note 13)                                                             (3,399)                 -                  -
                                                                                ----------         ----------         ----------

Loss Before Income Taxes                                                           (93,172)           (35,307)           (18,797)
Income Tax (Provision) Benefit (Note 7)                                               (159)            (5,879)             6,392
                                                                                ----------         ----------         ----------

NET LOSS                                                                        $  (93,331)        $  (41,186)        $  (12,405)
                                                                                ==========         ==========         ==========

BASIC AND DILUTED LOSS PER SHARE                                                $    (2.37)        $    (1.07)        $     (.31)
                                                                                ==========         ==========         ==========

BASIC AND DILUTED WEIGHTED AVERAGE SHARES                                           39,340             38,528             40,075
                                                                                ==========         ==========         ==========


The accompanying notes are an integral part of these consolidated financial statements.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET

                                                                                                     October 2,       October 3,
(In thousands)                                                                                             1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
ASSETS
Current Assets:
 Cash and cash equivalents (includes $51,246 under repurchase agreement
    with affiliated company in fiscal 1998)                                                         $     1,358      $    52,831
 Advance to affiliate                                                                                    15,387                -
 Available-for-sale investments, at quoted market value (amortized
    cost of  $3,072; Note 2)                                                                                  -            3,072
 Accounts receivable, less allowances of $2,080 and $490 (Note 13)                                        3,959            4,339
 Inventories                                                                                              4,374            6,825
 Other current assets (Note 13)                                                                           4,000                -
 Prepaid expenses                                                                                            85              698
 Due from parent company and affiliated companies                                                           486                -
                                                                                                    -----------      -----------
                                                                                                         29,649           67,765
                                                                                                    -----------      -----------
Property, Plant, and Equipment, at Cost, Net (Note 13)                                                    2,889           43,430
                                                                                                    -----------      -----------
Other Assets (Note 13)                                                                                    5,817            7,531
                                                                                                    -----------      -----------
Cost in Excess of Net Assets of Acquired Companies (Notes 3 and 13)                                       7,623           15,489
                                                                                                    -----------      -----------
                                                                                                    $    45,978      $   134,215
                                                                                                    ===========      ===========

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                                                                                                     October 2,       October 3,
(In thousands except share amounts)                                                                        1999             1998
----------------------------------------------------------------------------------------------- ---------------- ----------------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Accounts payable                                                                                   $       932      $     3,221
 Accrued payroll and employee benefits                                                                      741            1,633
 Accrued restructuring costs (Note 13)                                                                   18,841            5,153
 Other accrued expenses                                                                                   3,973            5,961
 Due to parent company and affiliated companies                                                               -            3,200
                                                                                                    -----------      -----------
                                                                                                         24,487           19,168
                                                                                                    -----------      -----------
Long-term Obligations:
 4 3/8% Subordinated Convertible Debentures (includes $8,225 and $4,500 of
    related-party debt; Note 9)                                                                         115,000          115,000
 Other                                                                                                        -               66
                                                                                                    -----------      -----------
                                                                                                        115,000          115,066
                                                                                                    -----------      -----------
Deferred Lease Liability                                                                                    195            1,172
                                                                                                    -----------      -----------
Common Stock Subject to Redemption (Note 1)                                                              40,500           40,500
                                                                                                    -----------      -----------
Commitments and Contingencies (Notes 8 and 10)

Shareholders' Investment (Notes 5 and 6):
 Common stock, $.01 par value, 100,000,000 shares authorized; 40,829,132  shares
    issued                                                                                                  408              408
 Capital in excess of par value                                                                          36,360           36,279
 Accumulated deficit                                                                                   (150,438)         (57,107)
 Treasury stock at cost, 1,481,136 and 1,531,025 shares                                                 (20,534)         (21,271)
                                                                                                    -----------      -----------
                                                                                                       (134,204)         (41,691)
                                                                                                    $    45,978      $   134,215
                                                                                                    ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                  Year Ended
                                                                               --------------------------------------------------
                                                                                October 2,         October 3,      September 27,
(In thousands)                                                                        1999               1998               1997
------------------------------------------------------------------------ ------------------ ------------------- -----------------
OPERATING ACTIVITIES
 Net loss                                                                       $  (93,331)        $  (41,186)         $  (12,405)
 Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization                                                  6,015              7,234               4,345
      Provision for losses on accounts receivable (Note 13)                          1,891                 88                  83
      Decrease (increase) in prepaid income taxes                                        -              5,567              (6,236)
      Increase in deferred lease liability                                              62                 71                 885
      Equity in losses of joint ventures (Note 4)                                      200              1,203                 700
      Noncash restructuring costs (Note 13)                                         37,238              4,193                   -
      Other noncash items                                                            5,325                  -                   -
      Changes in current accounts, excluding the effects of acquisition and sale of spas:
          Accounts receivable                                                       (1,716)             1,275              (1,374)
          Inventories                                                                  363             (3,450)              1,021
          Other current assets                                                        (272)             1,158                (714)
          Accounts payable                                                          (2,150)            (2,426)                (16)
          Other current liabilities                                                 11,224              1,804               3,767
                                                                                ----------         ----------          ----------
             Net cash used in operating activities                                 (35,151)           (24,469)             (9,944)
                                                                                ----------         ----------          ----------

INVESTING ACTIVITIES
 Acquisition, net of cash acquired (Note 3)                                              -             (4,180)                  -
 Advances to affiliate, net                                                        (15,387)                 -                   -
 Purchases of available-for-sale investments                                             -             (4,000)            (10,400)
 Proceeds from maturities of available-for-sale investments                          3,072             13,400              41,500
 Purchases of property, plant, and equipment                                        (5,134)            (4,513)            (26,807)
 Increase in other assets                                                             (250)              (983)             (1,144)
 Advance under a note receivable from related party                                      -             (1,667)                  -
 Other                                                                               1,297                230                   -
                                                                                ----------         ----------          ----------
             Net cash provided by (used in) investing
               activities                                                       $  (16,402)        $   (1,713)         $    3,149
                                                                                ----------         ----------          ----------

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                                                                                                  Year Ended
                                                                               --------------------------------------------------
                                                                                October 2,         October 3,      September 27,
(In thousands)                                                                        1999               1998               1997
------------------------------------------------------------------------ ------------------ ------------------- -----------------
FINANCING ACTIVITIES
 Net proceeds from issuance of subordinated convertible
    debentures (Note 9)                                                         $        -         $        -          $  112,551
 Purchases of Company common stock                                                       -             (8,806)            (26,072)
 Net proceeds from issuance of Company common stock and sale of
    put options                                                                        123                776                 625
 Payment of withholding taxes related to stock option
    exercises                                                                          (25)              (792)               (891)
 Net proceeds from common stock exchange offer (Notes 1 and 5)                           -                  -                 502
 Other                                                                                 (18)                (8)                  -
                                                                                ----------         ----------          ----------
             Net cash provided by (used in) financing
               activities                                                               80             (8,830)             86,715
                                                                                ----------         ----------          ----------
Increase (Decrease) in Cash and Cash Equivalents                                   (51,473)           (35,012)             79,920
Cash and Cash Equivalents at Beginning of Year                                      52,831             87,843               7,923
                                                                                ----------         ----------          ----------
Cash and Cash Equivalents at End of Year                                        $    1,358         $   52,831          $   87,843
                                                                                ==========         ==========          ==========

CASH PAID FOR
 Income taxes                                                                   $        -         $        -          $       70
 Interest                                                                       $    5,037         $    5,074          $        -

NONCASH ACTIVITIES
 Fair value of assets of acquired company                                       $        -         $   17,128          $        -
 Cash paid for acquired company                                                          -             (4,180)                  -
 Issuance of Company common stock for acquired company                                   -             (7,975)                  -
                                                                                ----------         ----------          ----------
    Liabilities assumed of acquired company                                     $        -         $    4,973          $        -
                                                                                ==========         ==========          ==========
 Exchange of common stock for common stock subject to
    redemption (Notes 1 and 5)                                                  $        -         $        -          $   40,500
                                                                                ==========         ==========          ==========


The accompanying notes are an integral part of these consolidated financial statements.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT

                                                                                                  Year Ended
                                                                               -------------------------------------------------
                                                                                October 2,         October 3,     September 27,
(In thousands)                                                                        1999               1998              1997
------------------------------------------------------------------------ ------------------ ------------------ -----------------
COMPREHENSIVE INCOME
Net Loss                                                                       $   (93,331)       $   (41,186)       $   (12,405)

Other Comprehensive Items:
 Net unrealized gain on available-for-sale investments                                   -                 10                 37
                                                                               -----------        -----------        -----------
                                                                               $   (93,331)       $   (41,176)       $   (12,368)
                                                                               ===========        ===========        ===========

SHAREHOLDERS' INVESTMENT
Common Stock, $.01 Par Value:
 Balance at beginning and end of year                                          $       408        $       408        $       408
                                                                               -----------        -----------        -----------
Capital in Excess of Par Value:
 Balance at beginning of year                                                       36,279             46,379             85,813
 Activity under employees' and directors' stock plans                                 (639)            (3,986)            (2,969)
 Issuance of Company common stock for acquisition (Note 3)                               -             (6,114)                 -
 Effect of common stock exchange offer (Notes 1 and 5)                                   -                  -            (36,759)
 Net proceeds from sale of common stock and put options                                  -                  -                294
 Due from affiliated company for tax benefit utilized (Note 7)                         720                  -                  -
                                                                               -----------        -----------        -----------
 Balance at end of year                                                             36,360             36,279             46,379
                                                                               -----------        -----------        -----------
Accumulated Deficit:
 Balance at beginning of year                                                      (57,107)           (15,921)            (3,516)
 Net loss                                                                          (93,331)           (41,186)           (12,405)
                                                                               -----------        -----------        -----------
 Balance at end of year                                                           (150,438)           (57,107)           (15,921)
                                                                               -----------        -----------        -----------
Treasury Stock:
 Balance at beginning of year                                                      (21,271)           (30,523)            (3,621)
 Activity under employees' and directors' stock plans                                  737              3,969              2,409
 Issuance of Company common stock for acquisition (Note 3)                               -             14,089                  -
 Purchases of Company common stock                                                       -             (8,806)           (26,072)
 Effect of common stock exchange offer (Notes 1 and 5)                                   -                  -             (3,239)
                                                                               -----------        -----------        -----------
 Balance at end of year                                                            (20,534)           (21,271)           (30,523)
                                                                               -----------        -----------        -----------
Accumulated Other Comprehensive Items:
 Balance at beginning of year                                                            -                (10)               (47)
 Other comprehensive items                                                               -                 10                 37
                                                                               -----------        -----------        -----------
 Balance at end of year                                                                  -                  -                (10)
                                                                               -----------        -----------        -----------
                                                                               $  (134,204)       $   (41,691)       $       333
                                                                               ===========        ===========        ===========


The accompanying notes are an integral part of these consolidated financial statements.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

       ThermoLase Corporation (the Company) operates in two business segments:
Hair-removal and Related Activities (Hair Removal) and Health and Beauty Products. The Company's Hair Removal segment has developed a laser-based system called SoftLight(R) for the removal of unwanted hair. The SoftLight system uses a low-energy, dermatology laser in combination with a lotion that absorbs the laser's energy to impact hair follicles. In May 1998, the Company received clearance from the U.S. Food and Drug Administration to market laser-based skin-resurfacing services. The Company has marketed the SoftLight hair-removal and the SoftLight Laser Peel skin-resurfacing services through its day spa locations through June 1999, and through a network of independent doctors who paid the Company a per-procedure or minimum royalty and/or a flat periodic fee, as well as internationally through joint ventures and other licensing arrangements. The Company also has offered licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing licensing fees. During fiscal 1999, the Company began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its licensing arrangements in various countries following a decision to substantially exit the hair-removal business (Note 13).

       In June 1998, the Company acquired The Greenhouse Spa, Inc. (Note 3), a luxury, destination spa located in Texas. In connection with this acquisition, the Company converted its domestic Spa Thira locations into facilities that were operated under The Greenhouse Spa name. The Company provided hair-removal and skin-resurfacing services as well as more traditional day spa services, such as massages and facials, through its Greenhouse day spas, prior to their sale in June 1999 (Note 13).

       The Company's Creative Beauty Innovations, Inc. (CBI) subsidiary represents the Health and Beauty Products segment, which manufactures and markets skin-care, bath, and body products and markets dietary supplements.

RELATIONSHIP WITH THERMOTREX CORPORATION AND THERMO ELECTRON CORPORATION

       The Company was incorporated in January 1993 as a wholly owned subsidiary of ThermoTrex Corporation. As of October 2, 1999, ThermoTrex owned 27,960,996 shares of the Company's common stock, representing 71% of such stock outstanding. ThermoTrex is an 80%-owned subsidiary of Thermo Electron Corporation. As of October 2, 1999, Thermo Electron owned 5,473,935 shares of the Company's common stock, representing 14% of such stock outstanding.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron (Note 14).

PRINCIPLES OF CONSOLIDATION

       The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

       The Company accounts for investments in joint ventures in which it owns between 20% and 50% using the equity method. Under the equity method, the Company records its initial investment in each joint venture at cost and adjusts the carrying value of the investment to recognize its proportionate share of the joint venture's earnings or losses. In instances where the Company has no obligation to provide additional funding to a joint venture, the Company discontinues applying the equity method when its investment has been reduced to zero.

FISCAL YEAR

       The Company has adopted a fiscal year ending the Saturday nearest September 30. References to fiscal 1999, 1998, and 1997 are for the years ended October 2, 1999, October 3, 1998, and September 27, 1997, respectively. Fiscal 1999 and 1997 each included 52 weeks; fiscal 1998 included 53 weeks.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

REVENUE RECOGNITION

       The Company generally recognizes product revenues upon shipment of its products. Prior to the Company exiting the spa business in June 1999 (Note 13), the Company offered a variety of treatment plans for its spa-based services, which included one-time services and multiple treatment plans that provided varying numbers of treatments or treatment periods. The Company recognized revenue from the one-time treatment plan upon performance of the related service. Revenues from multiple treatment plans were recognized over the anticipated treatment period, which was six months in each period based upon the average service pattern for customers treated.

       The Company earned an initial technology licensing fee and ongoing royalties from licensing its SoftLight technology to a network of independent physicians. Initial nonrefundable technology licensing fees were recorded as revenue at the time the technology was transferred to the practitioner. Royalties arising from hair-removal and skin-resurfacing procedures performed by these physicians were recognized when such procedures were performed.

       During fiscal 1998, the Company initiated the process of modifying the terms of its physician-licensing program under which per-procedure royalties were reduced or eliminated and a minimum royalty and/or flat periodic fee was required. Minimum royalties and flat fees were recognized monthly. During fiscal 1999, the Company began to terminate its physician-licensing program and by the end of calendar 1999 will no longer earn monthly royalties from licensees.

       The Company earned an initial technology licensing fee and ongoing technology licensing royalties from its international arrangements. Initial nonrefundable technology licensing fees were recorded as revenue at the time the technology was transferred. Ongoing technology licensing royalties were recorded when earned in accordance with contractual terms. The accompanying statement of operations includes international licensing fees of $724,000, $2,760,000, and $4,195,000 in fiscal 1999, 1998, and 1997, respectively. During fiscal 1999, the Company terminated or renegotiated the terms of its licensing arrangements in various countries (Note 13).

PRE-OPENING SPA COSTS

       The Company expensed all pre-opening costs associated with the establishment and startup of its former Spa Thira salons as such costs were incurred.

CONCENTRATION OF CREDIT RISK

       The Company sells its skin-care and other personal-care products primarily to regional and national stores and salons. As a result, a majority of the Company's receivables are with these customers. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.

The Company does not typically require collateral on its credit sales.

STOCK-BASED COMPENSATION PLANS

       The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 6). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

       The Company was required to file its own federal income tax returns for fiscal 1997 and 1998 because ThermoTrex's and Thermo Electron's equity ownership in the Company was below 80%. Effective in the second quarter of fiscal 1999, ThermoTrex's and Thermo Electron's equity ownership of the Company exceeded 80%. As a result, the Company and ThermoTrex will be included in Thermo Electron's consolidated tax return as provided for under a tax allocation agreement between the Company and Thermo Electron. This agreement provides that Thermo Electron charges or pays the Company amounts based on the Company's relative contribution to Thermo Electron's tax liability.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return, subject to determination of the need for a valuation allowance for any deferred tax assets (Note 7).

LOSS PER SHARE

       Basic loss per share has been computed by dividing net loss by the weighted average number of shares outstanding during the period. Diluted loss per share does not differ from basic loss per share because the effect of assuming the conversion of convertible obligations and the elimination of the related interest expense, the exercise of stock options, and the effect of redeemable common stock would be antidilutive, due to the Company's net loss in the periods presented. Options to purchase 2,031,000, 2,672,000, and 2,912,000 shares of common stock were not included in the computation of diluted loss per share for fiscal 1999, 1998, and 1997, respectively, due to the Company's net loss position in each period. In addition, the computation of diluted loss per share for each period excludes the effect of assuming the conversion of the Company's $115,000,000 principal amount of 4 3/8% subordinated convertible debentures, convertible at $17.385 per share, due to the Company's net loss position.

CASH AND CASH EQUIVALENTS

       At fiscal year-end 1998, $51,246,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement.

ADVANCE TO AFFILIATE

       Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.

INVENTORIES

       Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                                                1999           1998
----------------------------------------------------------------------------------------------------- -------------- -------------
Raw Materials and Supplies                                                                                 $ 3,240        $ 2,771
Work in Process                                                                                                384            759
Finished Goods                                                                                                 750          3,295
                                                                                                           -------        -------
                                                                                                           $ 4,374        $ 6,825
                                                                                                           =======        =======

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

       The Company periodically reviews the quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of product revenues any amounts required to reduce the carrying value of inventories to net realizable value.

PROPERTY, PLANT, AND EQUIPMENT

       The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: building, 40 years; machinery and equipment, 5 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                                                1999          1998
----------------------------------------------------------------------------------------------------- -------------- ------------
Land                                                                                                      $      -       $    730
Building                                                                                                         -          7,494
Machinery and Equipment                                                                                      4,554         30,773
Leasehold Improvements                                                                                       1,450         15,709
                                                                                                          --------       --------
                                                                                                             6,004         54,706
Less:  Accumulated Depreciation and Amortization                                                             3,115         11,276
                                                                                                          --------       --------
                                                                                                          $  2,889       $ 43,430
                                                                                                          ========       ========

OTHER ASSETS

       Other assets includes the long-term portion of a note receivable recorded at its estimated fair value (Note 13). Other assets also include a cost method investment in a private company that was written down to its estimated realizable value in fiscal 1999 (Note 13) and deferred debt expense, which is amortized over the term of the debt.

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

       The excess of cost over the fair value of net assets of the acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $1,367,000 and $1,187,000 at fiscal year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss. At October 2, 1999, this asset relates to the Company's CBI subsidiary.

DEFERRED LEASE LIABILITY

       Deferred lease liability in the accompanying balance sheet represents facilities rent that is being recognized ratably over the respective lease terms.

COMMON STOCK SUBJECT TO REDEMPTION

       In April 1997, the Company completed an exchange offer whereby its shareholders had the opportunity to exchange one share of existing Company common stock and $3.00 (in cash or Company common stock) for a new unit consisting of one share of Company common stock and one redemption right. The redemption right entitles the holder to sell the related share of common stock to the Company for $20.25 during the period from April 3, 2001, through April 30, 2001. The redemption right will expire and become worthless if the closing price of Company common stock is at least $26.00 for 20 of any 30 consecutive trading days. The redemption rights are guaranteed on a

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

subordinated basis by Thermo Electron. ThermoTrex has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. In connection with this offer, in April 1997, the Company issued 2,000,000 units in exchange for 2,261,706 shares of Company common stock and $502,000 in cash, net of expenses. As a result of these transactions, the Company reclassified $40,500,000 from "Shareholders' investment" to "Common stock subject to redemption," based on the issuance of 2,000,000 redemption rights, each carrying a maximum liability to the Company of $20.25.

       During fiscal 1999, Thermo Electron purchased 1,620,000 of the Company's units in the open market.

COMPREHENSIVE INCOME

       During the first quarter of fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income (loss) and "other comprehensive items," which prior to fiscal 1999 represented unrealized net of tax gains and losses on available-for-sale investments.

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       As discussed in Note 13, during fiscal 1999, the Company recorded significant restructuring and related costs associated with its Hair Removal segment. These amounts include management's best estimate of the exit costs associated with this business. It is reasonably possible that the amounts that the Company will ultimately expend could differ materially in the near term from the amounts recorded in the accompanying financial statements. The Company's estimates will be affected principally by the amount of future sublease income from its leased facilities and the result of any negotiations to settle the lease obligations.

PRESENTATION

       Certain amounts in fiscal 1998 and 1997 have been reclassified to conform to the presentation in the fiscal 1999 financial statements.

2. AVAILABLE-FOR-SALE INVESTMENTS

       The Company's debt securities are considered available-for-sale investments in the accompanying fiscal 1998 balance sheet, are carried at market value and represent investments in government-agency securities in which the cost approximated market value.

3. ACQUISITION

       In June 1998, a wholly owned subsidiary of the Company merged with The Greenhouse Spa, Inc., exchanging 1,000,000 shares of Company common stock, valued at $7,975,000 at the time of the transaction, and the repayment of $4,180,000 of debt for all of the outstanding stock of The Greenhouse Spa. The Greenhouse Spa operated a luxury, destination spa in Arlington, Texas.

       The acquisition was accounted for using the purchase method of accounting, and results of its operations have been included in the accompanying financial statements from the date of acquisition through the date of sale. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $7,686,000, which was being amortized over 40 years. Allocation of the purchase price was based on an estimate of the fair value of the net assets acquired. Pro forma data is not presented as this acquisition was not material to the Company's results of operations.

       In connection with certain restructuring activities, the Company sold The Greenhouse Spa in June 1999 (Note 13).

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. JOINT VENTURES

       The Company entered into joint venture arrangements to market its SoftLight system internationally. The Company currently has two joint venture arrangements in which it holds a 46% and 50% stake. Amounts advanced under such arrangements totaled $2,650,000 in fiscal 1998 and $1,144,000 in fiscal 1997. No amounts were advanced in fiscal 1999. As of October 2, 1999, the Company had no material obligation for further funding of such arrangements. The accompanying fiscal 1999, 1998, and 1997 statement of operations includes $200,000, $1,203,000, and $700,000, respectively, of equity in losses of joint ventures, reflecting the Company's share of losses from joint venture operations. During fiscal 1998, the Company liquidated its joint venture relating to the SoftLight system in France and in fiscal 1999 terminated or renegotiated the terms of its remaining joint venture arrangements (Note 13). The costs associated with these actions are included in restructuring and nonrecurring costs in the accompanying statement of operations.

5. COMMON STOCK

EXCHANGE OFFER

       In April 1997, the Company completed an exchange offer whereby the Company received 2,261,706 shares of its common stock and $502,000 in cash, net of expenses, from its shareholders in exchange for 2,000,000 units of common stock subject to redemption (Note 1).

RESERVED SHARES

       At October 2, 1999, the Company had reserved 9,799,000 unissued shares of its common stock for possible issuance under stock-based compensation plans and possible issuance upon conversion of its subordinated convertible debentures.

6. EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS

       The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. Two other plans permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. As of fiscal year-end 1999, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one to ten year period after the first anniversary of the grant date, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and ThermoTrex.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. EMPLOYEE BENEFIT PLANS (CONTINUED)

       In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 465,000 shares at a weighted average exercise price of $13.62 per share elected to participate in this exchange and, as a result, received options to purchase 232,000 shares of Company common stock at $4.66 per share, which are included in the fiscal 1999 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

       A summary of the Company's stock option activity is as follows:

                                                                  1999                    1998                      1997
                                                        -----------------------  -----------------------  ----------------------
                                                                       Weighted                 Weighted               Weighted
                                                            Number      Average     Number       Average     Number     Average
                                                                of     Exercise         of      Exercise         of    Exercise
(Shares in thousands)                                       Shares        Price     Shares         Price     Shares       Price
------------------------------------------------------- ----------- ------------ ----------- ------------ ---------- ------------
Options Outstanding, Beginning of Year                      2,492      $   7.57      2,888       $  8.72      2,820     $   7.50
 Granted                                                      321          4.46        972          7.51        341        14.97
 Exercised                                                    (54)         2.24       (358)         2.12       (173)        1.91
 Forfeited                                                    (534)       11.88      (1,010)       12.74       (100)        7.33
 Canceled due to exchange                                    (465)        13.62          -             -          -            -
                                                          -------                  -------                  -------
Options Outstanding, End of Year                            1,760       $  4.26      2,492       $  7.56      2,888     $   8.72
                                                          =======       =======    =======       =======    =======     ========
Options Exercisable                                         1,760       $  4.26      2,492       $  7.56      2,888     $   8.72
                                                          =======       =======    =======       =======    =======     ========
Options Available for Grant                                 1,225                      548                      410
                                                          =======                  =======                  =======

       A summary of the status of the Company's stock options at October 2, 1999, is as follows:

                                                                              Options Outstanding and Exercisable
                                                                -----------------------------------------------------------------
                                                                         Number                Weighted                 Weighted
                                                                             of                 Average                  Average
                                                                         Shares               Remaining                 Exercise
Range of Exercise Prices                                         (In thousands)        Contractual Life                    Price
----------------------------------------------------------- -------------------- ------------------------ -----------------------
$  1.75 - $  8.66                                                         1,672               4.3 years                  $   3.52
   8.67 -   15.57                                                            23               6.3 years                     12.57
  15.58 -   22.47                                                            30               4.4 years                     16.29
  22.48 -   29.38                                                            35               7.9 years                     23.93
                                                                         ------
$  1.75 - $29.38                                                          1,760               4.4 years                  $   4.26
                                                                         ======

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. EMPLOYEE BENEFIT PLANS (CONTINUED)

EMPLOYEE STOCK PURCHASE PROGRAM

       Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the plan year, and the shares purchased are subject to a one-year resale restriction. Prior to November 1, 1998, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net loss and loss per share would have been as follows:

(In thousands except per share amounts)                                                       1999           1998           1997
------------------------------------------------------------------------------------ -------------- --------------- -------------
Net Loss:
 As reported                                                                            $  (93,331)    $  (41,186)     $  (12,405)
 Pro forma                                                                                 (93,873)       (41,910)        (12,848)

Basic and Diluted Loss per Share:
 As reported                                                                                (2.37)          (1.07)          (.31)
 Pro forma                                                                                  (2.39)          (1.09)          (.32)

       Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

       The weighted average fair value per share of options granted was $2.31, $3.84, and $8.34 in fiscal 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                              1999           1998           1997
------------------------------------------------------------------------------------ -------------- --------------- -------------
Volatility                                                                                     52%            51%             50%
Risk-free Interest Rate                                                                       4.8%           5.6%            6.3%
Expected Life of Options                                                                 5.3 years      5.1 years       6.1 years

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. EMPLOYEE BENEFIT PLANS (CONTINUED)

401(k) SAVINGS PLAN

       The majority of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. The Company contributed and charged to expense for this plan $182,000, $220,000, and $207,000 in fiscal 1999, 1998, and 1997, respectively.

7. INCOME TAXES

       The components of the income tax (provision) benefit are as follows:

(In thousands)                                                                                 1999           1998         1997
-------------------------------------------------------------------------------------- -------------- ------------- ------------
Currently Payable:
 Federal                                                                                   $      -       $      -      $      -
 State                                                                                         (159)             -           (27)
                                                                                           --------       --------      --------
                                                                                               (159)             -           (27)
                                                                                           --------       --------      --------
Prepaid (Deferred):
 Federal                                                                                          -         (5,879)        6,226
 State                                                                                            -              -           193
                                                                                           --------       --------      --------
                                                                                                  -         (5,879)        6,419
                                                                                           $   (159)      $ (5,879)     $  6,392
                                                                                           ========       ========      ========

       The income tax (provision) benefit in the accompanying statement of operations differs from the amounts calculated by applying the statutory federal income tax rate of 34% to loss before income taxes due to the following:

(In thousands)                                                                                 1999           1998          1997
-------------------------------------------------------------------------------------- -------------- ------------- -------------
Income Tax (Provision) Benefit at Statutory Rate                                         $   31,678     $   12,004    $    6,391
Differences Resulting From:
 State income taxes, net of federal tax                                                        (159)             -           110
 Nondeductible expenses                                                                        (161)          (120)         (109)
 Increase in valuation allowance                                                            (31,517)       (17,763)            -
                                                                                         ----------     ----------    ----------
                                                                                         $     (159)    $   (5,879)   $    6,392
                                                                                         ==========     ==========    ==========

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7. INCOME TAXES (CONTINUED)

       Prepaid income taxes in the accompanying balance sheet consists of the following:

(In thousands)                                                                                               1999          1998
---------------------------------------------------------------------------------------------------- -------------- ------------
Prepaid Income Taxes:

 Net operating loss carryforward                                                                         $  39,897      $  19,634
 Inventory basis differences                                                                                 1,251            409
 Accruals and other reserves                                                                                 8,294          2,598
 Accrued compensation                                                                                          262            280
 Fixed assets                                                                                                  753         (3,609)
 Other, net                                                                                                    883            511
                                                                                                         ---------      ---------
                                                                                                            51,340         19,823
 Less:  Valuation allowance                                                                                 51,340         19,823
                                                                                                         ---------      ---------
                                                                                                         $       -      $       -
                                                                                                         =========      =========

       The valuation allowance relates primarily to loss carryforwards. During fiscal 1998, the Company established a valuation allowance totaling $5,879,000 for previously benefited loss carryforwards. The Company took this action as a result of increased operating losses, uncertainty concerning its ability to successfully convert its existing spas to Greenhouse day spas (Note 1), and resulting uncertainty concerning realization of the tax asset. Based on these factors, the Company concluded in fiscal 1998 that it was more likely than not that the tax benefit from the Company's loss carryforwards would not be realized. As of October 2, 1999, the Company had federal tax net operating loss carryforwards of approximately $114,000,000 that will begin to expire in fiscal 2009.

       As of June 1999, ThermoTrex's and Thermo Electron's combined equity ownership of the Company increased to greater than 80%, and as a result, the Company and ThermoTrex will be included in Thermo Electron's consolidated federal income tax return for periods thereafter. The majority of the existing tax loss carryforwards of the Company were generated at a time when it was not in a consolidated tax group with Thermo Electron. The Company's ability to obtain a benefit for such tax loss carryforwards is dependent on the level of its future taxable income. Tax losses incurred by the Company after it became part of a consolidated tax group with Thermo Electron in June 1999 may be usable by Thermo Electron under certain circumstances, and the Company will be paid by Thermo Electron for the use of such tax losses pursuant to a tax allocation agreement with Thermo Electron. Such payments are reflected as contributions to shareholders' investment. As of October 2, 1999, the Company has recorded a receivable of $720,000 from Thermo Electron for the tax benefit resulting from approximately $2,000,000 of losses generated by the Company subsequent to being included in the Thermo Electron consolidated tax group.

8. RELATED-PARTY TRANSACTIONS

CORPORATE SERVICES AGREEMENT

       The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar years 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $290,000, $348,000, and $452,000 in fiscal 1999, 1998, and 1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. RELATED-PARTY TRANSACTIONS (CONTINUED)

Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

OTHER RELATED-PARTY SERVICES

       ThermoTrex provided personnel administration, accounting, data processing, and general administrative management services to the Company, and charged the Company based on actual usage. This agreement was terminated during fiscal 1997 and services are no longer being provided. The Company was charged $144,000 for these services in fiscal 1997.

OPERATING LEASES

       Through the third quarter of fiscal 1999, the Company subleased office and research facilities from ThermoTrex and was charged for the actual square footage occupied at approximately the same cost-per-square-foot paid by ThermoTrex under its prime lease. The accompanying statement of operations includes expenses from this sublease of $111,000, $306,000, and $296,000 in fiscal 1999, 1998, and 1997, respectively.

LASER MANUFACTURING ARRANGEMENT

       During fiscal 1999, 1998, and 1997, the Company purchased laser systems and components at an aggregate cost of $3,414,000, $2,902,000, and $11,390,000, respectively, from Trex Medical Corporation, a majority-owned subsidiary of ThermoTrex.

OTHER RELATED-PARTY PURCHASES

       During fiscal 1999 and 1998, the Company purchased products totaling $169,000 and $241,000, respectively, from Bird Products Corporation, a wholly owned subsidiary of Thermo Electron.

SUBORDINATED CONVERTIBLE DEBENTURES

       See Note 9 for subordinated convertible debentures of the Company that are held by Thermo Electron.

CASH MANAGEMENT

       The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.

9. SUBORDINATED CONVERTIBLE DEBENTURES

       In August 1997, the Company issued and sold at par value $115,000,000 principal amount of 4 3/8% subordinated convertible debentures due 2004 (Note
14). The debentures are convertible into shares of the Company's common stock at a conversion price of $17.385 per share and are guaranteed on a subordinated basis by Thermo Electron. ThermoTrex has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. Thermo Electron purchased $3,725,000 and $4,500,000 principal amount of such debentures in the open market in fiscal 1999 and 1998, respectively.

       See Note 11 for fair value information pertaining to these debentures.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

       In addition to the leases described in Note 8, the Company occupies office, manufacturing, warehouse, and service facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $4,436,000, $4,867,000, and $3,806,000 in fiscal 1999,
1998, and 1997, respectively. Future minimum payments due under noncancellable operating leases as of October 2, 1999, are $2,954,000 in fiscal 2000; $2,976,000 in fiscal 2001; $3,019,000 in fiscal 2002; $3,080,000 in fiscal 2003;
$2,751,000 in fiscal 2004; and $9,816,000 in fiscal 2005 and thereafter. Total future minimum lease payments are $24,596,000, of which $21,798,000 relates to lease payments for the spas that have been closed and sold, for which the Company will be responsible in the event that the buyer of the Greenhouse day spas does not continue to sublease these facilities. This amount, net of assumed sublease income, is included in accrued restructuring costs in the accompanying fiscal 1999 balance sheet (Note 13).

TECHNOLOGY LICENSE AGREEMENT

       In February 1993, the Company entered into an irrevocable exclusive technology license agreement for the use of the laser-based hair-removal system technology. Under the terms of the agreement, the Company will pay a royalty equal to 0.25% of the revenues recorded from the sale or use of the laser-based hair-removal system through February 10, 2010. No material amounts have been incurred under this agreement.

CONTINGENCIES

       The Company has from time to time received allegations that its SoftLight laser-based hair-removal system infringes the intellectual property rights of others, and the Company may continue to receive such allegations in the future. In general, an owner of intellectual property can prevent others from using such property and is entitled to damages for unauthorized past usage. The Company has investigated the bases of the allegations it has received to date and, based on opinions of its counsel, believes that if it were sued on these bases it would have meritorious defenses.

       The Company is contingently liable with respect to lawsuits and other matters that arose in the ordinary course of business. In the opinion of management, these contingencies will not have a material adverse effect upon the financial position of the Company or its results of operations.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, accounts payable, due to/from parent company and affiliated companies, subordinated convertible debentures, and common stock subject to redemption. The carrying amounts of the Company's cash and cash equivalents, advance to affiliate, accounts receivable, accounts payable, and amounts due to/from parent company and affiliated companies approximate fair value due to their short-term nature.

       Available-for-sale investments are carried at fair value in the accompanying fiscal 1998 balance sheet. The fair values were determined based on quoted market prices. See Note 2 for information pertaining to the fair value of available-for-sale investments.

       The fair value of the Company's subordinated convertible debentures, based on quoted market prices, was $90,850,000 and $95,519,000 at October 2, 1999, and October 3, 1998, respectively. The fair value is less than the carrying amount in both periods, primarily due to a decrease in the market price of the Company's common stock relative to the conversion price of the debentures.

       The fair value of the Company's common stock subject to redemption, based upon quoted market prices, was $34,750,000 and $30,750,000 at October 2, 1999, and October 3, 1998, respectively.

12. BUSINESS SEGMENT INFORMATION

       The Company organizes and manages its businesses by individual functional operating entity. The Company's businesses operate in two segments: Hair-removal and Related Activities (Hair Removal) and Health and Beauty Products.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12. BUSINESS SEGMENT INFORMATION (CONTINUED)

       The Company's Hair Removal segment has marketed its SoftLight hair-removal and SoftLight Laser Peel skin-resurfacing services through a network of independent doctors as well as internationally through joint ventures and other licensing arrangements. The Company also has offered licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing licensing fees. Prior to the sale of the Greenhouse spas in June 1999 (Note 13), the Company provided hair-removal and skin-resurfacing services as well as more traditional day spa services, such as massages and facials, through its spa locations. During fiscal 1999, the Company began the process of terminating its physician-licensing program, and terminated or renegotiated the terms of its joint ventures and licensing arrangements in various countries.

       The Company's CBI subsidiary represents the Health and Beauty Products segment, which manufactures and markets skin-care, bath, and body products and markets dietary supplements.

(In thousands)                                                                                     1999        1998          1997
------------------------------------------------------------------------------------------- ------------ ------------ -----------

Revenues:
 Hair Removal                                                                               $    13,159  $   17,326   $    21,037
 Health and Beauty Products                                                                      23,096      22,765        24,196
                                                                                            -----------  ----------   -----------
                                                                                            $    36,255  $   40,091   $    45,233
                                                                                            ===========  ==========   ===========
Loss Before Income Taxes:
 Hair Removal (a)                                                                           $   (79,866) $  (31,267)  $   (19,383)
 Health and Beauty Products (b)                                                                  (5,820)     (1,612)          604
 Corporate (c)                                                                                     (587)       (394)         (791)
                                                                                            -----------  ----------   -----------
 Total operating loss                                                                           (86,273)    (33,273)      (19,570)
 Interest and other income (expense), net                                                        (6,899)     (2,034)          773
                                                                                            -----------  ----------   -----------
                                                                                            $   (93,172) $  (35,307)  $   (18,797)
                                                                                            ===========  ==========   ===========
Total Assets:
 Hair Removal (a)                                                                           $     9,106  $   53,299   $    46,478
 Health and Beauty Products (b)                                                                  18,948      21,719        18,347
 Corporate (d)                                                                                   17,924      59,197       109,770
                                                                                            -----------  ----------   -----------
                                                                                            $    45,978  $  134,215   $   174,595
                                                                                            ===========  ==========   ===========
Depreciation and Amortization:
 Hair Removal                                                                               $     4,636  $    6,055   $     3,481
 Health and Beauty Products                                                                       1,056         906           829
 Corporate                                                                                          323         273            35
                                                                                            -----------  ----------   -----------
                                                                                            $     6,015  $    7,234   $     4,345
                                                                                            ===========  ==========   ===========
Capital Expenditures:
 Hair Removal                                                                               $     4,301  $    3,437   $    26,156
 Health and Beauty Products                                                                         833       1,076           651
                                                                                            -----------  ----------   -----------
                                                                                            $     5,134  $    4,513   $    26,807
                                                                                            ===========  ==========   ===========

(a) Reflects restructuring and related costs of $64.3 million and $10.2 million in fiscal 1999 and 1998, respectively, and the sale of spas in fiscal 1999.

(b) Reflects restructuring and related costs of $3.4 million in fiscal 1999.

(c) Primarily general and administrative expenses.

(d) Primarily cash and cash equivalents and advance to affiliate.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. RESTRUCTURING AND RELATED COSTS AND SALE OF SPAS

RESTRUCTURING AND RELATED COSTS

       During fiscal 1998, the Company initiated certain restructuring activities, including the announced closure of three domestic spas and the termination of a joint venture that operated its spa in France following unsuccessful efforts to reduce significant operating losses at these facilities. Two of the domestic spas were closed during the first quarter of fiscal 1999. The Company closed the third spa, as well as two additional spas, in the third quarter of fiscal 1999. Also during fiscal 1999, the Company sold its remaining nine day spas, as well as the stock in its destination spa, The Greenhouse Spa, Inc., following a determination that the Company would be unable to operate these facilities profitably. In connection with the sale and closures announced in fiscal 1999, as well as other actions, the Company recorded restructuring and related costs of $67.7 million, including restructuring costs of $60.3 million, an investment write-down of $3.4 million, inventory provisions of $2.3 million, and provisions for uncollectible accounts receivable of $1.7 million. The restructuring costs include a $19.9 million loss on the sale of the spa business, discussed below; $17.4 million for the write-off of leasehold improvements and equipment, primarily pertaining to the hair-removal business; $11.7 million for ongoing lease obligations, net of assumed sublease income; $10.0 million of estimated costs to terminate certain other obligations related to the Company's hair-removal business (primarily payments to licensees and joint venture partners to sever relationships and terminate all existing arrangements); $0.4 million for losses on laser purchase commitments; $0.3 million for the write-down of investments in international joint ventures; and $0.4 million for other related charges. The fiscal 1999 restructuring charges are net of a reduction of $1.2 million in the cost of the fiscal 1998 restructuring plan, principally due to the favorable resolution of certain lease obligations. In addition, fiscal 1999 restructuring costs include $0.2 million of severance costs for 26 employees across all functions, 23 of whom were terminated during fiscal 1999. The fiscal 1999 restructuring actions commenced in June 1999, and are expected to be substantially completed by the middle of calendar 2000.

       Provisions for severance and leases were accounted for in accordance with Emerging Issues Task Force Pronouncement No. 94-3. In the accompanying statement of operations, the inventory provisions are included in cost of product revenues, the provisions for uncollectible accounts receivable are included in selling, general, and administrative expenses, and the investment write-down is included in other expense. The inventory provisions were for certain branded product lines at the Company's CBI subsidiary that have been discontinued and the investment write-down was to reduce the carrying value of the Company's investment in a privately held company to its estimated realizable value. The accounts receivable write-down resulted principally from certain international receivables that the Company deems uncollectible due to the decision to cease international operations and, to a lesser extent, from the bankruptcy of a retail chain customer of CBI.

       During fiscal 1998, the Company's Hair Removal segment recorded restructuring costs of $10.2 million. These costs consist of $4.6 million related to the closure of three domestic Spa Thira locations, including $2.4 million for the write-off of leasehold improvements and related spa assets and $2.2 million primarily for abandoned-facility payments, net of assumed sublease income. In addition, in connection with the closure of its spa in France, which operated under a joint venture agreement, the Company recorded costs of $3.6 million, including payments of $2.3 million to third parties to liquidate the joint venture and $1.3 million to write off its remaining investment. Restructuring costs also include $1.9 million related to certain actions including the relocation of the Company's corporate office to its CBI subsidiary in Carrollton, Texas. This amount primarily represents severance of $1.1 million for 40 terminated employees and the write-off of fixed assets no longer of use. The fiscal 1998 restructuring actions commenced in June 1998, and were completed during the first quarter of fiscal 2000. The fiscal 1998 restructuring plan was completed for $1.2 million less than had been accrued, primarily as a result of a favorable settlement of certain lease obligations. The

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. RESTRUCTURING AND RELATED COSTS AND SALE OF SPAS (CONTINUED)

charges recorded by the Company in fiscal 1999 and 1998 were substantially noncash except for amounts recorded as accrued restructuring costs. A summary of activity in accrued restructuring costs is as follows:

                                                                                     Hair Removal Segment
                                                                ----------------------------------------------------------------
                                                                                 Abandonment
                                                                                   of Excess        Other Exit
(In thousands)                                                   Severance        Facilities       Obligations             Total
--------------------------------------------------------- ----------------- ----------------- ----------------- -----------------
FISCAL 1998 RESTRUCTURING PLAN
 Provision charged to expense in fiscal 1998 (a)                 $   1,169         $   2,399         $   2,394         $   5,962
 Fiscal 1998 usage                                                    (757)                -               (52)             (809)
                                                                 ---------         ---------         ---------         ---------
 BALANCE AT OCTOBER 3, 1998                                            412             2,399             2,342             5,153
 Fiscal 1999 usage                                                    (412)           (1,258)           (2,216)           (3,886)
 Transfer to fiscal 1999 restructuring plan
    principally due to favorable resolution of
    lease obligations                                                    -            (1,141)              (76)           (1,217)
                                                                 ---------         ---------         ---------         ---------
 BALANCE AT OCTOBER 2, 1999                                      $       -         $       -         $      50         $      50
                                                                 =========         =========         =========         =========
FISCAL 1999 RESTRUCTURING PLAN
 Transfer from fiscal 1998 restructuring plan
    principally due to favorable resolution of lease
    obligations                                                  $       -         $   1,141         $      76         $   1,217
 Provision charged to expense in fiscal 1999 (b)                       157            11,728            10,400            22,285
 Fiscal 1999 usage                                                     (58)           (1,870)           (2,783)           (4,711)
                                                                 ---------         ---------         ---------         ---------
 BALANCE AT OCTOBER 2, 1999                                      $      99         $  10,999         $   7,693         $  18,791
                                                                 =========         =========         =========         =========

(a) Excludes noncash restructuring charges at the Hair Removal segment of $2.9 million, primarily for the write-off of leasehold improvements and related spa assets and $1.3 million for the write-off of its remaining investment in the joint venture in France.

(b) Excludes noncash restructuring charges at the Hair Removal segment of $19.9 million for the loss on the sale of the spa business, $17.3 million for the write-off of leasehold improvements and equipment, and $0.3 million for the write-down of investments in international joint ventures. Excludes noncash charges at the Health and Beauty Products segment of $0.1 million for the write-off of equipment no longer in use and $0.4 million for other related charges.

       Of the total restructuring costs accrued as of October 2, 1999, the Company expects to pay $0.5 million during the remainder of calendar 1999, $9.5 million in calendar 2000, and $8.8 million in calendar 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. RESTRUCTURING AND RELATED COSTS AND SALE OF SPAS (CONTINUED)

SALE OF SPAS

       In June 1999, the Company sold the stock of its destination spa, The Greenhouse Spa, Inc., and the assets, subject to certain liabilities, of its domestic day spas to companies in which the former president of its day spa division has a controlling interest. The aggregate sales price of $12.5 million consists of two promissory notes that bear interest at 10% and are due in June 2000, subject to a six-month extension period that is contingent upon, among other conditions, payment of $4.0 million of the outstanding balance on the promissory note relating to the sale of The Greenhouse Spa, Inc. Accordingly, in the accompanying fiscal 1999 balance sheet, the $4.0 million current portion of the notes receivable is included in other current assets and the balance, which has been recorded at its estimated fair value, is classified as long-term, and is included in other assets. The Company recorded a loss of $19.9 million on the sale of the spa business during fiscal 1999. Unaudited revenues and operating losses before restructuring costs of the spa business were $9.0 million and $19.3 million, respectively, in fiscal 1999.

14. PROPOSED REORGANIZATION

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. The public shareholders of the Company would receive common stock in Thermo Electron in exchange for their shares. In December 1999, the boards of directors of the Company and Thermo Electron approved a definitive agreement and plan of merger pursuant to which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron and ThermoTrex in exchange for shares of Thermo Electron's common stock (TMO common stock). The Company's board of directors approved the merger agreement based on a recommendation of its special committee, which was charged with representing the interests of the Company's public shareholders.

       Under the agreement, the number of shares of TMO common stock to be issued to the Company's public shareholders will be determined at the completion of the merger (the effective date), as described below.

(1) If the average closing price of TMO common stock is between $11.925 and $17.887 for the 20 trading days prior to the effective date of the merger, a preliminary exchange ratio of 0.158 shares of TMO common stock for each share of Company common stock would be adjusted on the effective date by multiplying 0.158 by a fraction of which the numerator would be $14.906 (the average per-share closing price of TMO common stock for the 20 trading days ended December 13, 1999), and of which the denominator would be the average per-share closing price of TMO common stock for the 20 trading days ending on the day before the effective date.

(2) If the average closing price of TMO common stock for the 20 trading days prior to the effective date is below $11.925, the exchange ratio would be fixed at 0.198 shares of TMO common stock per share of Company common stock.

(3) If the average closing price of TMO common stock for the 20 trading days prior to the effective date is above $17.887, the exchange ratio would be fixed at 0.132 shares of TMO common stock per share of Company common stock.

       In addition, under the agreement, units of the Company (currently consisting of one share of Company common stock coupled with the right to have the Company redeem that share for $20.25 in April 2001) would be modified so that, following the merger, each unit would consist of a fractional share of TMO common stock (in an amount determined using the exchange ratio described above), which would be redeemable in April 2001 for $20.25. The cash value of the redemption right would remain constant before and after the merger.

       This proposal is subject to certain conditions including the completion of review by the Securities and Exchange Commission of certain required filings regarding the proposed transaction and listing on the New York Stock Exchange of TMO common stock to be issued in connection with the merger.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. PROPOSED REORGANIZATION (CONTINUED)

       In October 1999, the American Stock Exchange (the Exchange) notified the Company that if the Company did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting the Company's shares from the Exchange due to a possible failure to meet listing requirements. Holders of the Company's subordinated convertible debentures would be entitled to have their debentures redeemed by the Company if the Company's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, described above, the Company expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying fiscal 1999 balance sheet.

15. UNAUDITED QUARTERLY INFORMATION

(In thousands except per share amounts)

1999                                                                              First        Second     Third (a)       Fourth
-------------------------------------------------------------------------- ------------- ------------- ------------- ------------
Revenues                                                                     $    9,546    $    9,815    $   11,024    $    5,870
Gross Profit                                                                     (1,844)       (2,060)       (5,432)          991
Net Loss                                                                         (8,104)       (7,033)      (76,044)       (2,150)
Basic and Diluted Loss per Share                                                  (.21)         (.18)        (1.93)         (.06)

1998                                                                              First        Second         Third   Fourth (b)
-------------------------------------------------------------------------- ------------- ------------- ------------- ------------
Revenues                                                                     $   13,449    $    8,092    $    8,943    $    9,607
Gross Profit                                                                      3,430        (1,339)          119             6
Net Loss                                                                         (2,035)       (8,535)       (8,349)      (22,267)
Basic and Diluted Loss per Share                                                  (.05)         (.22)         (.22)         (.57)

(a) Reflects restructuring and related costs of $67.7 million and the sale of spas.

(b) Reflects restructuring costs of $10.2 million and the establishment of a tax valuation allowance.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ThermoLase Corporation:

       We have audited the accompanying consolidated balance sheet of ThermoLase Corporation (a Delaware corporation and 71%-owned subsidiary of ThermoTrex Corporation) and subsidiaries as of October 2, 1999, and October 3, 1998, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended October 2, 1999. These consolidated financial statements are the responsibility of the Company's management.

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoLase Corporation and subsidiaries as of October 2, 1999, and October 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 1999, in conformity with generally accepted accounting principles.



                                                 Arthur Andersen LLP



Boston, Massachusetts
November 9, 1999 (except with
respect to the matter discussed in
Note 14, as to which the date is
December 16, 1999)

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

       The Company's businesses operate in two segments: Hair-removal and Related Activities (Hair Removal) and Health and Beauty Products. The Company's Hair Removal segment has developed a laser-based system called SoftLight(R) for the removal of unwanted hair. The SoftLight system uses a low-energy, dermatology laser in combination with a lotion that absorbs the laser's energy to disable hair follicles. In April 1995, the Company received clearance from the U.S. Food and Drug Administration (FDA) to commercially market hair-removal services using the SoftLight system. The Company began earning revenue from the SoftLight system in the first quarter of fiscal 1996 as a result of opening its first commercial location (Spa Thira) in November 1995. The Company opened a total of four spas during fiscal 1996, opened nine additional spas during fiscal 1997, and opened its fourteenth spa in October 1997. In May 1998, the Company received clearance from the FDA to market cosmetic skin-resurfacing services, known as the SoftLight Laser Peel, using the same laser as the Company's hair-removal system.

       In June 1996, the Company commenced a program to license to physicians and others the right to perform the Company's patented SoftLight hair-removal procedure. The Company also provides the licensees with the lasers and lotion that are necessary to perform the service. In June 1998, the Company began to offer the SoftLight Laser Peel procedure through its spas and other licensees.

       During the second quarter of fiscal 1998, the Company began to experience a decrease in revenues from its hair-removal services. In response to this trend and in an attempt to establish price points and other conditions designed to increase demand and revenues, in April 1998 the Company significantly reduced treatment prices at its spa locations and modified the terms and conditions offered to licensees. Under the terms of the modified licenses, per-procedure royalties were reduced or eliminated and a minimum royalty and/or flat periodic fee requirement was introduced. In fiscal 1999, the Company began offering licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing license fees.

     Beginning in January 1996, the Company sought to market the SoftLight system internationally through joint ventures and other licensing arrangements.

     In connection with its June 1998 acquisition of The Greenhouse Spa, Inc., a full-service, luxury, destination spa (Note 3), the Company converted 11 domestic Spa Thiras to Greenhouse day spas. In addition to hair-removal and skin-resurfacing services, these facilities offered more traditional day-spa services, such as massages and facials. Following conversion of the facilities to Greenhouse day spas, significant losses continued and, during fiscal 1998, the Company initiated certain restructuring actions, including the announced closure of three of its domestic day spas and the termination of a joint venture that operated its spa in France. The Company closed two of the domestic day spas in November 1998 and the third spa, as well as two additional spas, were closed in the third quarter of fiscal 1999. In May 1999, the Company announced additional plans to undertake a broad-scale restructuring of its business. As part of the restructuring plan, the Company decided to exit the spa business and, as a result, sold The Greenhouse Spa, Inc., located in Arlington, Texas, and the remaining nine Greenhouse day spas. In addition, the Company has begun the process of terminating the physician-licensing program and has terminated or renegotiated the terms of its international joint venture arrangements as well as discontinuing certain branded product lines at the Company's Creative Beauty Innovations, Inc. (CBI) subsidiary (Note 13). The Company expects to complete its restructuring plan by the middle of calendar 2000.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW (CONTINUED)

       The Company's CBI subsidiary represents the Health and Beauty Products segment, which manufactures and markets skin-care, bath, and body products and markets dietary supplements. This business represents the Company's principal operations following the sale of the spas and the termination of various licensing agreements.

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

       Revenues were $36.3 million and $40.1 million in fiscal 1999 and 1998, respectively. The Company's Hair Removal segment earned service revenues of $10.2 million in fiscal 1999, compared with $17.3 million in fiscal 1998. Spa revenues decreased in fiscal 1999 primarily due to the sale and closure of the Company's Greenhouse day spas during the year (Note 13), as well as lower demand and price reductions at the Company's spas while they were in operation. Revenues from the Company's licensing program decreased in fiscal 1999, compared with fiscal 1998, due to a reduction in the number of participating licensees, a reduction in royalty rates and other changes to the financial terms of the licenses, and a decrease in the number of one-time fees from new licensees. During fiscal 1999, the Company began to terminate its licensing program, and by the end of calendar 1999 will no longer earn monthly royalties from licensees. International revenues decreased due to a decline in minimum guaranteed payments recorded upon granting technology rights under international licensing arrangements. During fiscal 1999, the Company terminated or renegotiated the terms of its international licensing arrangements. These decreases in revenues were offset in part by an increase in revenues of $2.2 million from The Greenhouse Spa, Inc., acquired in June 1998 (Note 3). In June 1999, the Company sold The Greenhouse Spa, Inc. (Note 13).

       The Company earned product revenues of $26.1 million in fiscal 1999, compared with $22.8 million in fiscal 1998. Product revenues include sales at the Health and Beauty Products segment, and in the fiscal 1999 period, beauty product sales at the Company's spas and lasers sold in international and domestic markets by the Company's Hair Removal segment. Product revenues at the Hair Removal segment increased due to the introduction of sales of SoftLight lasers in fiscal 1999, as well as an increase in sales of beauty products at the spas. As a result of the sale of the spa business in June 1999 (Note 13), the Company no longer sells its beauty products at the spas. Product revenues at the Health and Beauty Products segment increased to $23.1 million in fiscal 1999 from $22.8 million in fiscal 1998, primarily due to increased demand for its custom products.

       The gross profit margin was negative 23% in fiscal 1999 compared with a gross profit margin of 6% in fiscal 1998. The Company's service revenues had a negative gross profit of $13.8 million in fiscal 1999, compared with a negative gross profit of $5.0 million in fiscal 1998. This decrease in gross profit was primarily due to increased overhead costs as a result of the assembly of a management team to oversee the spa operations prior to the Company's decision to sell the spa business and increased spa-specific marketing and advertising expenses related to the Company's conversion of its existing spas to Greenhouse day spas prior to their sale. To a lesser extent, the gross profit margin decreased due to a reduction in higher-margin minimum guaranteed payments relating to international licensing arrangements and initial sign-up fees relating to the licensing program. The Company's product revenues had a gross profit margin of 21% in fiscal 1999 compared with 32% in fiscal 1998, primarily due to the write-off of inventory related to exiting certain branded product lines (Note 13) and, to a lesser extent, changes in product mix.

       Selling, general, and administrative expenses decreased to $16.1 million in fiscal 1999 from $22.3 million in fiscal 1998, primarily due to ongoing cost reduction efforts implemented by the Company during the second half of fiscal 1998. These efforts primarily included reductions in personnel. This decrease was offset in part by a $1.7 million provision for uncollectible accounts receivable (Note 13), principally for accounts receivable from parties with whom the Company is terminating business relationships.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)

       Research and development expenses decreased to $1.5 million in fiscal 1999 from $3.0 million in fiscal 1998, primarily due to a reduction in the number of outside testing facilities and consultants used by the Company, as well as a reduction in payroll costs.

       During fiscal 1999, the Company undertook certain restructuring actions, including the sale of The Greenhouse Spa, Inc. and the remaining nine Greenhouse day spas, as well as other actions. As a result, the Company recorded restructuring and nonrecurring costs of $60.3 million (Note 13). The Company expects that the restructuring actions will be completed by the middle of calendar 2000.

       Interest income decreased to $2.1 million in fiscal 1999 from $4.5 million in fiscal 1998, primarily due to lower average invested balances. Interest expense was relatively unchanged at $5.4 million and $5.3 million in fiscal 1999 and 1998, respectively.

       Equity in losses of joint ventures in the accompanying statement of operations represents the Company's proportionate share of losses from its international joint ventures (Note 4).

       Other expense in fiscal 1999 represents the write-down of an investment to its net realizable value (Note 13).

FISCAL 1998 COMPARED WITH FISCAL 1997

       Revenues were $40.1 million and $45.2 million in fiscal 1998 and 1997, respectively. The Company's Hair Removal segment earned service revenues of $17.3 million in fiscal 1998, compared with $21.0 million in fiscal 1997. The decrease in revenues resulted in part from reduced demand and price reductions at the Company's Spa Thira locations in fiscal 1998 compared with fiscal 1997, offset in part by an increase in the number of U.S. spas to 14, compared with 13 spas in fiscal 1997. Revenues from the Company's licensing program decreased in fiscal 1998, compared with fiscal 1997, due to a reduction in royalty rates and other changes to the financial terms of the licenses and the termination of two significant licensing contracts, as well as a decrease in the number of one-time fees from new licensees. Service revenues included $2.8 million and $4.2 million in fiscal 1998 and 1997, respectively, for minimum guaranteed payments recorded upon granting technology rights under the Company's international licensing arrangements. These decreases in revenues were offset in part by the inclusion of $0.8 million in revenues from The Greenhouse Spa, Inc., acquired in June 1998 (Note 3).

       Product revenues at the Health and Beauty Products segment decreased to $22.8 million in fiscal 1998 from $24.2 million in fiscal 1997, primarily due to a shift by certain of its retail customers away from health- and beauty-aid sales.

       The gross profit margin decreased to 6% in fiscal 1998 from 20% in fiscal 1997. The Company's service revenues had a negative gross profit of $5.0 million in fiscal 1998, compared with gross profit of $1.4 million in fiscal 1997. Each period was impacted by the operations of the Spa Thira business, which was operating below maximum capacity as the Company attempted to develop its client base, expand its product lines, and refine its operating procedures. The gross profit margin decreased in fiscal 1998, primarily due to decreased revenues at the Company's Spa Thira locations and the licensing program, as well as increased fixed costs associated with operating more spas in fiscal 1998. This decrease in the gross profit margin was offset in part by the effect of licensing fees and minimum guaranteed payments relating to international licensing arrangements, which have a relatively high gross profit margin. In addition, fiscal 1997 was negatively impacted by pre-opening costs incurred in connection with new spa openings. The Company's product revenues had a gross profit margin of 32% in both periods.

       Selling, general, and administrative expenses as a percentage of revenues increased to 56% in fiscal 1998 from 51% in fiscal 1997, primarily due to a decrease in revenues. Selling, general, and administrative expenses decreased to $22.3 million in fiscal 1998 from $23.0 million in fiscal 1997, primarily due to the cost reduction efforts implemented by the Company during the second half of fiscal 1998. These efforts primarily included reductions in personnel.

       Research and development expenses decreased to $3.0 million in fiscal 1998 from $5.7 million in fiscal 1997, primarily due to a reduction in the number of outside testing facilities and consultants used by the Company, as well as a reduction in payroll costs.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FISCAL 1998 COMPARED WITH FISCAL 1997 (CONTINUED)

       During fiscal 1998, the Company recorded restructuring costs of $10.2 million, primarily related to closing three of its domestic spas, closing its spa in France and liquidating the related French joint venture, and relocating its corporate office to its CBI subsidiary in Carrollton, Texas (Note 13).

       Interest income increased to $4.5 million in fiscal 1998 from $2.1 million in fiscal 1997, primarily due to interest income earned on the invested proceeds from the Company's August 1997 issuance of $115.0 million principal amount of 4 3/8% subordinated convertible debentures, offset in part by cash used to fund the Company's loss. Interest expense increased to $5.3 million in fiscal 1998 from $0.6 million in fiscal 1997, primarily due to the inclusion of a full period of interest expense on the subordinated convertible debentures.

       Equity in losses of joint ventures in the accompanying statement of operations represents the Company's proportionate share of losses from its international joint ventures, beginning in the third quarter of fiscal 1997 (Note 4).

       The provision for income taxes in fiscal 1998 reflects the establishment of a valuation allowance for the tax asset associated with previously benefited loss carryforwards and the tax loss arising in fiscal 1998. The Company establishes valuation allowances in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The increase in the valuation allowance in fiscal 1998 is a result of the Company's increased operating losses, uncertainty concerning the Company's ability to successfully convert its existing spas to Greenhouse day spas, and resulting uncertainty concerning realization of the tax asset (Note 7).

LIQUIDITY AND CAPITAL RESOURCES

       Consolidated working capital was $5.2 million at October 2, 1999, compared with $48.6 million at October 3, 1998. Included in working capital are cash, cash equivalents, and available-for-sale investments of $1.4 million at October 2, 1999, compared with $55.9 million at October 3, 1998. In addition, as of October 2, 1999, the Company had $15.4 million invested in an advance to affiliate. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron Corporation, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. Operating activities used $35.2 million of cash during fiscal 1999. Cash was used primarily to fund the Company's loss, excluding noncash items, as well as a decrease in accounts payable, which used $2.2 million of cash, primarily due to the timing of payments. Cash of $11.2 million was provided by an increase in other accrued liabilities, primarily due to the restructuring costs recorded during fiscal 1999, which were not paid as of October 2, 1999. Of the total restructuring costs accrued as of October 2, 1999, the Company expects to pay $0.5 million during the remainder of calendar 1999, $9.5 million in calendar 2000, and $8.8 million in calendar 2001 and thereafter through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

       Excluding available-for-sale investment and advance to affiliate activity, the Company's primary investing activity during fiscal 1999 consisted primarily of $5.1 million for purchases of property and equipment, including the purchase of laser systems and components from Trex Medical Corporation, a majority-owned subsidiary of ThermoTrex Corporation (Note 8).

       The Company has an obligation to pay $40.5 million, in the aggregate, to the holders of redemption rights if all of the holders thereof exercise their redemption rights in April 2001 when such rights become exercisable. The Company does not have sufficient funds to satisfy these obligations and the exercise of the redemption rights would have a material adverse effect on the Company's liquidity and financial position. Thermo Electron has guaranteed such obligation. In addition, Thermo Electron has expressed its willingness to lend the Company up to $10.0 million for short-term liquidity should the need arise.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron (Note 14).

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

       In October 1999, the American Stock Exchange (the Exchange) notified the Company that if the Company did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting the Company's shares from the Exchange due to a possible failure to meet listing requirements. Holders of the Company's subordinated convertible debentures would be entitled to have their debentures redeemed by the Company if the Company's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, described in Note 14, the Company expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying fiscal 1999 balance sheet.

MARKET RISK

       The Company is exposed to market risk from changes in interest rates and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

INTEREST RATES

       The Company's available-for-sale investments and long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase or issuance of the financial instrument. A 10% decrease in year-end fiscal 1999 and 1998 market interest rates would result in a negative impact to the Company of $0.6 million and $1.2 million, respectively, on the net fair value of its interest-sensitive financial instruments.

EQUITY PRICES

       The Company's 4 3/8% subordinated convertible obligation is sensitive to fluctuations in the price of Company common stock into which it is convertible. In addition, the Company's common stock subject to redemption is sensitive to fluctuations in the price of the Company's units. Changes in equity prices would result in changes in the fair value of the Company's convertible obligation and common stock subject to redemption due to the difference between the current market price and the market price at the date of issuance of the financial instrument. A 10% increase in the year-end fiscal 1999 and 1998 market equity prices would result in a negative impact to the Company of $3.8 million and $13.9 million, respectively, on the net fair value of its price-sensitive equity financial instruments. The change in the net fair value from fiscal 1998 to 1999 is primarily due to a decrease in the market price of the Company's common stock relative to the conversion price of the debentures.

YEAR 2000

       The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) assessing the year 2000 readiness of its key suppliers, vendors, and customers; and (iii) developing contingency plans.

THE COMPANY'S STATE OF READINESS

       The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


YEAR 2000 (CONTINUED)

2000 compliance, has been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems, which efforts included testing the year 2000 readiness of its utility and telecommunications systems at its non-information technology systems. During phase two of its program, the Company remediated any material noncompliant systems or facilities identified during phase one. The Company has upgraded or replaced its noncompliant information technology systems. In many cases, such upgrades or replacements were made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. The Company had planned to upgrade its spa point-of-sale system with a new point-of-sale system for efficiency and other reasons unrelated to year 2000 compliance. As a result of a decision to exit this business, this upgrade will not be made. The Company believes that all of its material information technology systems and critical non-information technology systems are now year 2000 compliant.

       The Company has assessed the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company developed and distributed questionnaires relating to year 2000 compliance to its significant suppliers and vendors. No significant supplier or vendor has indicated that it believes its business operations will be materially disrupted by the year 2000 issue.

CONTINGENCY PLAN

     The Company has developed a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. The plan identifies and secures alternative suppliers.

ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

       To date, costs incurred in connection with the year 2000 issue have not been material. Year 2000 costs relating to products and facilities were funded from working capital. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been expensed as incurred. The Company does not track internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

REASONABLY LIKELY WORST CASE SCENARIO

       At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and are unable to provide materials and services to the Company on time. The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES

       While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 issues will not have a material adverse impact on the Company's business, operations, or financial condition. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

       RECENT OPERATING LOSSES OF THE COMPANY. The Company incurred losses of $93.3 million, $41.2 million, $12.4 million, and $1.4 million in fiscal 1999, 1998, 1997, and 1996, respectively. At October 2, 1999, the Company's accumulated deficit was $150.4 million. There can be no assurance that the Company will achieve profitable operations in any future period.

       DIFFICULTY IN RETAINING QUALIFIED MANAGEMENT. The Company has had difficulty in retaining management, technical, marketing, and sales personnel, due in part to the relocation of the Company headquarters to Carrollton, Texas. The Company's future success depends in part on whether the Company can attract and retain highly qualified management, technical, marketing, and sales personnel. The Company faces significant competition for the services of such personnel. There can be no assurance that the Company will attract and retain personnel with the background and expertise necessary to support the development of the Company's continuing business. The failure to hire and retain such personnel could materially adversely affect the financial position and results of operations of the Company.

       POTENTIAL FOR CUSTOMER CLAIMS; INSURANCE. The Company has received complaints from several of its physician licensees, joint venture partners, and consumers stating that the Company's SoftLight hair-removal process has not met their expectations. Some of these parties have filed lawsuits against the Company. The Company may receive similar allegations and/or become subject to similar lawsuits in the future. There can be no assurance that additional litigation relating to such claims will not be brought against the Company, or that the Company would prevail in any or all such cases, if brought. The Company has no insurance coverage for such claims. In addition, the laser hair-removal and skin-resurfacing market involves the treatment of persons who could be harmed by or have an adverse reaction to the SoftLight laser resulting in liability claims against the Company. Such claims could result in damages against the Company and negative publicity. The Company currently carries general liability, product liability, and other insurance coverage. There can be no assurance that such coverage will be adequate to cover all losses arising from such claims or that in the future such insurance will be available to the Company at reasonable cost or at all.

       DEPENDENCE UPON PROPRIETARY TECHNOLOGY. There can be no assurance that other companies or individuals are not investigating, developing, or using other technologies that are similar to the Company's technology, that the Company will be awarded any additional patents, or that the Company's patents or any additional patents, if issued, will provide the Company with sufficiently broad patent coverage to provide any significant deterrent to competitive products or services. If the Company becomes involved in a patent infringement claim, the expense of litigating such claim may be costly. In addition, there may be patents or intellectual property rights owned by persons other than the Company, which, if infringed by the Company, would permit the owner to prevent the Company from marketing, licensing, or using the SoftLight hair-removal and skin-resurfacing processes and entitle the owner to damages for past infringement. The Company has from time to time received allegations that the SoftLight hair-removal process infringes the intellectual property rights of others, and the Company may receive similar allegations in the future. There can be no assurance that litigation relating to such a claim will not be brought against the Company, or that the Company would prevail in any or all such cases, if brought. The Company's financial position and results of operations would be materially adversely affected if the Company devotes substantial financial or management resources to intellectual property litigation. The Company has pending patent applications relating to laser hair removal in various countries outside the United States. There can be no assurance that any of these patent applications will result in any patents being issued. The issuance of additional patents to the Company with respect to any technological improvements or new products and the validity and enforceability of such patents may be essential to the success of the Company. There can be no assurance that the Company will be able to obtain such patent protection.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       The Company has registered trademarks and service marks in the United States and certain foreign countries for "SoftLight." The Company also has trademark and service mark applications for the "SoftLight" marks in various other foreign countries. No assurance can be given that any pending trademark or service mark application will be granted.

       NEED TO COMPLY WITH FDA REGULATIONS. The laser used in the SoftLight hair-removal and skin-resurfacing process must comply with United States Food and Drug Administration (FDA) regulations governing the use and marketing of medical devices. The Company's hair-removal system received FDA clearance in April 1995 and its SoftLight Laser Peel skin-resurfacing procedure received FDA clearance in May 1998. In addition, the Company is subject to regulatory requirements in foreign countries where the Company conducts its business or advertises its services and products. Obtaining regulatory approvals is a lengthy, expensive, and an uncertain process. There can be no assurance that foreign regulatory agencies will grant the necessary clearances or that the process to obtain such clearances will not be excessively expensive or lengthy. For example, in 1996, the Company established a joint venture to commercialize the SoftLight laser hair-removal process in Japan and, in 1999, withdrew its application seeking the approval of the Japanese Ministry of Health to commercialize the SoftLight process in Japan.

       Most of CBI's products are classified as cosmetics, which are regulated by the FDA, and are subject to inspection by the FDA. Furthermore, CBI manufactures a few preparations, principally sunscreens and skin-bleaching agents, that are classified as over-the-counter drugs, and CBI has an FDA license for this purpose. This license requires, among other things, that CBI adhere to the FDA's Good Manufacturing Practices procedures for finished pharmaceuticals, and subjects CBI's facility to inspection by the FDA. CBI also markets nutritional supplements which are also subject to FDA regulations.

       The FDA also imposes various requirements on manufacturers and sellers of products under its jurisdiction such as labeling, manufacturing practices, record keeping, and reporting. The FDA may also require post-market testing and surveillance programs of drugs or devices to monitor a product's effects. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, suspensions of approvals, recalls of products, seizures, injunctions, and/or criminal prosecutions.

       INTENSE COMPETITION. Competition in the market for personal-care products and services is intense. Competition limits the prices the Company is able to charge for its products.

       RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THERMO ELECTRON. The Company participates in a cash management arrangement with its parent company, Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

       POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING OF DATE-SENSITIVE INFORMATION. The Company believes its products are not year 2000 sensitive. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 issues will not have a material adverse impact on the Company's business, operations, or financial condition. If any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company may be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition.

                         SELECTED FINANCIAL INFORMATION

                                                                                                                        Nine
                                                                                                                       Months
                                                                         Year Ended                                   Ended (d)
                                            ----------------------------------------------------------------------- -------------
(In thousands except per                        Oct. 2,        Oct. 3,      Sept. 27,     Sept. 28,      Sept. 30,     Sept. 30,
share amounts)                                 1999 (a)       1998 (b)      1997 (c)           1996           1995          1995
----------------------------------------- -------------- -------------- -------------- ------------- -------------- -------------
                                                                                                      (Unaudited)
STATEMENT OF OPERATIONS DATA

Revenues                                   $     36,255   $     40,091   $     45,233   $    27,812   $     23,348   $     17,544
Net Loss                                        (93,331)       (41,186)       (12,405)       (1,386)        (1,675)        (1,679)
Basic and Diluted Loss per Share                 (2.37)         (1.07)          (.31)         (.03)          (.04)          (.04)

BALANCE SHEET DATA
Working Capital                            $      5,162   $     48,597   $     95,469   $    47,197                  $     68,691
Total Assets                                     45,978        134,215        174,595        95,520                        89,463
Long-term Obligations                           115,000        115,066        115,000             -                             -
Common Stock Subject to Redemption               40,500         40,500         40,500             -                             -
Shareholders' Investment                       (134,204)       (41,691)           333        79,037                        82,218

(a) Reflects restructuring and related costs of $67.7 million and the sale of spas.

(b) Reflects restructuring costs of $10.2 million and $5.9 million for the establishment of a tax valuation allowance.

(c) Reflects the issuance of $115.0 million principal amount of 4 3/8% subordinated convertible debentures and the reclassification of $40.5 million to "Common stock subject to redemption" from "Shareholders' investment" due to the Company's stock exchange transaction.

(d) In September 1995, the Company changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's 39-week transition period ended September 30, 1995, is presented.

THERMOLASE CORPORATION                                 1999 FINANCIAL STATEMENTS

COMMON STOCK AND UNIT MARKET INFORMATION

       The Company's common stock and units are traded on the American Stock Exchange under the symbol TLZ and TLZ/U, respectively. The following table sets forth the high and low sale prices of the Company's common stock and units for 1999 and 1998, as reported in the consolidated transaction reporting system.

                                                                                 Common Stock                   Units
                                                                        ----------------------------- ---------------------------
Fiscal 1999                                                                 High            Low            High          Low
----------------------------------------------------------------------- ------------- --------------- -------------- ------------
First Quarter                                                           $     6  7/8   $   4   1/4      $  16   1/2  $   15   1/4
Second Quarter                                                                4  7/8       2   5/8         16 13/16      15 13/16
Third Quarter                                                                 3 3/16       1  5/16         17   3/4      16   5/8
Fourth Quarter                                                                2 7/16       1 11/16         17   5/8      17   3/8

Fiscal 1998
----------------------------------------------------------------------- ------------ ---------------- -------------- ------------
First Quarter                                                             $18 11/16   $  10    1/2       $ 18    7/8  $  17
Second Quarter                                                             11   1/4       5    1/2         17   3/16     15   5/8
Third Quarter                                                               8   1/2       5    1/8         16    1/2     15   5/8
Fourth Quarter                                                              7  9/16       4    1/4         16    1/8     15   1/8

       As of October 29, 1999, the Company had 332 holders of record of its common stock and 17 holders of record of its units. This does not include holdings in street or nominee names. The closing market prices on the American Stock Exchange for the Company's common stock and units on October 29, 1999, were $1 13/16 per share of common stock and $17 3/8 per unit.

DIVIDEND POLICY

       The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

                                                                      APPENDIX D

                  QUARTERLY REPORT ON FORM 10-Q OF THERMOLASE
                      FOR THE QUARTER ENDED APRIL 1, 2000

                                                                      Appendix D


                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 10-Q

(mark one)

/X/ Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarter Ended April 1, 2000

/ / Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-13104

                             THERMOLASE CORPORATION
             (Exact name of Registrant as specified in its charter)

Delaware                                                                                                               06-1360302
(State or other jurisdiction of incorporation or organization)                               (I.R.S. Employer Identification No.)

2055-C Luna Road
Carrollton, Texas                                                                                                           75006
(Address of principal executive offices)                                                                               (Zip Code)

       Registrant's telephone number, including area code: (781) 622-1000

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

           CLASS                                OUTSTANDING AT APRIL 28, 2000
   ------------------------------               -----------------------------
    Common Stock, $.01 par value                        39,631,938

PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS


                             THERMOLASE CORPORATION

                           Consolidated Balance Sheet
                                   (Unaudited)

                                     Assets

                                                                                                          April 1,    October 2,
(In thousands)                                                                                                2000         1999
----------------------------------------------------------------------------------------------------- ------------- ------------
Current Assets:
 Cash and cash equivalents                                                                               $   1,224     $   1,358
 Advance to affiliate                                                                                        7,745        15,387
 Accounts receivable, less allowances of $810 and $2,080                                                     3,548         3,959
 Inventories:
    Raw materials and supplies                                                                               4,217         3,240
    Work in process and finished goods                                                                         927         1,134
 Other current assets                                                                                        4,000         4,000
 Prepaid expenses                                                                                              200            85
 Due from parent company and affiliated companies                                                              334           486
                                                                                                         ---------     ---------
                                                                                                            22,195        29,649
                                                                                                         ---------     ---------
Property, Plant, and Equipment, at Cost                                                                      6,118         6,004
 Less:  Accumulated depreciation and amortization                                                            3,508         3,115
                                                                                                         ---------     ---------
                                                                                                             2,610         2,889
                                                                                                         ---------     ---------
Other Assets                                                                                                 5,650         5,817
                                                                                                         ---------     ---------
Cost in Excess of Net Assets of Acquired Companies                                                           7,505         7,623
                                                                                                         ---------     ---------
                                                                                                         $  37,960     $  45,978
                                                                                                         =========     =========

                             THERMOLASE CORPORATION

                                   (Unaudited)

                    Liabilities and Shareholders' Investment

                                                                                                          April 1,    October 2,
(In thousands except share amounts)                                                                           2000         1999
----------------------------------------------------------------------------------------------------- ------------- ------------
Current Liabilities:
 Accounts payable                                                                                      $     2,178   $       932
 Accrued payroll and employee benefits                                                                         487           741
 Accrued restructuring costs (Note 5)                                                                       16,417        18,841
 Accrued interest                                                                                              559           559
 Other accrued expenses                                                                                      1,799         3,414
                                                                                                       -----------   -----------
                                                                                                            21,440        24,487
                                                                                                       -----------   -----------
4 3/8% Subordinated Convertible Debentures (includes $16,690 and  $8,225 of
 related-party debt)                                                                                       115,000       115,000
                                                                                                       -----------   -----------
Deferred Lease Liability                                                                                       194           195
                                                                                                       -----------   -----------
Common Stock Subject to Redemption                                                                          40,500        40,500
                                                                                                       -----------   -----------
Shareholders' Investment:
 Common stock, $.01 par value, 100,000,000 shares authorized; 40,857,932 and
    40,829,132 shares issued                                                                                   409           408
 Capital in excess of par value                                                                             32,698        36,360
 Accumulated deficit                                                                                      (155,897)     (150,438)
 Treasury stock at cost, 1,225,994 and 1,481,136 shares                                                    (16,384)      (20,534)
                                                                                                       -----------   -----------
                                                                                                          (139,174)     (134,204)
                                                                                                       -----------   -----------
                                                                                                       $    37,960   $    45,978
                                                                                                       ===========   ===========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOLASE CORPORATION

                      Consolidated Statement of Operations

                                   (Unaudited)

                                                                                                          Three Months Ended
                                                                                                       --------------------------
                                                                                                          April 1,      April 3,
(In thousands except per share amounts)                                                                       2000         1999
----------------------------------------------------------------------------------------------------- ------------- ------------
Revenues:
 Product revenues                                                                                        $   4,819     $   5,820
 Service revenues                                                                                                -         3,995
                                                                                                         ---------     ---------
                                                                                                             4,819         9,815
                                                                                                         ---------     ---------
Costs and Operating Expenses:
 Cost of product revenues (Note 3)                                                                           4,389         3,898
 Cost of service revenues                                                                                        -         7,977
 Selling, general, and administrative expenses                                                               1,972         3,674
 Research and development expenses                                                                              93           484
 Restructuring and unusual costs (Note 5)                                                                       99             -
                                                                                                         ---------     ---------
                                                                                                             6,553        16,033
                                                                                                         ---------     ---------
Operating Loss                                                                                              (1,734)       (6,218)

Interest Income                                                                                                171           577
Interest Expense (includes $136 and $50 to related party)                                                   (1,341)       (1,340)
                                                                                                         ---------     ---------
Loss Before Provision for Income Taxes                                                                      (2,904)       (6,981)
Provision for Income Taxes                                                                                       -            52
                                                                                                         ---------     ---------
Net Loss                                                                                                 $  (2,904)    $  (7,033)
                                                                                                         =========     =========
Basic and Diluted Loss per Share (Note 2)                                                                $    (.07)    $    (.18)
                                                                                                         ===========   ==========
Basic and Diluted Weighted Average Shares (Note 2)                                                          39,607        39,344
                                                                                                         =========     =========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOLASE CORPORATION

                      Consolidated Statement of Operations

                                   (Unaudited)

                                                                                                           Six Months Ended
                                                                                                      --------------------------
                                                                                                          April 1,      April 3,
(In thousands except per share amounts)                                                                       2000         1999
----------------------------------------------------------------------------------------------------- ------------- ------------
Revenues:
 Product revenues                                                                                       $    9,726    $   12,610
 Service revenues                                                                                               19         6,751
                                                                                                        ----------    ----------
                                                                                                             9,745        19,361
                                                                                                        ----------    ----------
Costs and Operating Expenses:
 Cost of product revenues (Note 3)                                                                           8,491         8,594
 Cost of service revenues                                                                                      121        14,671
 Selling, general, and administrative expenses                                                               3,717         8,527
 Research and development expenses                                                                             192           973
 Restructuring and unusual costs (Note 5)                                                                      385             -
                                                                                                        ----------    ----------
                                                                                                            12,906        32,765
                                                                                                        ----------    ----------
Operating Loss                                                                                              (3,161)      (13,404)

Interest Income                                                                                                384         1,243
Interest Expense (includes $225 and $99 to related party)                                                   (2,682)       (2,680)
Equity in Losses of Joint Ventures                                                                               -          (200)
                                                                                                        ----------    ----------
Loss Before Provision for Income Taxes                                                                      (5,459)      (15,041)
Provision for Income Taxes                                                                                       -            96
                                                                                                        ----------    ----------
Net Loss                                                                                                $   (5,459)   $  (15,137)
                                                                                                        ==========    ==========
Basic and Diluted Loss per Share (Note 2)                                                               $     (.14)   $     (.38)
                                                                                                        ===========   ==========
Basic and Diluted Weighted Average Shares (Note 2)                                                          39,481        39,332
                                                                                                        ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOLASE CORPORATION

                      Consolidated Statement of Cash Flows

                                   (Unaudited)

                                                                                                           Six Months Ended
                                                                                                      --------------------------
                                                                                                          April 1,      April 3,
(In thousands)                                                                                                2000         1999
----------------------------------------------------------------------------------------------------- ------------- ------------
Operating Activities:
 Net loss                                                                                               $   (5,459)   $  (15,137)
 Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                                              510         3,824
    Provision for losses on accounts receivable                                                                150            12
    Increase (decrease) in deferred lease liability                                                             (1)           34
    Equity in losses of joint ventures                                                                           -           200
    Other noncash items                                                                                        167             -
    Changes in current accounts:
      Accounts receivable                                                                                      261          (638)
      Inventories                                                                                             (770)          204
      Other current assets                                                                                      37          (324)
      Accounts payable                                                                                       1,246          (907)
      Other current liabilities                                                                             (4,294)         (892)
                                                                                                        ----------    ----------
        Net cash used in operating activities                                                               (8,153)      (13,624)
                                                                                                        ----------    ----------
Investing Activities:
 Advances to affiliate, net                                                                                  7,642             -
 Proceeds from maturities of available-for-sale investments                                                      -         3,072
 Purchases of property and equipment                                                                          (113)       (1,746)
 Proceeds from sale of equipment                                                                                 -           436
 Increase in other assets                                                                                        -          (250)
 Other                                                                                                           -            15
                                                                                                        ----------    ----------
        Net cash provided by investing activities                                                            7,529         1,527
                                                                                                        ----------    ----------
Financing Activities:
 Net proceeds from issuance of Company common stock                                                            594           123
 Payment of withholding taxes related to stock option exercises                                               (104)          (25)
 Other                                                                                                           -           (12)
                                                                                                        ----------    ----------
        Net cash provided by financing activities                                                              490            86
                                                                                                        ----------    ----------
Decrease in Cash and Cash Equivalents                                                                         (134)      (12,011)
Cash and Cash Equivalents at Beginning of Period                                                             1,358        52,831
                                                                                                        ----------    ----------
Cash and Cash Equivalents at End of Period                                                              $    1,224    $   40,820
                                                                                                        ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                             THERMOLASE CORPORATION

                   Notes to Consolidated Financial Statements

1.     General

       The interim consolidated financial statements presented have been prepared by ThermoLase Corporation (the Company) without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at April 1, 2000, the results of operations for the three- and six-month periods ended April 1, 2000, and April 3, 1999, and the cash flows for the six-month periods ended April 1, 2000, and April 3, 1999. Certain prior period amounts have been reclassified to conform to the presentation in the current financial statements. Interim results are not necessarily indicative of results for a full year.

       The consolidated balance sheet presented as of October 2, 1999, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K, for the fiscal year ended October 2, 1999, filed with the Securities and Exchange Commission.

2.     Loss per Share

       Basic loss per share has been computed by dividing the net loss by the weighted average number of shares outstanding during the period. Diluted loss per share does not differ from basic loss per share because the effect of assuming the conversion of convertible debentures and the elimination of the related interest expense, the exercise of stock options, and the effect of redeemable common stock would be antidilutive, due to the Company's net loss in the periods presented. Options to purchase 1,602,000 and 2,145,000 shares of common stock for the second quarter of fiscal 2000 and 1999, respectively, and 1,176,000 and 2,154,000 shares of common stock for the first six months of fiscal 2000 and 1999, respectively, were not included in the computation of diluted loss per share due to the Company's net loss position. In addition, the computation of diluted loss per share for each period excludes the effect of assuming the conversion of the Company's $115,000,000 principal amount of 4 3/8% subordinated convertible debentures, convertible at $17.385 per share, due to the Company's net loss position.

3.     Related-party Transactions

       During the second quarter of fiscal 1999, and the six-month periods ended April 1, 2000, and April 3, 1999, the Company purchased laser systems, components, and related services from Trex Medical Corporation, a majority-owned subsidiary of ThermoTrex Corporation (the Company's parent), at an aggregate cost of $1,022,000, $717,000, and $1,655,000, respectively. There were no related party purchases during the second quarter of fiscal 2000.

                             THERMOLASE CORPORATION

4.     Business Segment Information

                                                                               Three Months Ended           Six Months Ended
                                                                           --------------------------- --------------------------
                                                                               April 1,      April 3,      April 1,      April 3,
(In thousands)                                                                     2000          1999          2000         1999
-------------------------------------------------------------------------- ------------- ------------- ------------- ------------
Revenues:
 Health and Beauty Products                                                  $    4,819    $    4,952    $    9,710    $   11,038
 Hair-removal and Related Activities (a)                                              -         4,863            35         8,323
                                                                             ----------    ----------    ----------    ----------
                                                                             $    4,819    $    9,815    $    9,745    $   19,361
                                                                             ==========    ==========    ==========    ==========
Loss Before Provision for Income Taxes:
 Health and Beauty Products                                                  $   (1,302)   $     (674)   $   (1,780)   $   (1,646)
 Hair-removal and Related Activities (a)                                           (246)       (5,383)         (833)      (11,476)
 Corporate (b)                                                                     (186)         (161)         (548)         (282)
                                                                             ----------    ----------    ----------    ----------
 Total operating loss                                                            (1,734)       (6,218)       (3,161)      (13,404)
 Interest and other expense, net                                                 (1,170)         (763)       (2,298)       (1,637)
                                                                             ----------    ----------    ----------    ----------
                                                                             $   (2,904)   $   (6,981)   $   (5,459)   $  (15,041)
                                                                             ==========    ==========    ==========    ==========

(a) Reflects the June 1999 sale of spas and the termination of various licensing agreements.

(b) Primarily general and administrative expenses as well as restructuring and unusual costs in the fiscal 2000 periods.

5.     Restructuring and Unusual Costs

       During fiscal 1999 and 1998, the Company recorded restructuring and unusual costs, primarily in connection with the Company's decision to exit the spa business and, to a lesser extent, to terminate certain obligations related to the hair-removal business. The restructuring and unusual costs were primarily for the sale and closure of the Company's spas; the write-off of leasehold improvements and equipment; costs for ongoing lease obligations, net of assumed sublease income; and payments to licensees and joint venture partners to sever relationships and terminate arrangements. The fiscal 1999 restructuring costs included severance for 26 employees across all functions, 23 of whom were terminated during fiscal 1999. One additional employee was terminated during the first six months of fiscal 2000.

       During the first six months of fiscal 2000, in connection with the Company's proposed reorganization (Note 6), the Company incurred and recorded costs of $385,000, primarily for investment banker and legal fees.

                             THERMOLASE CORPORATION

       A summary of activity in accrued restructuring costs is as follows:

                                           Hair-removal and Related Activities Segment                Corporate
                                         ----------------------------------------------------- -----------------
                                                                Abandonment
                                                                  of Excess        Other Exit
(In thousands)                                  Severance        Facilities       Obligations             Other            Total
---------------------------------------- ----------------- ----------------- ----------------- ----------------- ----------------
FISCAL 1998 RESTRUCTURING PLAN
 BALANCE AT OCTOBER 2, 1999                     $       -         $       -         $      50         $       -         $      50
 Fiscal 2000 usage                                      -                 -               (50)                -               (50)
                                                ---------         ---------         ---------         ---------         ---------
 BALANCE AT JANUARY 1, 2000                     $       -         $       -         $       -         $       -         $       -
                                                =========         =========         =========         =========         =========
FISCAL 1999 RESTRUCTURING PLAN
 BALANCE AT OCTOBER 2, 1999                     $      99         $  10,999         $   7,693         $       -         $  18,791
 Provision charged to expense in
    fiscal 2000                                         -                 -                 -               385               385
 Fiscal 2000 usage                                    (74)             (174)           (2,259)             (252)           (2,759)
                                                ---------         ---------         ---------         ---------         ---------
 BALANCE AT APRIL 1, 2000                       $      25         $  10,825         $   5,434         $     133         $  16,417
                                                =========         =========         =========         =========         =========

       Of the total restructuring costs accrued as of April 1, 2000, the Company expects to pay $7.6 million in the remainder of calendar 2000 and $8.8 million in calendar 2001 and thereafter, through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

6.     Proposed Reorganization

       Thermo Electron Corporation has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into Thermo Electron. As a result, the Company would become a wholly owned subsidiary of Thermo Electron. The public shareholders of the Company would receive common stock in Thermo Electron in exchange for their shares. In December 1999, the boards of directors of the Company and Thermo Electron approved a definitive agreement and plan of merger pursuant to which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron and ThermoTrex in exchange for shares of Thermo Electron's common stock. The Company's board of directors approved the merger agreement based on a recommendation of its special committee, which was charged with representing the interests of the Company's public shareholders. Under the agreement, the number of shares of Thermo Electron common stock to be issued to the Company's shareholders will be determined using an exchange ratio of between 0.132 and 0.198, depending on the price of Thermo Electron's common stock. The exchange of common stock will be a taxable transaction to the shareholders.

       In addition, under the agreement, units of the Company (currently consisting of one share of Company common stock coupled with the right to have the Company redeem that share for $20.25 in April 2001) would be modified so that, following the merger, each unit would consist of a fractional share of Thermo Electron common stock, which would be redeemable in April 2001 for $20.25.

       This proposal is subject to certain conditions including the filing with and review by the Securities and Exchange Commission of certain required filings regarding the proposed transaction and listing on the New York Stock Exchange of the shares of Thermo Electron common stock to be issued in connection with the merger.

                             THERMOLASE CORPORATION

       In October 1999, the American Stock Exchange (the Exchange) notified the Company that if the Company did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting the Company's shares from the Exchange due to a possible failure to meet listing requirements. Holders of the Company's subordinated convertible debentures would be entitled to have their debentures redeemed by the Company if the Company's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, the Company expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying balance sheet.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in Exhibit 13 to the Company's Annual Report on Form 10-K, for the fiscal year ended October 2, 1999, filed with the Securities and Exchange Commission.

OVERVIEW

       The Company's businesses operate in two segments: Hair-removal and Related Activities (Hair Removal) and Health and Beauty Products. The Company's Hair Removal segment has developed a laser-based system called SoftLight(R) for the removal of unwanted hair. The SoftLight system uses a low-energy, dermatology laser in combination with a lotion that absorbs the laser's energy to disable hair follicles. In April 1995, the Company received clearance from the U.S. Food and Drug Administration (FDA) to commercially market hair-removal services using the SoftLight system, and in May 1998, the Company received clearance from the FDA to market its SoftLight Laser Peel for skin resurfacing. To provide the laser-based hair removal and skin-resurfacing services, the Company developed a network of 14 high-end day spas, originally called Spa Thira.

       In June 1996, the Company commenced a program to license to physicians and others the right to perform the Company's patented SoftLight hair-removal and skin-resurfacing procedures. Through these arrangements, the Company received a per procedure or minimum royalty and/or flat periodic fee. The Company also entered into joint venture and other licensing agreements to bring the technology to international markets. In fiscal 1999, the Company began offering licensees the opportunity to purchase or lease SoftLight lasers in lieu of paying ongoing license fees.

       In connection with its June 1998 acquisition of The Greenhouse Spa, Inc., a full-service, luxury, destination spa, the Company converted 11 of its domestic Spa Thiras to Greenhouse day spas. In addition to hair-removal and skin-resurfacing services, these facilities offered more traditional day-spa services, such as massages and facials. Following conversion of the facilities to Greenhouse day spas, significant losses continued and, during fiscal 1998, the Company initiated certain restructuring actions, including the announced closure of three of its domestic day spas and the termination of a joint venture that operated its spa in France. The Company closed two of the domestic day spas in November 1998 and the third spa, as well as two additional spas, were closed in the third quarter of fiscal 1999. In May 1999, the Company announced additional plans to undertake a broad-scale restructuring of its business. As part of the restructuring plan, the Company decided to exit the spa business and, as a result, sold The Greenhouse Spa, Inc., located in Arlington, Texas, and the remaining nine Greenhouse day spas. In addition, the Company has terminated

                             THERMOLASE CORPORATION
the physician-licensing program and has terminated or renegotiated the terms of its international joint venture arrangements as well as discontinued certain branded product lines at the Company's Creative Beauty Innovations, Inc. (CBI) subsidiary. The Company expects to complete its restructuring plan by the middle of calendar 2000.

       The Company's CBI subsidiary represents the Health and Beauty Products segment, which manufactures and markets skin-care, bath, and body products and markets dietary supplements. This business represents the Company's principal operations following the sale of the spas and the termination of various licensing agreements.

RESULTS OF OPERATIONS

SECOND QUARTER FISCAL 2000 COMPARED WITH SECOND QUARTER FISCAL 1999

       Revenues were $4.8 million and $9.8 million in the second quarter of fiscal 2000 and 1999, respectively. The Company earned product revenues of $4.8 million in fiscal 2000, compared with $5.8 million in fiscal 1999. Product revenues include sales in the Health and Beauty Products segment and, in the fiscal 1999 period, lasers sold in international and domestic markets by the Company's Hair Removal segment and beauty product sales at the Company's spas. Product revenues in the Health and Beauty Products segment decreased to $4.8 million in the second quarter of fiscal 2000 from $5.0 million in the second quarter of fiscal 1999, primarily due to the discontinuation of certain branded product lines. There were no product revenues in the Hair Removal segment in fiscal 2000, compared with $0.8 million in fiscal 1999, due to a decision to exit this segment.

       There were no service revenues in the Hair Removal segment in the second quarter of fiscal 2000, compared with $4.0 million in the second quarter of fiscal 1999. This decrease is due to the sale and closure of the Company's Greenhouse day spas and the termination of its physician-licensing program and certain international licensing arrangements (Note 5).

       The gross profit margin was $0.4 million in the second quarter of fiscal 2000, compared with a negative gross profit margin of $2.1 million in the second quarter of fiscal 1999. This increase in gross profit margin was primarily due to the sale of the spa business, offset in part by a decrease in gross profit margin in the Health and Beauty Products segment due to changes in product mix and, to a lesser extent, $0.7 million of higher provisions for excess and obsolete inventories. The gross profit margin in the Health and Beauty Products segment was 9% in the second quarter of fiscal 2000 compared with 32% in the second quarter of fiscal 1999.

       Selling, general, and administrative expenses decreased to $2.0 million in the second quarter of fiscal 2000 from $3.7 million in the second quarter of fiscal 1999, primarily due to $1.1 million of lower costs following the sale of the spa business and the termination of various licensing agreements and, to a lesser extent, reductions in personnel in the Health and Beauty Products segment, as a result of cost reduction measures.

       Research and development expenses decreased to $0.1 million in the second quarter of fiscal 2000 from $0.5 million in the second quarter of fiscal 1999, primarily due to the Company's decision to substantially exit the SoftLight business.

       During the second quarter of fiscal 2000, the Company recorded costs of $0.1 million in connection with its proposed reorganization (Note 5).

       Interest income decreased to $0.2 million in the second quarter of fiscal 2000 from $0.6 million in the second quarter of fiscal 1999, primarily due to lower average invested balances. Interest expense was unchanged at $1.3 million in both periods.

                             THERMOLASE CORPORATION

FIRST SIX MONTHS FISCAL 2000 COMPARED WITH FIRST SIX MONTHS FISCAL 1999

       Revenues were $9.7 million and $19.4 million in the first six months of fiscal 2000 and 1999, respectively. The Company earned product revenues of $9.7 million in fiscal 2000, compared with $12.6 million in fiscal 1999. Product revenues include sales in the Health and Beauty Products segment and, in the fiscal 1999 period, lasers sold in international and domestic markets by the Company's Hair Removal segment and beauty product sales at the Company's spas. Product revenues in the Health and Beauty Products segment decreased to $9.7 million in the first six months of fiscal 2000 from $11.0 million in the first six months of fiscal 1999, primarily due to the discontinuation of certain branded product lines. Product revenues in the Hair Removal segment decreased to $16,000 in fiscal 2000 from $1.5 million in fiscal 1999, primarily due to a decrease in laser sales.

       Service revenues in the Hair Removal segment decreased to $19,000 in the first six months of fiscal 2000 from $6.8 million in the first six months of fiscal 1999. This decrease is due to the sale and closure of the Company's Greenhouse day spas and the termination of its physician-licensing program and certain international licensing arrangements (Note 5). Service revenues for the fiscal 2000 period represent licensing fees from the remaining physician-licensing agreements, which have been terminated as of April 1, 2000.

       The gross profit margin was $1.1 million in the first six months of fiscal 2000, compared with a negative gross profit margin of $3.9 million in the first six months of fiscal 1999. This increase in gross profit margin was primarily due to the sale of the spa business, offset in part by a decrease in gross profit margin in the Health and Beauty Products segment due to changes in product mix, $0.5 million of higher provisions for excess and obsolete inventories, as well as the discontinuation of certain branded product lines, which had higher gross profit margins. The gross profit margin in the Health and Beauty Products segment was 3% in the first six months of fiscal 2000, compared with 29% in the first six months of fiscal 1999.

       Selling, general, and administrative expenses decreased to $3.7 million in the first six months of fiscal 2000 from $8.5 million in the first six months of fiscal 1999, primarily due to $3.1 million of lower costs following the sale of the spa business and the termination of various licensing agreements. In addition, Health and Beauty Products segment advertising costs decreased $0.8 million as a result of the discontinuation of certain branded product lines, management efforts to reduce overall marketing costs, and reductions in personnel.

       Research and development expenses decreased to $0.2 million in the first six months of fiscal 2000 from $1.0 million in the first six months of fiscal 1999, primarily due to the Company's decision to substantially exit the SoftLight business.

       During the first six months of fiscal 2000, the Company recorded costs of $0.4 million in connection with its proposed reorganization (Note 5).

       Interest income decreased to $0.4 million in the first six months of fiscal 2000 from $1.2 million in the first six months of fiscal 1999, primarily due to lower average invested balances. Interest expense was unchanged at $2.7 million in both periods.

       Equity in losses of joint ventures in the fiscal 1999 period represents the Company's proportionate share of losses from its international joint ventures, which have been substantially terminated with the exception of the Company's continued ownership of a 46% equity interest in ThermoLase England LLC, which continues to pursue the SoftLight business in the United Kingdom, Ireland, Spain, and South Africa.

                             THERMOLASE CORPORATION

LIQUIDITY AND CAPITAL RESOURCES

       Consolidated working capital was $0.8 million at April 1, 2000, compared with $5.2 million at October 2, 1999. Included in working capital are cash, cash equivalents, and advance to affiliate of $9.0 million at April 1, 2000, compared with $16.7 million at October 2, 1999. Operating activities used $8.2 million of cash during the first six months of fiscal 2000. Cash was used primarily to fund the Company's loss, excluding noncash items, as well as a decrease in other current liabilities, which used $4.3 million of cash, primarily due to payments for accrued restructuring costs. Of the total restructuring costs accrued as of April 1, 2000, the Company expects to pay $7.6 million in the remainder of calendar 2000 and $8.8 million in calendar 2001 and thereafter, through the expiration of various leases in fiscal 2014. The timing of these cash payments will be affected by the terms of any subleases or settlement arrangements with landlords.

       Excluding advance to affiliate activity, the Company's primary investing activity during the first six months of fiscal 2000 consisted of $0.1 million for purchases of property and equipment.

       The Company has an obligation to pay $40.5 million, in the aggregate, to the holders of redemption rights if all of the holders thereof exercise their redemption rights in April 2001 when such rights become exercisable. The Company does not have sufficient funds to satisfy these obligations and the exercise of the redemption rights would have a material adverse effect on the Company's liquidity and financial position. Thermo Electron Corporation has guaranteed such obligation (Note 6). In addition, Thermo Electron has expressed its willingness to lend the Company up to $10.0 million for short-term liquidity should the need arise.

       Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company would be merged into and become a wholly owned subsidiary of Thermo Electron (Note 6).

       In October 1999, the American Stock Exchange (the Exchange) notified the Company that if the Company did not have a definitive agreement to merge with Thermo Electron by December 15, 1999, the Exchange would request a meeting to discuss its intent to proceed with delisting the Company's shares from the Exchange due to a possible failure to meet listing requirements. Holders of the Company's subordinated convertible debentures would be entitled to have their debentures redeemed by the Company if the Company's shares are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. As a result of the agreement to merge with Thermo Electron, the Company expects that its shares will continue to be listed through the completion of the merger transaction. Accordingly, the Company has classified the debentures as long-term in the accompanying balance sheet.

ITEM 3 - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The Company's exposure to market risk from changes in interest rates and equity prices has not changed materially from its exposure at fiscal year-end 1999.

PART II - OTHER INFORMATION

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

(a)    Exhibits

       See Exhibit Index on the page immediately preceding exhibits.

(b)    Reports on Form 8-K

       None.

                             THERMOLASE CORPORATION

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized as of the 10th day of May 2000.


                                    THERMOLASE CORPORATION


                                    /s/ THEO MELAS-KYRIAZI
                                    ---------------------------------------
                                    Theo Melas-Kyriazi
                                    Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                             THERMOLASE CORPORATION

                                  EXHIBIT INDEX

Exhibit
Number       Description of Exhibit
------------ ------------------------------------------------------------------
   27        Financial Data Schedule.